      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 14, 2000

                                                      Registration No. 333-32352
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                 AMENDMENT NO. 3

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                   AFFINITY INTERNATIONAL TRAVEL SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                           --------------------------

            NEVADA                          4724                      86-0885559
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL      (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)    IDENTIFICATION NUMBER)

                      100 SECOND AVENUE SOUTH, SUITE 1100S
                ST. PETERSBURG, FLORIDA 33701-4301 (727) 896-1513
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                             DANIEL G. BRANDANO, JR.
                             CHIEF EXECUTIVE OFFICER
                   AFFINITY INTERNATIONAL TRAVEL SYSTEMS, INC.
                      100 SECOND AVENUE SOUTH, SUITE 1100S
                       ST. PETERSBURG, FLORIDA 33701-4301
                                 (727) 896-1513
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:
                           JOHN G. NOSSIFF, JR., ESQ.
                         BROWN, RUDNICK, FREED & GESMER
                              ONE FINANCIAL CENTER
                           BOSTON, MASSACHUSETTS 02111
                               TEL: (617) 856-8200
                               FAX: (617) 856-8201

                             -----------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

             PROSPECTUS SUBJECT TO COMPLETION, DATED JUNE ___, 2000

                   AFFINITY INTERNATIONAL TRAVEL SYSTEMS, INC.

                        20,353,094 SHARES OF COMMON STOCK

                             -----------------------


      The selling stockholders identified on page 47 of this prospectus may offer, sell or otherwise transfer under this prospectus up to 20,353,094 shares of our common stock, which includes 9,940,000 shares that are being registered for sale upon the private exercise of outstanding warrants. We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.


      Until May 4, 2000, our common stock was quoted on the National Association of Securities Dealers Inc.'s OTC Bulletin Board under the symbol "AFFT." On May 4, 2000, the last quoted sale price of the common stock on the OTC Bulletin Board was $1.65 per share. Since May 5, 2000, our common stock has been quoted in the "pink sheets" on the over-the-counter market under the symbol "AFFT."

                             -----------------------


AN INVESTMENT IN THE COMMON STOCK OFFERED UNDER THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.


                             ----------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------------


                 THE DATE OF THIS PROSPECTUS IS JUNE ___, 2000.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................3
RISK FACTORS...................................................................7
USE OF PROCEEDS...............................................................15
DIVIDEND POLICY...............................................................15
PRICE RANGE OF COMMON STOCK...................................................15
SELECTED CONSOLIDATED FINANCIAL DATA..........................................16
PRO FORMA FINANCIAL DATA......................................................18
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS....................................................................21
BUSINESS......................................................................31
MANAGEMENT....................................................................41
PRINCIPAL AND SELLING STOCKHOLDERS............................................47
DESCRIPTION OF CAPITAL STOCK AND OTHER MATTERS................................53
SHARES ELIGIBLE FOR FUTURE SALE...............................................55
PLAN OF DISTRIBUTION..........................................................56
LEGAL MATTERS.................................................................56
EXPERTS.......................................................................56
WHERE YOU CAN FIND MORE INFORMATION...........................................56
INDEX TO FINANCIAL STATEMENTS................................................F-1

     We maintain world wide web sites at WWW.AFFINITYINTERNATIONAL.COM, WWW.SUNSTYLE.COM, WWW.FARAWAY.COM, WWW.AFFINITYRENTACAR.COM and
WWW.CRUISEAFFINITY.COM. Information contained on our web sites does not constitute part of this prospectus.

                               PROSPECTUS SUMMARY


THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND THE NOTES TO THE FINANCIAL STATEMENTS, BEFORE MAKING AN INVESTMENT DECISION.

                                 ABOUT AFFINITY

     Affinity International Travel Systems, Inc. was incorporated in Nevada in 1977 under the name Medanco, Inc. From 1977 through 1997, Medanco had no revenues and limited operations. In 1997, Medanco changed its name to Pay Dirt, Inc., which had no operations until it completed the acquisition of SunStyle International Holidays, Inc. in July 1998, at which point it changed its name to Affinity International Travel Systems, Inc.

     Since 1998, we have been operating primarily through our wholly-owned subsidiary, SunStyle International Holidays, Inc. Through SunStyle, we are engaged in the business of marketing, selling and distributing a variety of wholesale and retail travel related products and services. Specifically, we market, sell and distribute vacation packages, tours, cruises, domestic and international airline tickets, car rentals and accommodation products and services to travel agencies and consumers. During the fiscal year ended June 30, 1999, we had consolidated revenues of $2.3 million, of which approximately $69,000 were derived from Internet sales. In December 1999 we sold Prestige Travel Services, II, which accounted for approximately 29.0% of our revenues during the six months ended December 31, 1999. During the fiscal year ended June 30, 1999, we incurred net losses of $5.6 million. In order to fund our operations and continue the implementation of our Internet business strategy, we anticipate the need to raise at least $6.0 million in additional capital during the calendar year 2000. We will need to raise a portion of that capital immediately to fund negative cash flow from operations and fund capital expenditures related to the implementation of our Internet business strategy.

     Our wholesale revenue consists principally of the sales activities of SunStyle, which functions primarily as a tour operator. SunStyle contracts with airline, hotel and auto suppliers for wholesale purchases and then sells vacation packages to both travel agents and directly to consumers. In 1998 and 1999, we acquired several retail travel agencies to provide a channel of distribution for wholesale products.

     We also generate revenue from our retail travel services, which consists primarily of commissions earned from travel service suppliers, such as airlines, car rental companies, resorts and hotels, for facilitating travel arrangements for these suppliers' retail customers.

                              OUR BUSINESS STRATEGY

     We have recently shifted the focus of our business strategy from conventional sales of travel services and products to online sales of travel services and products. We plan to offer wholesale and retail vacation packages through our web sites and other linked internet web sites.

     A key component of our Internet business strategy is to focus our resources in two segments: the business to consumer and business to business travel arena. We intend to concentrate our resources on the business to business online travel arena, where our objective is to sell to other travel providers leisure travel products that traditionally have had higher margins than airline ticket sales, including, among others, vacation packages, tours and cruises. We also intend to continue to sell our leisure travel products directly to consumers.

     We intend to fulfill demand for our travel products, in both the business to business and business to consumer online travel arenas, by aggregating our inventory of packaged leisure travel products and using the Internet as the delivery platform. We believe our Internet business strategy is different from current online travel distribution organizations which derive the majority of their revenue from airline tickets sales, the least profitable but highest volume product in the travel services industry.

      In order to implement our business strategies, we have undertaken the following strategic initiatives:

      - DEVELOPMENT AND ACQUISITION OF TECHNOLOGIES. We have developed and acquired technologies and software relating to processing on-line queries, vacation packaging, booking transactions, and making travel reservations, all of which are currently available to travel agents and consumers. Our software systems include TOURSCAPE, TOURWISE, BOOKIT! and AND BOOKIT! PRO. Each of these software systems is designed to assist us in developing and packaging customized travel plans and reservations. We license these non-proprietary technologies and software systems on a non-exclusive basis. Some of our competitors also use these software systems.

      - SPECIALIZED KNOWLEDGE AND EXPERTISE IN DESTINATION MARKETS. We have primarily focused our marketing and selling efforts on the following destinations: Caribbean, Hawaii, Florida and Mexico. We believe our knowledge of these markets provides us with the expertise necessary to provide high-quality service to our clients.

      - STRATEGIC RELATIONSHIPS WITH SUPPLIERS. We have negotiated arrangements with major hotels and resorts, airlines, cruise and auto rental companies, which allow us to offer competitive pricing and give us access to a broader inventory base than suppliers who lack these relationships. We believe that these arrangements give us a competitive advantage over suppliers and other travel agencies who lack these relationships because our experience has shown that travel providers are increasingly utilizing specialized distributors, such as Affinity, as a preferred source of distribution. These arrangements, however, are not exclusive and our competitors may obtain similar arrangements.

     We believe that our current infrastructure should enable us to take advantage of the projected growth in online travel. Forrester Research reports that online travel sales are projected to increase from $2.8 billion in 1999 to $29.5 billion by 2003.

     We plan to implement our Internet business strategy through the development and implementation of our FarAway.com web site, which will utilize our existing hardware and software infrastructure, strategic partnerships and existing vendor contracts. This web site will be designed to attract a base of potential customers in the United States, Europe, Asia and Latin America, and to convert these potential customers into leisure travel buyers. We plan to implement our strategy as follows:

      - SALE OF SPECIALIZED LEISURE TRAVEL PACKAGES. We plan to have specialized vacation package inventory available to consumers, which can be accessed by our web site through the use of our online software and tools that will help facilitate complex and specialized leisure travel purchases. We expect that our established vendor relationships will enable us to provide specialized packages at rates that customers will find attractive.

      - CUSTOMER SERVICE. Our customer service will be available to customers to provide both on and offline assistance to ensure that the customer is receiving the service that a customer would generally receive through the use of an 800 number or a conventional travel agent. We believe that because users of our site will have access to our travel specialists through real time chat, Internet telephony, 800 telephone service, and, in the future, Internet based video communication, customers will begin to feel more comfortable making online travel purchases.

      - STRATEGIC PARTNERSHIPS AND ALLIANCES. In addition to traditional types of online partnerships, such as those for content and advertising, we intend to pursue online strategic partnerships and alliances with other e-commerce companies. These relationships would allow us to create a link from the online vendor's site to our site. The online vendor would receive a commission for any sales generated on our site as a result of the link. We believe that relationships with other e-commerce companies should generate traffic to our web site, increase the number of our customers and generate revenue.

      - STRATEGIC ACQUISITIONS. We plan to seek strategic acquisitions within the leisure travel industry. We believe the leisure travel industry is highly fragmented, and includes numerous small, specialized distributors. We believe growth opportunities are available through acquisitions. We also believe that we will be able to broaden our offering of specialized travel services, increase our level of customer service, and improve our Internet and technology infrastructure through strategic acquisitions.

      - CREATE FARAWAY.COM REFERRAL PROGRAM. We plan to seek referral relationships with other online vendors to increase our online traffic and sales.

      - TARGET EUROPEAN AND LATIN AMERICAN GEOGRAPHIC MARKETS. With the rapid growth in the number of Internet users, especially in Europe and Latin America, we plan to expand our target market beyond the United States, to include more countries in Europe and Latin America. In anticipation of expanding our international operations, we have opened an office in the United Kingdom which is currently being connected to our TOURSCAPE software system located in Florida.

     We anticipate that our online booking engines and our primary web site, WWW.FARAWAY.COM, will be developed and operational within the next three months. We believe that we will need to raise $3 million of additional capital during the next three months to complete the development of our booking engines and our primary web site. We plan to raise this additional capital through additional equity or debt financings.

     Our principal executive offices are located at 100 Second Avenue South, Suite 1100S, St. Petersburg, Florida 33701-4301, and our telephone number is
(727) 896-1513. Our web sites are located at WWW.AFFINITYINTERNATIONAL.COM, WWW.SUNSTYLE.COM, WWW.FARAWAY.COM, WWW.AFFINITYRENTACAR.COM and
WWW.CRUISEAFFINITY.COM.


                                  THE OFFERING

Common stock offered by the selling stockholders....    20,353,094 shares


Use of proceeds ....................................    We will not receive any proceeds
                                                        from the sale of common stock by
                                                        the selling stockholders.

Over-the-Counter Symbol.............................    AFFT

                                      SUMMARY CONSOLIDATED FINANCIAL DATA

Statement of Operations Data:                   Year ended June 30,(1)                         Nine Months ended March 31,(1)
                              ---------------------------------------------------------  ------------------------------------------
                                   1997          1998          1999         1999(3)         1999           2000         2000(3)
                                   ----          ----          ----         -------         ----           ----         --------
                                                                          (Pro Forma)    (Unaudited)    (Unaudited)    (Pro Forma)
Net sales                        $ 665,143   $  1,328,577  $  2,324,943   $  1,698,862   $  1,366,493   $  2,749,729   $  2,159,953

Cost of sales                      541,751        769,667     1,585,807      1,439,686        937,836      1,802,520      1,628,410
                              ------------   ------------  ------------   ------------   ------------   ------------   ------------

         Gross profit              123,392        558,910       739,136        259,176        428,657        947,209        531,543

Operating expenses                 436,981      1,702,818     3,469,797      2,932,374      1,398,111      4,672,180      4,121,926
                              ------------   ------------  ------------   ------------   ------------   ------------   ------------

         Operating loss           (313,589)    (1,143,908)   (2,730,661)    (2,673,198)      (969,454)    (3,724,971)    (3,590,383)

Interest income (expense), net        (785)       (40,721)   (2,872,795)    (2,872,795)      (475,391)      (493,372)      (493,372)
Gain on sale of subsidiary             -              -            -              -              -           75,000            -
Financing charges                      -              -            -              -         (222,000)   (10,431,000)   (10,431,000)
Other income (expense), net         (3,451)        16,128        13,374         13,374          1,984        (68,750)       (68,750)
                              ------------   ------------  ------------   ------------   ------------   ------------   ------------

Net loss                         $(317,825)  $(1,168,501)   $(5,590,082)   $(5,532,619)   $(1,664,861)  $(14,643,093)  $(14,583,505)
                              ============   ===========    ===========    ===========    ===========   ============   ============

Net loss per common share:
  Basic and diluted                  $(.11)        $(.27)         $(.89)         $(.88)         $(.29)        $(1.06)        $(1.16)

Weighted average common shares
outstanding:
  Basic and diluted (3)          2,848,718     4,249,506      6,290,174      6,290,174      5,812,076     13,756,542     12,558,492


                                                                                Nine months ended
Balance Sheet Data:                          Year ended June 30,(1)                March 31,(1)
                                      -------------------------------------- ------------------------
                                            1997         1998          1999        1999        2000
                                      ------------ ------------ ------------ ------------ ------------
Cash and cash equivalents               $326,452      $64,061    $1,119,796     $51,091     $578,131
Working capital                          193,468     (595,550)     (294,631)   (997,287)  (1,587,086)
Total assets                             547,086      395,165     3,664,923   2,464,342    2,609,467
Long-term debt, less current
maturities                                 9,063            -             -           -            -
Capital lease obligation, less
current portion                                -       38,334        22,924      48,919       14,295
Convertible debentures                   150,000            -        25,000           -            -
Total liabilities                        361,933      834,250     1,992,531   1,549,359    2,725,647
Stockholders' equity (deficit)           185,153     (439,085)   (3,940,608) (4,698,017)  (5,729,180)

  FOOTNOTES
  ---------------
  (1) On July 31, 1998, Affinity acquired SunStyle in a transaction accounted for as a purchase of Affinity by SunStyle (a reverse acquisition in which SunStyle is considered the acquirer for accounting purposes). Therefore, the historical financial statements herein are those of SunStyle. See Note 1 to the Consolidated Financial Statements for the three years ended June 30, 1999. In December 1999, we disposed of Prestige Travel Services, Inc. (acquired on January 1, 1999) by selling all of its outstanding common stock to its original stockholders. Prestige accounted for $626,000 and $590,000 of our revenues for the year ended June 30, 1999 and the nine months ended March 31, 2000, respectively. Our revenues in future periods will be substantially less than shown in our Consolidated Financial Statements for the year ended June 30, 1999 and the nine months ended March 31, 2000 if we are unable to replace the revenues we previously received from Prestige's operations.

  (2) The weighted average common shares outstanding for the year ended June 30, 1997, have been adjusted to reflect additional shares issued to the then sole stockholder and a stock split which occurred during the year ended June 30, 1997.

  (3) The unaudited pro forma combined statement of operations for the year ended June 30, 1999 and the nine months ended March 31, 2000 give effect to the sale of the subsidiary, Prestige Travel Services, II by reversing the subsidiary's purchase on January 1, 1999 and eliminating its effects on operations from January 1 to December 31, 1999. (See Pro Forma Financial
  Data).

                                  RISK FACTORS

      YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS BEFORE DECIDING TO INVEST IN THE SHARES OF COMMON STOCK.

WE MADE SALES OF SECURITIES UNDER RULE 504 OF REGULATION D THAT MAY NOT HAVE COMPLIED WITH SUCH RULE AND, AS A RESULT, WE MAY BE SUBJECT TO SUBSTANTIAL LIABILITY. OUR POSSIBLE NON-COMPLIANCE WITH RULE 504 MAY RESTRICT OUR ABILITY TO RAISE CAPITAL. IF WE ARE UNABLE TO RAISE CAPITAL IT IS UNLIKELY THAT WE WILL BE ABLE TO CONTINUE OUR OPERATIONS.

      From July 1998 to January 1999, we sold an aggregate of 6,768,572 shares of common stock in reliance upon the exemption from registration contained in Rule 504 of Regulation D, including shares issued in the acquisition of SunStyle (an acquisition that was treated as a reverse acquisition for accounting purposes). Those sales may have been in violation of Rule 504 of Regulation D. Accordingly, stockholders who purchased shares in those transactions may have rescission rights against us; that is, such persons may have the right to compel us to repurchase the shares for an amount equal in general to the purchase price paid plus interest. If all or a portion of the purchasers of the common stock in those transactions exercise any rescission right they may have, we may be subject to substantial liability, in which case, there would be a severe impact on our financial condition and ability to continue as a going concern. We do not have sufficient cash reserves to repurchase the shares of our common stock that are subject to possible rescission. In addition, our ability to raise additional capital may be severely restricted, as investors may be hesitant to invest in our company because of this potential liability. Our inability to raise capital when needed will have an adverse effect on our ability to continue a going concern.

      Although there is no definitive answer as to whether we violated Rule 504, we have reclassified amounts previously recorded as stockholders' equity to mezzanine capital on our balance sheet. More specifically, the recorded amount of shares subject to rescission is $5,613,000 as of March 31, 2000, excluding related accrued interest of $1,138,000 of which $505,000 has been charged to interest expense during the nine month period ended March 31, 2000. These amounts are shown on our balance sheet under the line item "Common Stock Subject to Rescission."

WE HAVE A HISTORY OF NET LOSSES. IF WE ARE UNABLE TO BECOME PROFITABLE IT IS UNLIKELY THAT WE WILL BE ABLE TO CONTINUE OUR OPERATIONS.

     We have sustained substantial and recurring losses in each of the last three fiscal years ended June 30, 1997, 1998 and 1999 and the nine months ended March 31, 2000. For these periods, we had aggregate net losses of $21,720,000. For the fiscal year ended June 30, 1999, we had a net loss of $5,590,000, and for the nine months ended March 31, 2000, we had a net loss of $14,643,000.

     We expect significant losses and negative cash flow to continue for the foreseeable future. We anticipate our losses will increase significantly from current levels due to start-up expenses and cash requirements to fund our Internet business strategy. If we continue to sustain losses and negative cash flow, it is unlikely that we will be able to continue our operations.

     Our ability to become profitable primarily depends on our ability to develop and implement our Internet business strategy. Specifically, we must convert a large number of customers from traditional shopping methods to online shopping for travel products and services and we must be able to generate substantial sales from these customers on our web site.

WE HAVE BEEN UNABLE TO FUND OUR OPERATIONS WITH INTERNALLY GENERATED FUNDS BECAUSE OUR BUSINESS HAS GENERATED NEGATIVE CASH FLOW. WE WILL NEED TO RAISE ADDITIONAL CAPITAL IMMEDIATELY TO FUND OUR OPERATIONS AND FUND CAPITAL EXPENDITURES RELATED TO THE IMPLEMENTATION OF OUR INTERNET STRATEGY. WE WILL NEED TO RAISE APPROXIMATELY $6.0 MILLION DURING THE CALENDAR YEAR 2000.

     We have and will continue to require substantial capital to fund our business operations. Since our inception, we have experienced and expect to continue to experience for the foreseeable future negative cash flow from operations. For the fiscal year ended June 30, 1999, we used $1,801,000 of cash for our operating and investing activities and for the nine months ended March 31, 2000 we used $3,362,000 of cash for our operating and investing activities.

     As of March 31, 2000, we had a working capital deficit of $1,587,000. From January to March 2000, we raised additional net proceeds aggregating approximately $2,433,000. We used a portion of this additional capital to reduce our working capital deficit and the remainder is being used to fund negative cash flow from operations and capital expenditures related to the implementation of our Internet business strategy. In addition, $400,000 of current liabilities were converted into warrants to purchase shares of our common stock. In May 2000, we raised $350,000 through the issuance of convertible debentures and warrants. For more information regarding our working capital deficiency, please see the liquidity and capital resources discussion contained in our management's discussion and analysis of financial condition and results of operations.

     In order to fund our operations and continue the implementation of our Internet business strategy, we anticipate the need to raise at least $6.0 million in additional capital during the calendar year 2000. We will need to raise a portion of that capital immediately to fund negative cash flow from operations and fund capital expenditures related to the implementation of our Internet business strategy. If we raise additional funds through the issuance of equity or debt securities, those securities may have rights senior to those of our stockholders, and our stockholders may experience substantial additional dilution. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all.

THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

      Our auditor's report indicates that certain factors raise substantial doubt about our ability to continue as a going concern. Our auditors issued a going concern opinion because:

      - we may be subject to substantial liability in connection with sales of our common stock which may have been made in violation of Rule 504 of Regulation D; and

      - our ability to raise additional capital may be severely restricted, as investors may be hesitant to invest in our company because of this potential liability; thus we can provide no assurance that we will be able to generate sufficient funds for our operations during the next twelve months.

      We cannot assure you that we will be able to generate internally or raise sufficient funds to continue our operations, or that our auditor's will not issue another going concern opinion. Our failure to raise sufficient additional funds, either through additional financing or continuing operations, will have a material adverse effect on our business and financial condition and on our ability to continue as a going concern.

      Our consolidated financial statements do not include any adjustments to reflect the possible future affects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from our possible inability to continue our operations.

SINCE WE WERE UNABLE TO BECOME A REPORTING COMPANY UNDER THE EXCHANGE ACT BY MAY 4, 2000, OUR COMMON STOCK WAS REMOVED FROM THE OTC BULLETIN BOARD AND IS NOW QUOTED IN THE "PINK SHEETS" ON THE OVER-THE-COUNTER MARKET. THE REMOVAL OF OUR COMMON STOCK FROM THE OTC BULLETIN BOARD MAY HAVE AN ADVERSE EFFECT ON OUR STOCK PRICE AND ON OUR INVESTORS ABILITY TO TRADE OUR COMMON STOCK AND HAS HAD AN ADVERSE EFFECT ON OUR ABILITY TO RAISE ADDITIONAL CAPITAL.

      On May 4, 2000, our common stock was removed from quotation on the OTC Bulletin Board, an automated quotation system administered by the National Association of Securities Dealers, Inc., because we did not file periodic reports with the SEC under the Exchange Act before the required date. Our common stock is currently quoted in the "pink sheets" on the over-the-counter market. We intend to register our common stock under the Exchange Act and commence filing periodic reports with the SEC upon the effectiveness of the registration statement of which this prospectus is a part. There are no assurances that the SEC will declare our registration statement effective or that our stock will resume quotation on the OTC Bulletin Board. If we are unable to resume quotation on the OTC Bulletin Board, there will be a material adverse effect on the price of and trading market for our common stock and on our ability to raise additional capital.

WE EXPECT THAT A SUBSTANTIAL NUMBER OF OUR SECURITIES WILL BE SOLD IN THE MARKET IN THE NEAR FUTURE. THIS COULD CAUSE OUR STOCK PRICE TO DECLINE SIGNIFICANTLY.


     The market price of our common stock could decline as a result of sales by our existing stockholders of shares of our common stock in the market after this offering or the perception that such sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. As of May 4, 2000, we had approximately 15,550,210 shares of common stock outstanding, which does not include the 9,940,000 shares issuable upon exercise of outstanding warrants which are being registered for sale on the registration statement of which this prospectus is a part.



     Upon the effectiveness of the registration statement of which this prospectus is a part, assuming the prior exercise of the outstanding warrants for which the underlying shares of common stock are being registered for sale hereunder, approximately 24,660,496 shares will be freely tradable without restriction under the Securities Act of 1933, as amended. In addition, subject to certain volume and other limitations, approximately 79,156 shares will be currently eligible for sale under Rule 144, and approximately 750,558 shares will be eligible for public sale without registration at different times during the next twelve months, pursuant to Rule 144.


     In addition, we also have outstanding warrants to purchase 105,817 shares of our common stock, which are not being registered on the registration statement of which this prospectus is a part. The weighted average purchase price of the outstanding warrants to purchase 10,045,817 shares of our common stock is $0.33 per share. Further, up to an additional 500,000 shares of our common stock are issuable upon conversion of outstanding convertible debentures in the principal amount of $350,000.

     We also have outstanding options to purchase 2,165,000 shares of our common stock at a weighted average exercise price of approximately $0.54 per share. Further, shortly after the effectiveness of the registration statement, of which this prospectus is a part, we intend to file a Form S-8 registration statement under the Securities Act registering 4,000,000 shares of common stock issuable under our combination stock option plan, including the 2,165,000 options currently outstanding. The sale of even a small number of the outstanding shares of common stock may have a material adverse effect on the quoted price of our common stock and on our ability to raise capital.

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE OUR NEW INTERNET BUSINESS MODEL IS CURRENTLY IN THE EARLY STAGES OF DEVELOPMENT AND IMPLEMENTATION. IF A MARKET FOR OUR PRODUCTS AND SERVICES DOES NOT DEVELOP, WE MAY BE UNABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS STRATEGY.

      Our market may not develop as anticipated, and we may not successfully execute our Internet business strategy. We have a limited operating history upon which you can evaluate our business. Our new Internet business model is currently in the early stages of development and implementation, including our FarAway.com web site. In 1999, we began transitioning our way of doing business to online sales of travel related products and services. If we are unable to develop and upgrade our web sites, transaction-processing systems, fulfillment infrastructure and inventory management systems, and generate revenues, then our Internet business strategy may fail.

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO FORECAST OUR FUTURE REVENUES. ACCORDINGLY, WE MAY ACHIEVE A LEVEL OF REVENUES THAT IS LOWER THAN WE EXPECT, WHICH WOULD RESULT IN GREATER THAN EXPECTED LOSSES.

     As a result of our limited operating history with our current Internet business model, it is difficult to accurately forecast future revenues. We may be unable to adjust our spending in a timely manner to adjust for any unexpected revenue shortfall. Also, we have limited meaningful historical financial data upon which to base planned operating expenses. We base our current and future expense levels on our operating plans and estimates of future revenue. Revenue and operating results are difficult to forecast because they generally depend on the volume and timing of the orders we receive. As a result, we may be unable to adjust our spending in a timely manner to adjust for any unexpected revenue shortfall, which would result in further substantial losses. We may also be unable to expand our operations in a timely manner to adequately meet customer demand to the extent it exceeds our expectations.

OUR HISTORICAL FINANCIAL RESULTS ARE NOT MEANINGFUL TO AN ANALYSIS OF OUR CURRENT BUSINESS.

     The financial data included in this document covers periods prior to the transition to our current Internet business strategy and is not necessarily meaningful to an analysis of our current and future business operations. For example, Prestige Travel Services II, Inc., a business we acquired in January 1999 and subsequently sold in December 1999, accounted for 21.4% of our total revenue during the nine months ended March 31, 2000. Because we will no longer receive revenues from the Prestige operations, our revenues in future periods will be substantially less than prior periods, unless we are able to replace the lost revenues from the Prestige business with new business.

IF OUR TECHNOLOGY OR THE TECHNOLOGY OF THIRD PARTIES UPON WHICH OUR SYSTEMS RELY EITHER FAIL OR MALFUNCTION, OUR ABILITY TO PROCESS TRANSACTIONS WOULD BE HARMED, WHICH WOULD HAVE A MATERIAL AND ADVERSE AFFECT ON OUR BUSINESS.

     We are currently dependent upon a number of different information and telecommunication technologies which provide us access to information and manage a high volume of inbound and outbound calls. We are also dependent upon certain third party vendors, including central reservation systems (also known as global distribution systems), such as SABRE. Any failure or malfunction of these systems or technologies or restricted access by us would have a material adverse effect on our business, financial condition and results of operations because we would be unable to process transactions.

OUR NEW TECHNOLOGY MAY NOT BE SUCCESSFULLY DEVELOPED, INSTALLED OR IMPLEMENTED WITHOUT DISRUPTING OUR BUSINESS.

     We are currently replacing many of our existing computer systems and web sites with systems designed to operate with our new web site, FarAway.com. There can be no assurance that these new systems will be successfully developed, installed according to the expected time frame or within the anticipated budget, implemented without any disruption to our business or result in the intended operational benefits and cost efficiencies.

IF WE DO NOT RESPOND TO RAPID TECHNOLOGICAL CHANGES, OUR SERVICES COULD BECOME OBSOLETE AND WE COULD LOSE CUSTOMERS.

      To be competitive, we must enhance and improve the functionality and features of our online technology and our web sites. The Internet and the online commerce industry are rapidly changing. If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing web sites, technology and systems may become obsolete. Ongoing development of our web sites and other technology entails significant expense and technical risks. We need to raise additional capital over the next three months in the amount of $3 million to fund the development of our booking engines and our primary web sites. Our failure to raise additional capital may render our services and web sites obsolete.

IF WE FAIL TO COMPETE EFFECTIVELY IN OUR MARKET, WE WILL BE UNABLE TO GENERATE SALES WHICH WILL HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     The travel service industry is extremely competitive and has relatively low barriers to entry. We primarily compete with:

      -     other distributors of travel services;
      -     travel providers;
      -     travel agents;
      -     tour operators; and
      -     central reservation service providers.

     Many of our competitors have greater experience, brand name recognition and/or financial resources than we do. Our major competitors include:
Travelocity, Expedia, Preview Travel, Get There.com and Trip.com, Travel Network, Uniglobe Travel and Lowestfare.com.

     There is the risk that our travel providers may decide to compete more directly with us and restrict the availability of their product offerings/services and/or preferential pricing. In addition, other distributors may have relationships with travel providers that enable them to provide better product offerings or more competitive pricing than that offered by us. Furthermore, some travel agents have a strong presence in their geographic area that may make it difficult for us to attract customers in those areas.

     Competition within the travel service industry is increasing as some of our competitors are expanding their size and financial resources through consolidation. Consolidation among travel suppliers has left the remaining suppliers in a stronger position relative to providers of travel products and services such as Affinity.

     As a result of competitive pressures, we may suffer reduced revenues and operating margins, loss of market share and diminished brand awareness.

OUR FAILURE TO MAINTAIN OUR RELATIONSHIPS WITH TRAVEL SUPPLIERS WOULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

     We are dependent upon travel suppliers for access to their products and services. Our travel suppliers generally can cancel or modify their agreements with us upon no or relatively short notice. In addition, any decline in the quality of travel products and services provided by these suppliers or a perception by travelers of such a decline could adversely affect our reputation. The untimely loss of important supplier contracts or a change in any of our favorable pricing agreements with a supplier would negatively impact the cash flow we receive from our operations.

IF WE ARE UNABLE TO MANAGE ANY FUTURE GROWTH AND THE RELATED EXPANSION IN OUR OPERATIONS EFFECTIVELY, OUR BUSINESS MAY BE HARMED.

     We plan to grow internally and through acquisitions. We also plan to spend significant time, effort and working capital with the objective of expanding our existing businesses and identifying, completing and integrating acquisitions. There can be no assurance that our systems, procedures and controls will be adequate to support any expansion of our operations. Any future growth also will impose significant added responsibilities on members of our senior management, including the need to identify, recruit and integrate new senior level managers and executives. There can be no assurance that such additional management will be identified or retained by us. To the extent that we are unable to manage our growth efficiently and effectively, or are unable to attract and retain qualified management, our business, financial condition and results of operations could be materially adversely affected.

     Factors affecting our ability to grow internally include, but are not limited to:

      -     customer acceptance of our travel services and products;
      -     the ability to expand our customer base;
      -     the ability to expand the travel services offered;
      - continued relationships with certain travel providers and travel agents;
      -     the ability to recruit and retain qualified sales personnel;
      -     the ability to cross-sell services; and
      -     continued access to capital.

THE SUCCESS OF OUR BUSINESS DEPENDS ON THE CONTINUING CONTRIBUTION OF OUR KEY PERSONNEL, INCLUDING MR. DANIEL BRANDANO, OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER, AND OUR OTHER EXECUTIVE OFFICERS, WHOSE KNOWLEDGE OF OUR BUSINESS WOULD BE DIFFICULT TO REPLACE IN THE EVENT WE LOSE THEIR SERVICES.

     Our operations are dependent on the efforts and relationships of Daniel Brandano and the other executive officers as well as the senior management of our organization. We will likely be dependent on the senior management of our organization for the foreseeable future. If any of these individuals becomes unable to continue in their role, our business or prospects could be adversely affected. For example, the loss of Mr. Brandano could inhibit the development and enhancement of our web sites and could damage customer relations and our brand and could restrict our ability to raise additional working capital if and when needed. Although we have entered into an employment agreement with Mr. Brandano, there can be no assurance that he will continue in his present capacity for any particular period of time. Although we do not maintain key man life insurance covering any of our executive officers or other members of senior management, we are currently in the process of securing it for Mr. Brandano.

OUR OPERATING RESULTS MAY FLUCTUATE DUE TO SEASONALITY AND OTHER FACTORS BEYOND OUR CONTROL.

The domestic and international leisure travel industry is seasonal. Our historical results have been subject to quarterly fluctuations caused primarily by the seasonal variations in the travel industry, especially the leisure travel segment. We expect seasonality to continue in the future. Our quarterly results of operations have also fluctuated and may continue to fluctuate because of fare wars by travel providers, extreme weather conditions and other factors beyond our control.

CHANGES IN CONSUMER PREFERENCES OR DISCRETIONARY CONSUMER SPENDING COULD NEGATIVELY IMPACT OUR SALES AND RESULTS OF OPERATIONS.

     Our continued success depends, in part, upon the popularity of our wholesale vacation packages to Hawaii, Mexico, the Caribbean and Florida. For the fiscal year ended June 30, 1999, we derived approximately 80% our revenues from products and services associated with vacations to these destinations. Because vacation packages are a luxury item, a downturn in the overall United States economy or shifts in consumer vacation preferences could materially and adversely affect our business, financial condition and results of operations. Also, our success depends to a significant extent on numerous factors affecting discretionary consumer spending, including economic conditions, disposable consumer income and consumer confidence. Adverse changes in these factors could reduce our sales or impose practical limits on pricing, either of which could have a material adverse effect on our business and results of operations.

FINANCING OF FUTURE ACQUISITIONS WILL DILUTE EXISTING STOCKHOLDER OWNERSHIP.

     We intend to finance future acquisitions by using shares of our common stock or preferred stock for a substantial portion of the consideration to be paid. This reliance upon the use of common stock or preferred stock as consideration will dilute shareholders' interest in Affinity.

WE HAVE NEVER PAID DIVIDENDS AND WE DO NOT EXPECT TO PAY ANY DIVIDENDS IN THE NEAR FUTURE. AN INVESTOR SHOULD NOT RELY ON DIVIDENDS TO BE PAID ON THE COMMON STOCK AS A SOURCE OF INCOME.

     We intend to retain any future earnings in order to finance our planned operations and to implement our business plan. A potential purchaser of the common stock should not rely on dividends from the common stock offered hereby as a possible source of income.

THE MARKET PRICE OF OUR COMMON STOCK FLUCTUATES SUBSTANTIALLY. YOU MAY BE UNABLE TO SELL YOUR COMMON STOCK QUICKLY AT THE CURRENT MARKET PRICE.

     The market price of our common stock has been highly volatile and will likely fluctuate significantly. Attempts to purchase or sell relatively small amounts of our common stock could cause the market price of our common stock to fluctuate significantly. Low trading volume levels may also affect our stockholders' ability to sell shares of our common stock quickly at the current market price. In addition, sales of substantial amounts of our common stock, or the perception that such sales could occur, would adversely affect the prevailing market prices for our common stock.

THE INTERESTS OF OUR CONTROLLING STOCKHOLDER MAY CONFLICT WITH YOUR INTERESTS.

     As of April 25, 2000, Schoemann Venture Capital, LLC, trusts controlled by Mr. Rodney Schoemann and/or his spouse, and trusts formed by Mr. Schoemann, beneficially owned approximately 53.6% of our outstanding common stock, which includes outstanding warrants to purchase 6,450,000 shares of our common stock at a purchase price of $.25 per share. As a result, in practical effect, Schoemann Venture Capital, LLC and the trusts control the election of our board of directors, all matters requiring approval by our stockholders, including approval of significant corporate transactions, and the direction of our business. Schoemann Venture Capital, LLC and the trusts could exercise their voting control in ways that could adversely affect your interests.

PROVISIONS IN OUR ARTICLES OF INCORPORATION COULD PREVENT OR DELAY A CHANGE IN CONTROL OF OUR COMPANY.

     Our articles of incorporation may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable because the board of directors alone may, without further stockholder approval, authorize the issuance of a series of preferred stock that may have more voting power than the common stock. The issuance of this type of preferred stock would give control of the company to the holders of preferred stock. Furthermore, an issuance of this type of preferred stock could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, a majority of our outstanding voting stock. The existence of this type of preferred stock could facilitate the issuance of stock which could discourage or delay a merger or acquisition.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of common stock by the selling stockholders.

                                 DIVIDEND POLICY

      We have never paid any cash dividends on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Our current policy is to retain any earnings to finance our future development and growth. We may reconsider this policy from time to time in light of conditions then existing, including our earnings performance, financial condition and capital requirements. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will depend upon our financial condition, operating results, capital requirements, general business conditions and other factors that our Board of Directors deems relevant.

                           PRICE RANGE OF COMMON STOCK

      Until May 4, 2000, our common stock was quoted on the National Association of Securities Dealer's OTC Bulletin Board under the symbol "AFFT." Since May 5, 2000, our common stock has been quoted in the "pinksheets" on the over-the-counter market. The following table sets forth the range of high and low bid prices as quoted on the OTC Bulletin Board for the period from September 3, 1998, when public trading for our common stock commenced under the symbol "TRIP", through May 4, 2000. The over-the-counter market quotations below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

FISCAL YEAR ENDING JUNE 30, 1999                      HIGH                LOW
                                                      ----                ---
First Quarter....................................     $3.500              $1.250
Second Quarter...................................     $2.250              $0.500
Third Quarter....................................     $4.000              $0.875
Fourth Quarter...................................     $2.000              $0.687

FISCAL YEAR ENDING JUNE 30, 2000
First Quarter....................................     $1.562              $0.300
Second Quarter...................................     $2.490              $0.156
Third Quarter....................................     $7.093              $1.250
Fourth Quarter (through May 4, 2000).............     $2.937              $1.031

      The last reported sale price of our common stock on the OTC Bulletin Board on May 4, 2000 was $1.65 per share.


      For a discussion on shares of our common stock that are or will become eligible for future sale in the public market, which may impact the trading price or trading market for our common stock, please see the discussion contained under the heading "Shares Eligible for Future Sale" beginning on page 55.


      HOLDERS. As of May 4, 2000, there were approximately 125 holders of record of the common stock.

     DIVIDENDS. We have never declared or paid any dividends on our common stock and we do not intend to pay dividends on our common stock in the foreseeable future. We anticipate that we will retain any earnings to finance the growth and development of our business and for general corporate purposes.

                      SELECTED CONSOLIDATED FINANCIAL DATA

        The following table contains certain selected consolidated financial data and it is qualified in its entirety by the more detailed consolidated financial statements and notes included elsewhere in this prospectus. We derived the statement of operations data for the years ended June 30, 1999, 1998 and 1997, and the balance sheet data as of June 30, 1999 and June 30, 1998 from our consolidated financial statements, which statements have been audited by BDO Seidman, LLP, independent accountants, and are included elsewhere in this prospectus. The unaudited financial data as of June 30, 1995 and 1996 and as of March 31, 1999 and 2000 have been prepared on a basis consistent with the audited consolidated financial statements and, in our opinion, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial condition and results of operations for the periods presented. The results for the nine-month period ended March 31, 2000 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2000. You should read this data in conjunction with the consolidated financial statements and related notes thereto and with Management's Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this prospectus.



Statement of Operations Data:                                Year ended June 30,(1)
                                -------------------------------------------------------------------------------
                                  1995(2)       1996        1997          1998            1999        1999(4)
                                -----------  ----------   ---------    -----------    -----------   -----------
                                (Unaudited)  (Unaudited)                                            (Pro Forma)

Net sales                              $-      $69,291     $665,143     $1,328,577     $2,324,943    $1,698,862
Cost of sales                           -       34,722      541,751        769,667      1,585,807     1,439,686
                                ---------    ---------    ---------    -----------    -----------   -----------

         Gross profit                   -       34,569      123,392        558,910        739,136       259,176

Operating expenses                      5       85,999      436,981      1,702,818      3,469,797     2,932,374
                                ---------    ---------    ---------    -----------    -----------   -----------

         Operating loss                (5)     (51,430)    (313,589)    (1,143,908)    (2,730,661)   (2,673,198)

Interest income (expense), net          -          -           (785)       (40,721)    (2,872,795)   (2,872,795)
Gain on sale of subsidiary              -          -           -             -             -              -
Financing charges                       -          -           -             -             -              -
Other income (expense), net             -          -         (3,451)        16,128         13,374        13,374
                                ---------    ---------    ---------    -----------    -----------   -----------

Net loss                              $(5)    $(51,430)   $(317,825)   $(1,168,501)   $(5,590,082)  $(5,532,619)
                                =========     ========    =========    ===========    ===========   ===========
Net loss per common share:
  Basic and diluted                   $(-)       $(.02)       $(.11)         $(.27)         $(.89)        $(.88)

Weighted average common
shares outstanding:
  Basic and diluted(3)          2,800,000    2,800,000    2,848,718      4,249,506      6,290,174     6,290,174


                                                Nine months ended
Statement of Operations Data:                     March 31,(1)
                                   --------------------------------------------
                                      1999            2000            2000(4)
                                   -----------    ------------    -------------
                                   (Unaudited)    (Unaudited)     (Pro Forma)

Net sales                           $1,366,493      $2,749,729      $2,159,953
Cost of sales                          937,836       1,802,520       1,628,410
                                   -----------    ------------    ------------

         Gross profit                  428,657         947,209         531,543

Operating expenses                   1,398,111       4,672,180       4,121,926
                                   -----------    ------------    ------------

         Operating loss               (969,454)     (3,724,971)     (3,590,383)

Interest income (expense), net        (475,391)       (493,372)       (493,372)
Gain on sale of subsidiary                -             75,000            -
Financing charges                     (222,000)    (10,431,000)    (10,431,000)
Other income (expense), net              1,984         (68,750)        (68,750)
                                   -----------    ------------    ------------

Net loss                           $(1,664,861)   $(14,643,093)   $(14,583,505)
                                   ===========    ============    ============
Net loss per common share:
  Basic and diluted                      $(.29)         $(1.06)         $(1.16)

Weighted average common
shares outstanding:
  Basic and diluted(3)               5,812,076      13,756,542      12,758,492


                                                                                                       Nine months ended
Balance Sheet Data:                                       Year ended June 30, (1)                        March 31, (1)
                                        ------------------------------------------------------------ -----------------------
                                         1995(2)       1996       1997         1998         1999        1999       2000
                                        ----------- ----------- ----------- ------------ ----------- ----------- -----------
                                        (Unaudited) (Unaudited)                                      (Unaudited) (Unaudited)
Cash and cash equivalents                   -         $20,913   $326,452      $64,061     $1,119,796   $  51,091  $  578,131
Working capital                             -        (102,054)   193,468     (595,550)      (294,631)   (997,287) (1,587,086)
Total assets                                -          95,472    547,086      395,165      3,664,923   2,464,342   2,609,467
Long-term debt, less current maturities     -               -      9,063            -             -          -           -
Capital lease obligation, less current
portion                                     -               -          -       38,334         22,924      48,919      14,295
Convertible debentures                      -               -    150,000            -         25,000          -           -
Total liabilities                           -         146,602    361,933      834,250      1,992,531   1,549,359   2,725,647
Stockholder's equity (deficit)              -         (51,130)   185,153     (439,085)    (3,940,608) (4,698,017) (5,729,180)

FOOTNOTES
-------------
(1) On July 31, 1998, Affinity acquired SunStyle in a transaction accounted for as a purchase of Affinity by SunStyle (a reverse acquisition in which SunStyle is considered the acquirer for accounting purposes) Therefore, the historical financial statements herein are those of SunStyle. See Note 1 to the Consolidated Financial Statements for the three years ending June 30, 1999. In December 1999, we disposed of Prestige Travel Services, Inc. (acquired on January 1, 1999) by selling all of its outstanding common stock to its original stockholders. Prestige accounted for $626,000 and $590,000 of our revenues for the year ended June 30, 1999 and the nine months ended March 31, 2000, respectively. Our revenues in future periods will be substantially less than shown in our Consolidated Financial Statements for the year ended June 30, 1999 and the nine months ended March 31, 2000 if we are unable to replace the revenues we previously received from Prestige's operations.

(2) SunStyle commenced operations in May 1995 and had no revenues, insignificant operating activity and minimal capitalization for the period from inception to June 30, 1995.

(3) The weighted average common shares outstanding for the years ended June 30, 1995, 1996 and 1997 have been adjusted to reflect additional shares issued to the then sole stockholder and a stock split which occurred during the year ended June 30, 1997.

(4) The unaudited pro forma combined statement of operations for the year ended June 30, 1999 and the nine months ended March 31, 2000 give effect to the sale of the subsidiary, Prestige Travel Services, II by reversing the subsidiary's purchase on January 1, 1999 and eliminating its effects on operations from January 1 to December 31, 1999. (See Pro Forma Financial Data).

                            PRO FORMA FINANCIAL DATA

INTRODUCTION

      The following pro forma financial data are based upon the historical financial statements of Affinity and have been prepared to illustrate the effects of the Prestige Acquisition on such historical financial data.

      The pro forma financial data is provided for comparative purposes only and does not purport to represent the actual financial position or results of operations of Affinity that actually would have been obtained if the Prestige Acquisition had been consummated on the date specified, nor is it necessarily indicative of the results of operations that may be achieved in the future. In fact, on December 31, 1999, we sold all of the outstanding capital stock of Prestige Travel Services II back to the former owners. The unaudited pro forma combined statement of operations for the year ended June 30, 1999 and the nine months ended March 31, 2000 gives effect to the sale of the subsidiary by reversing the subsidiary's purchase on January 1, 1999 and eliminating its effect on operations from January 1, 1999 through December 31, 1999.

      The pro forma financial data are based on certain assumptions and adjustments described in the notes thereto and should be read in conjunction therewith. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, including the notes thereto, appearing elsewhere herein.

              UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1999

                                                                Historical                 Pro Forma
                                                              --------------  --------------------------------------
                                                                                 Disposal
                                                                 Affinity      Adjustments          As Adjusted
                                                              --------------  ----------------    ----------------
Net sales                                                        $2,324,943     $(626,081)(A)        $1,698,862
Cost of sales                                                     1,585,807      (146,121)(B)         1,439,686
                                                              ---------------  ---------------    ----------------

         Gross profit                                               739,136      (479,960)              259,176

Operating expenses                                                3,469,797      (537,423)(C)         2,932,374
                                                              ---------------  ---------------    ----------------

         Operating income (loss)                                 (2,730,661)       57,463            (2,673,198)

Interest expense, net                                            (2,872,795)            -            (2,872,795)
Other income                                                         13,374             -                13,374
                                                              ---------------  ---------------    ----------------
         Net income (loss)                                      $(5,590,082)      $57,463           $(5,532,619)
                                                              ===============  ===============    ================
Net loss per common share:
           Basic and diluted                                          $(.89)                            $  (.88)
Weighted average common shares outstanding:
    Basic and diluted                                             6,290,174             - (D)         6,290,174

(A)   To eliminate the revenues of Prestige.
(B)   To eliminate the cost of sales of Prestige.
(C) To eliminate the selling, general and administrative expenses of Prestige, including the amortization of goodwill from the acquisition.
(D) As of June 30, 1999, the common stock that was returned to Affinity upon the sale of Prestige had not been converted from preferred stock. The preferred stock was considered anti-dilutive as of June 30, 1999.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE NINE MONTHS ENDED MARCH 31, 2000

                                                              Historical                    Pro Forma
                                                            ----------------  --------------------------------------
                                                               Affinity         Disposal
                                                              (Unaudited)      Adjustments            As Adjusted
                                                            ----------------  --------------        ----------------
Net sales                                                      $2,749,729        $(589,776)(A)         $2,159,953
Cost of sales                                                   1,802,520         (174,110)(B)          1,628,410
                                                            ----------------  --------------        ----------------

         Gross profit                                             947,209         (415,666)               531,543

Operating expenses                                              4,672,180         (550,254)(C)          4,121,926
                                                            ----------------  --------------        ----------------

         Operating income (loss)                               (3,724,971)         134,588             (3,590,383)

Interest income, net                                             (493,372)               -               (493,372)
Gain on sale of subsidiary                                         75,000          (75,000)(D)                  -
Financing charges                                             (10,431,000)               -            (10,431,000)
Other expense, net                                                (68,750)               -                (68,750)
                                                            ----------------  --------------        ----------------

         Net loss                                            $(14,643,093)         $59,588           $(14,583,505)
                                                            ================  ==============        ================

Net loss per common share:
    Basic and diluted                                              $(1.06)                                 $(1.16)

Weighted average common shares outstanding:
    Basic and diluted                                          13,756,542         (998,050)(E)         12,758,492

(A)   To eliminate the revenues of Prestige.
(B)   To eliminate the cost of sales of Prestige.
(C) To eliminate the selling, general and administrative expenses of Prestige, including the amortization of goodwill from the acquisition.
(D)   To eliminate the gain on the sale of Prestige.
(E) To eliminate the common stock that was returned to Affinity upon the sale of Prestige.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        ALL STATEMENTS, TREND ANALYSIS AND OTHER INFORMATION CONTAINED IN THE FOLLOWING DISCUSSION RELATIVE TO MARKETS FOR OUR SERVICES AND TRENDS IN REVENUE, GROSS MARGINS AND ANTICIPATED EXPENSE LEVELS, AS WELL AS OTHER STATEMENTS, INCLUDING THE WORDS SUCH AS "MAY," "WILL," "ANTICIPATE," "BELIEVE," "PLAN," "ESTIMATE," EXPECT," AND "INTEND" AND OTHER SIMILAR EXPRESSIONS CONSTITUTE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO BUSINESS AND ECONOMIC RISKS AND UNCERTAINTIES, AND OUR ACTUAL RESULTS OF OPERATIONS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AS WELL AS OTHER RISKS AND UNCERTAINTIES REFERENCED IN THIS PROSPECTUS.


THE NINE MONTHS ENDED MARCH 31, 2000 VERSUS THE NINE MONTHS ENDED MARCH 31, 1999
--------------------------------------------------------------------------------

     The discussion that follows is based on the Consolidated Statement of Operations and compares the results of our operations for the nine months ended March 31, 2000 to our operations for the nine months ended March 31, 1999.

NET LOSS

      During the nine months ended March 31, 2000, we had a net loss of $14,643,000, compared to a $1,665,000 net loss during the comparable prior period.

REVENUES

     Revenues increased $1,383,000 or 101.2% during the nine month period ended March 31, 2000, compared to the same period in the prior year. Of this $1,383,000 increase in revenue, $441,000 is attributable to an increase in revenue related to retail travel business resulting primarily from the acquisition of Prestige Travel Services II, Inc. (Prestige) in January 1999, and $942,000 is related to growth in our wholesale travel package business. Because we sold Prestige in December 1999, we no longer realize revenues from Prestige's operations. During the nine months ended March 31, 2000, Prestige accounted for 21.4% of our total revenue. Accordingly, we expect our future revenues to be lower, unless we are able to replace the lost revenue from the results of our Internet based strategy implementation.

     The domestic and international leisure travel industry is seasonal. We have not experienced significant seasonality because of our continued growth in revenues. However, we expect our future results to be subject to quarterly fluctuations caused primarily by the seasonal variations in the travel industry, especially the leisure travel segment.

     Results of operations may also be subject to fluctuations as a result of a number of other factors including: the timing and cost of acquisitions; changes in the mix of services offered by us as a result of acquisitions; internal growth rates among various travel segments; fare wars by travel providers; changes in relationships with certain travel providers; the timing of the payment of additional revenue when certain volumes are reached by travel providers; extreme weather conditions; and other factors affecting travel.

GROSS PROFIT

     Gross profit for the nine months ended March 31, 2000 increased $519,000 or 121%, compared to the same period in the prior year. The increase in gross profit was primarily attributable to a $364,000 increase in gross profit relating to retail travel business resulting from the acquisition of Prestige, and a $155,000 increase in gross profit resulting from growth in the wholesale travel package business. As a percentage of sales, gross profit was 34.4% during the nine months ended March 31, 2000, compared with 31.4%, during the comparable prior period. The increase in the gross profit percentage was primarily attributable to the increase in retail travel business. Revenues from retail travel sales have almost no direct costs of sales and therefore gross profit on retail sales approximately equals the related revenue. As noted above, since we sold Prestige in December 1999, we will no longer realize revenue or gross profit from Prestige's operations. Accordingly, we expect future gross profit to be lower unless we are able to replace the lost gross profit. Management expects that gross profit on the wholesale travel package business as a percentage of total gross profit will increase as the company establishes itself in the wholesale travel package business. Accordingly, management expects gross profit as a percentage of sales to decrease in the future.

OPERATING EXPENSES

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES - Selling, general and administrative expenses increased $1,175,000 or 190.5% during the nine month period ended March 31, 2000, compared to the prior year. The increase in selling, general and administrative expenses was primarily attributable to the following: a $435,000 increase in costs relating to audit, legal, and other professional fees related primarily to the preparation of our registration statement; $97,000 in costs related to the Prestige operation; and $643,000 in expenses related to investor relations, depreciation and amortization, travel, printing and brochures, computer expense, trade shows, equipment rental, office supplies, telephone, director compensation, and other miscellaneous expenses in support of our expanded operations.

SALARIES AND WAGES - Salaries and wages increased $1,853,000 or 296.8% during the nine month period ended March 31, 2000, compared to the same period in the prior year. Such increase was primarily attributable to a $1,103,000 increase in salaries and wages due to the expansion of personnel in both the retail travel business and the wholesale travel package business, of which $146,000 related to the Prestige operation, and a $750,000 non-cash charge to operations related to stock options granted to an officer with an exercise price below the trading value on the date of grant.

CONSULTING FEES - Consulting fees increased $105,000 or 128.0% during the nine month period ended March 31, 2000, compared to the same period in the prior year. This increase was principally related to consulting fees paid to a significant shareholder for financial advisory services.

RENT - Rent expense increased $139,000 or 187.8% during the nine month period ended March 31, 2000, compared to the same period in the prior year. Such increase was primarily attributable to the expansion of our office space during fiscal 2000.

INTEREST

     Interest expense, net of interest income, increased $18,000 or 3.8% during the nine month period ended March 31, 2000, compared to the same period in the prior year. The increase in net interest expense was not material.

GAIN ON SALE OF SUBSIDIARY

     We recognized a gain of $75,000 on the sale of Prestige back to its original owners on December 29, 1999. There were no sales during the comparable period last year.

FINANCING CHARGES

     Financing charges totaled $10,431,000 during the nine month period ended March 31, 2000, compared to $222,000 the same period in the prior year. The increase in financing charges is attributable to a charge of $9,222,000, relating to the issuance of new common stock warrants and the re-pricing of existing common stock warrants in connection with a financing transaction, and a charge of $1,209,000 related to the issuance of common stock for our failure to meet certain provisions of existing financing agreements and consulting agreement.

PROVISION FOR INCOME TAXES

      There is no provision for income taxes in the nine month periods ended March 31, 2000 and 1999 due to the net operating loss for those periods.

FISCAL 1999 VERSUS FISCAL 1998
--------------------------------------------------------------------------------

     The discussion that follows is based on the Consolidated Statement of Operations and compares the results of the Company's operations for the year ended June 30, 1999 to the Company's operations for the year ended June 30, 1998.

NET LOSS

      During the year ended June 30, 1999, we incurred a net loss of $5,590,000, compared with a net loss of $1,169,000 for the prior year.

REVENUES

     Revenues increased $996,000 or 75% during the year ended June 30, 1999, compared to the prior year. Such increase in revenue was primarily attributable to a $626,000 increase in our retail travel business which resulted from our acquisition of Prestige in January, 1999 and a $315,000 increase in our wholesale travel package business. As we disposed of Prestige in December 1999, we will no longer realize revenues from Prestige's operations. Accordingly, we expect our future revenues to be lower, unless we are unable to replace the lost revenue.

GROSS PROFIT

     Gross profit for the year ended June 30, 1999, increased $180,000, or 32.2%, compared to the prior year. During the year ended June 30, 1999, gross profit, as a percentage of revenue, was 31.8%, compared with 42.1% during the comparable prior period. The decrease in gross profit as a percentage of sales was attributable to greater sales of wholesale travel packages which have lower gross margins than from retail travel sales, partially offset by an increase in retail travel business. Revenues from retail travel sales have almost no direct costs of sales and therefore gross profit on retail sales equals approximately the related revenue. The increase in gross profit was primarily attributable to a $480,000 increase related to the growth in our retail travel business which resulted from our acquisition of

Prestige. This increase was partially offset by a $306,000 decrease in gross profit resulting from the higher costs of travel packages initially purchased during our expansion into the wholesale travel package business. As noted above, since we sold Prestige in December 1999, we will no longer realize revenue or gross profit from Prestige's operations. Accordingly, we expect future gross profit to be lower unless we are able to replace the lost gross profit. Management expects that gross profit on the wholesale travel package business as a percentage of total gross profit will increase as the company establishes itself in the wholesale travel package business. Accordingly, management expects gross profit as a percentage of sales to decrease in the future.

OPERATING EXPENSES

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES - Selling, general and administrative expenses increased slightly during the year ended June 30, 1999, compared to the prior year. Expenses increased $245,000 related to the Prestige operation that was acquired in January 1999, offset by a $245,000 decrease in all other selling, general and administrative expenses.

SALARIES AND WAGES - Salaries and wages increased $742,000 or 178.2% during the year ended June 30, 1999, compared to the prior year. The increase in salaries and wages was primarily attributable to a $292,000 increase related to the Prestige operation that was acquired in January 1999 and a $450,000 increase related to expansion of personnel in both the retail and the wholesale travel package businesses.

CONSULTING FEES - Consulting fees increased $937,000 during the year ended June 30, 1999, compared to the prior year. This increase was principally related to consulting fees paid to a significant shareholder for financial advisory services during fiscal year 1999, which we paid primarily through the issuance of common stock and warrants.

RENT - Rent expense increased $87,000 or 108.1% during the year ended June 30, 1999, compared to the prior year, of which $31,000 related to the Prestige operation that was acquired in January 1999, and the balance of the increase ($56,000) related to the expansion of our office space.

INTEREST

Interest expense, net of interest income, increased $2,832,000 during the year ended June 30, 1999, compared to the prior year. During fiscal 1999, we recorded interest expense totaling $2,222,000 resulting from issuance during the year of certain convertible debentures where the conversion price was below the quoted market price of our stock on the date of issuance. In addition, we recorded interest expense totaling $503,000 during fiscal 1999 as a result of determining that certain issuances of common stock were subject to possible rescission. Interest expense was recorded on the potential rescission amount from the date the stock was issued. (See Notes 6 and 7. "Convertible Debt and Warrants" and "Common Stock subject to Rescission" in the "Notes to the Consolidated Financial Statements" of Affinity International Travel Systems, Inc. and Subsidiaries). There were no comparable costs in the prior year.

PROVISION FOR INCOME TAXES

     There is no provision for income taxes in fiscal 1999 or 1998 due to the net operating loss for those periods (See Note 10 "Income Taxes" in the "Notes to the Consolidated Financial Statements" of Affinity International Travel Systems, Inc. and Subsidiaries).

FISCAL 1998 VERSUS FISCAL 1997
--------------------------------------------------------------------------------

     The discussion that follows is based on the Consolidated Statement of Operations and compares the results of the Company's operations for the year ended June 30, 1998 to our operations for the year ended June 30, 1997.

REVENUES

     Revenues increased $663,000 or 99.7% during the year ended June 30, 1998, compared to the prior year, of which $407,000 related to an increase in revenues from wholesale travel packages and $256,000 related to revenue from the initial year of retail travel sales.

GROSS PROFIT

     Gross profit for the year ended June 30, 1998 increased $435,000, or 353.0%, compared to the prior year, of which $183,000 related to an increase in revenues from wholesale travel packages and $252,000 related to gross profit on retail travel sales. Revenues from retail travel sales have almost no direct costs of sales and therefore gross profit on retail travel sales equals approximately the related revenue.

OPERATING EXPENSES

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES - Selling, general and administrative expenses increased $896,000 or 338.5% during the year ended June 30, 1998, compared to the prior year. This increase was primarily attributable to a $187,000 increase in audit, legal, consulting and director fees, and the balance of the increase relates to various marketing and operating costs that increased as a result of the growth in our business and corporate infrastructure.

SALARIES AND WAGES - Salaries and wages increased $274,000 or 191.6% during the year ended June 30, 1998, compared to the prior year. This increase was due to the expansion of our personnel in both the retail and the wholesale travel package businesses.

CONSULTING FEES - Consulting fees increased $45,000 or 100.0% during the year ended June 30, 1998, compared to the same prior year. There were no comparable expenditures during fiscal 1997.

RENT - Rent expense increased $51,000 or 173.9% during the year ended June 30, 1998, compared to the prior year, principally as result of the expansion of our business during fiscal 1998 compared to the prior year.

INTEREST

     Interest expense, net of interest income, increased $40,000 during the year ended June 30, 1998, compared to the prior year, principally as a result of additional borrowings.

PROVISION FOR INCOME TAXES

     There is no provision for income taxes in fiscal 1998 or 1997 due to the net operating loss for those periods. We elected and filed our corporate tax returns as a Subchapter S Corporation through June 3, 1997. No pro forma income tax computation has been included as we incurred a net loss in fiscal year 1997 and there were no material differences between our book and tax net loss. (See
Note 10 "Income Taxes" in the "Notes to the Consolidated Financial Statements" of Affinity International Travel Systems, Inc. and Subsidiaries).

PRO FORMA FINANCIAL INFORMATION
--------------------------------------------------------------------------------

     We have included pro forma financial information related to our acquisition of Prestige in January 1999 and the subsequent sale of Prestige to its former owners on December 29, 1999.

     Further discussion of the effects of the Prestige acquisition and its pro forma effects on our operations for the years ended June 30, 1998 assuming the acquisition would have occurred on July 1, 1997, as presented in the pro forma financial information, has been excluded. There is only one pro forma adjustment to arrive at combined pro forma financial information which relates to the amortization of acquisition goodwill. Additionally, Affinity, through SunStyle, is predominately a wholesale travel package operation and Prestige was exclusively a retail travel business and all discussion related to the changes in pro forma revenues and expenses would relate to combination of these two lines of business.

     The effects of the Prestige acquisition on our operations for the year ended June 30, 1999 and the nine months ended March 31, 2000, have been discussed in the preceding Management's Discussion and Analysis section, therefore further discussion in this section has been excluded.

LIQUIDITY AND CAPITAL RESOURCES
--------------------------------------------------------------------------------

      From July 1998 to January 1999, we sold an aggregate of 6,768,572 shares of common stock in reliance upon the exemption from registration contained in Rule 504 of Regulation D, including shares issued in the acquisition of SunStyle (an acquisition that was treated as a reverse acquisition for accounting purposes). Those sales may have been in violation of Rule 504 of Regulation D. Accordingly, stockholders who purchased shares in those transactions may have rescission rights against us; that is, such persons may have the right to compel us to repurchase the shares for an amount equal in general to the purchase price paid plus interest. If all or a portion of the purchasers of the common stock in those transactions exercise any rescission right they may have, we may be subject to substantial liability, in which case, there would be a severe impact on our financial condition and ability to continue as a going concern. We do not have sufficient cash reserves to repurchase the shares of our common stock that are subject to possible rescission. In addition, our ability to raise additional capital may be severely restricted, as investors may be hesitant to invest in our company because of this potential liability. Our inability to raise capital when needed will have an adverse effect on our ability to continue a going concern.

      Although there is no definitive answer as to whether we violated Rule 504, we have reclassified amounts previously recorded as stockholders' equity to mezzanine capital on our balance sheet. More specifically, the recorded amount of shares subject to rescission is $5,613,000 as of March 31, 2000, excluding related accrued interest of $1,138,000 of which $505,000 has been charged to interest expense during the nine month period ended March 31, 2000. These amounts are shown on our balance sheet under the line item "Common Stock Subject to Rescission."

     We have no line of credit or loans for working capital and we have relied upon proceeds from the sale of our equity securities or debentures to fund negative cash flow from operations and to fund our capital expenditures related to the implementation of our Internet business strategy.

     We have been unable to fund our operations with the cash generated from our business and currently require substantial capital to fund operations and our Internet business strategy. Since our inception, we have experienced and expect to continue to experience, for the foreseeable future, negative cash flow from operations.

     We have had net losses in each of the three fiscal years ending June 30, 1997, 1998 and 1999 that cumulatively total $7,076,000. For the fiscal year ended June 30, 1999, we had a net loss of $5,590,000, of which $3,970,000 was attributable to non-cash expenses related to the issuance of convertible debt and equity securities at a discount ($2,222,000), compensation for services ($1,115,000) and accrued interest expense related to common stock subject to rescission ($633,000). For the nine months ended March 31, 2000, we had a net loss of $14,643,000, of which $11,181,000 was attributable to non-cash expenses related to the issuance of options to an employee with a below market exercise prices ($750,000) the issuance of new common stock warrants and the repricing of existing warrants ($9,222,000) and the issuance of common stock as a penalty for not having a registration statement declared effective by the SEC by certain dates ($1,209,000).

     We have been experiencing and expect to continue to experience significant negative cash flow. For the year ended June 30, 1999 and the nine months ended March 31, 2000, our operations used $1,515,000 and $2,194,000 in cash, respectively, and our investing activities used $286,000 and $1,169,000 in cash, respectively. The use of cash for investing activities in fiscal 1999 includes the purchase of restricted use certificates of deposit and the purchase of equipment. Cash used for investing activities during the nine months ended March 31, 2000 included the expenditure of $1,112,000 for computer equipment.

     As of March 31, 2000, we had a working capital deficit of $1,587,000, total stockholders' deficit of $5,729,000, a total of 15,550,210 shares outstanding and outstanding warrants and options to purchase 12,175,817 shares of our common stock with an average exercise price of $.37 per share.

      Our auditor's report indicates that certain factors raise substantial doubt about our ability to continue as a going concern. Our auditors issued a going concern opinion because:

- we may be subject to substantial liability in connection with sales of our common stock which may have been made in violation of Rule 504 of Regulation D; and

- our ability to raise additional capital may be severely restricted, as investors may be hesitant to invest in our company because of this potential liability; thus we can provide no assurance that we will be able to generate sufficient funds for our operations during the next twelve months.

      We cannot assure you that we will be able to generate internally or raise sufficient funds to continue our operations, or that our auditor's will not issue another going concern opinion. Our failure to raise sufficient additional funds, either through additional financing or continuing operations, will have a material adverse effect on our business and financial condition and on our ability to continue as a going concern.

      Our consolidated financial statements do not include any adjustments to reflect the possible future affects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from our possible inability to continue our operations.

     During fiscal 1999, our principal source of cash was $2,857,000 provided from net financing activities, including proceeds from the issuance of convertible debentures totaling $2,247,000 and proceeds from the sale of common stock totaling $672,000. Net cash provided from financing activities for the nine months ended March 31, 2000 of $2,821,000 related primarily to proceeds from the issuance of common stock and warrants totaling $2,842,000 and the repayment of short-term debt.

     We expect net losses and negative cash flow to continue for the foreseeable future and anticipate our losses and the use of cash will increase significantly from current levels because we expect to incur significant expenses and capital expenditures related to:

- brand development, advertising, marketing and promotional activities, including product discounts;
-     expansion of our supplier/distributor relationships;
-     expansion of our order fulfillment infrastructure;
- continued development of our web site, transaction-processing systems, fulfillment capabilities and network infrastructure, most of which are capital expenditures;
-     expansion of our product offerings and web site content; and
-     employment of additional personnel as our business expands.

     With our intended significant increase in expenditures on marketing and promotional activities there are no assurances these efforts will be effective in attracting customers to our on-line method of shopping for travel products and services via our web site. In addition, we may be obligated to pay commissions, based on a percentage of revenue, to companies with whom we have online marketing relationships. These costs will increase as our revenues increase. If we do achieve profitability, we cannot be certain that we will be able to sustain or increase profitability on a quarterly or annual basis in the future.

     Our ability to achieve profitability depends on our ability to secure additional financing, to generate and sustain substantially higher revenues with high gross margins and control the growth in operating costs. From January to March 2000, we raised net proceeds totaling $2,433,000 that was used to reduce our working capital deficit and is being used to fund negative cash flow from operations and capital expenditures related to the implementation of our Internet business strategies. In addition, $400,000 of current liabilities were converted into warrants to purchase shares of our common stock. In May 2000, we raised $350,000 through the issuance of convertible debentures with warrants. As of June 1, 2000, we had warrants and options outstanding to purchase 10,045,817 and 2,165,000 shares of our common stock with average per share exercise prices of $.33 and $.54, respectively. If all currently outstanding warrants and options were exercised, we would receive gross proceeds of $4,582,000. However, there can be no assurance the holders of these warrants and options will exercise their right under these financial instruments at such time we are in need of additional capital or before the warrants and options expire. In addition, in the event that the registration statement, of which this prospectus is a part, is not declared effective by the SEC by June 20, 2000, then it is unlikely that we will receive $2,187,500 of proceeds from the exercise of warrants to purchase an aggregate of 8,750,000 shares of common stock, because the shares of common stock underlying those warrants may, in such event, be acquired through a cashless exercise of those warrants.

     The following table sets forth the annual amount of proceeds we could expect to receive in the future if all outstanding warrants and options are exercised just prior to their expiration. In addition, the table sets forth the annual proceeds we could expect to receive in the future if we do not receive $2,187,000 of proceeds from the exercise of outstanding warrants because of the cashless exercise provisions contained in outstanding warrants to purchase 8,750,000 shares.

                                           Total Exercise Price
  Fiscal Year                                Less Options With
ENDED JUNE 30,     TOTAL EXERCISE PRICE      CASHLESS FEATURE
     2003               $1,057,500           $1,057,500
     2004                1,125,000                   -
     2005                1,399,500              337,000
     2010                1,000,000            1,000,000
                        ----------           ----------
     Total              $4,582,000           $2,394,500
                        ==========           ==========

     In order to fund our operations and continue the implementation of our Internet business strategy, we anticipate the need to raise at least $6.0 million in additional capital during the calendar year 2000. We will need to raise a portion of that capital immediately to fund negative cash flow from operations and fund capital expenditures related to the implementation of our Internet business strategy. If we raise additional funds through the issuance of equity or debt securities, those securities may have rights senior to those of our stockholders, and our stockholders will experience substantial additional dilution. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all. Additionally, we cannot be certain that this additional financing will be sufficient to fund the implementation of our Internet business strategy. Our failure to obtain sufficient additional funds, either through additional financing or continuing operations, will have a material adverse effect on our business and financial condition, our ability to implement our Internet business strategies and our ability to continue our operations. Additionally, we cannot be certain that this additional financing will be sufficient to fund the implementation of our Internet business strategy.

     We anticipate incurring capital expenditures of approximately $1.5 million over the next twelve months as follows: approximately $200,000 for the purchase of property and equipment, approximately $800,000 for website development, and approximately $500,000 for software and other capital expenditures.

     We have never paid any cash dividends on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Our current policy is to retain all of our earnings to finance our future development and growth. We may reconsider this policy from time to time in light of conditions then existing, including our earnings performance, financial condition and capital requirements. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will depend upon our financial condition, operating results, capital requirements, general business conditions and other factors that our Board of Directors deems relevant.

OTHER SIGNIFICANT MATTERS

     The travel industry is subject to numerous risks that may also affect our business, financial condition and result of operations. Our results of operations will depend upon factors affecting the vacation industry in general. Our revenues and earnings are especially sensitive to events that affect domestic and international air travel and the level of car rentals and hotel reservations. A number of factors could result in a temporary or long-term overall decline and demand for packaged vacations, including:

-     political instability;
-     armed hostilities;
-     international terrorism;

-     labor disturbances;
- a rise in fuel prices or other travel costs, or a surcharge imposed by a travel provider to offset rising fuel prices;
-     excessive inflation;
-     currency fluctuations;
-     extreme weather conditions; and
-     concerns about passenger safety.

     We believe that price-based competition will continue for the foreseeable future. The continuation of such competition and the occurrence of any of the events mentioned above could have a material adverse effect on our business, financial condition and results of operations. In addition, demand for our products and services may be significantly affected by the general level of economic activity and employment in the United States and key international markets. Therefore, any significant economic down turn or any recession in the United States or these other markets could have a material adverse effect on our business, financial condition in the result operations.

     The impact of the recent increase in fuel prices on the travel business, both directly, in the cost of gasoline, airline tickets, and cruise prices, and indirectly, as it may impact the general public's disposable income and ability to take leisure trip packages, is not determinable at this time. The impact will depend upon the duration and degree of the increases in fuel prices which are uncertain at this time.

     QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are not subject to material market risk exposure due to interest rate risk, foreign currency exchange rate risk, commodity price risk or other relevant market risk.

     FUTURE ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

     Historically, we have not entered into derivatives contract either to hedge existing risks or for speculative purposes. Accordingly, we do not expect adoption of the new standard on July 1, 2000 to affect our financial statements.

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance on accounting for the various types of costs incurred for computer software developed or obtained for internal use. Also in June 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires costs of start-up activities and organizational costs, as defined, to be expensed as incurred. We have elected early adoption of these SOPs, and they did not materially impact our financial statements.



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


                                    BUSINESS


OVERVIEW

     Affinity International Travel Systems, Inc., operating primarily through its wholly-owned subsidiary, SunStyle International Holidays, Inc., is engaged in the business of marketing, selling and distributing a variety of wholesale and retail travel related products and services. Specifically, we market, sell and distribute vacation packages, tours, cruises, domestic and international airline tickets, car rentals and accommodation products and services to travel agencies and consumers. We are currently implementing a business strategy to utilize the Internet as a delivery platform for our inventory of travel related products and services.

     We intend to fulfill demand for our travel products in both the business-to-business and business-to-consumer online travel arenas by aggregating our inventory of packaged leisure travel products and using the Internet as the delivery platform.

     We believe we have developed and acquired the infrastructure necessary to implement our Internet business strategy. Specifically, we have:

-     developed and acquired technologies;
- developed specialized knowledge and experience concerning certain geographic destinations; and
- established relationships with travel suppliers that enable us to offer a large inventory base at competitive prices.

     A key component of our Internet business strategy is to focus our resources in two segments: the business to consumer and business to business travel arena. We intend to concentrate our resources on the business to business online travel arena, where our objective is to sell to other travel providers leisure travel products that traditionally have had higher margins than airline ticket sales, including, among others, vacation packages, tours and cruises. We also intend to continue to sell our leisure travel products directly to consumers.

     With our current infrastructure, we believe we are well-positioned to take advantage of the potential growth in the domestic and international travel industries and in online travel. Our strategy is to focus on the sale and distribution of travel products, such as vacation packages, tours and cruises, which traditionally have had higher margins than airline ticket sales.

     Our Internet business strategy is centered on the development and implementation of our FarAway.com web site. This site, currently in development, will be designed to attract a loyal customer base in the United States, Europe, Asia and Latin America, and to convert these potential customers into leisure travel buyers. We anticipate that our online booking engines and our primary web site, WWW.FARAWAY.COM, will be developed and operational within the next three months. We believe that we will need to raise $3 million of additional capital during the next three months to complete the development of our booking engines and our primary web site. We plan to raise this additional capital through additional equity or debt financings.

HISTORY AND BACKGROUND

     Affinity International Travel Systems, Inc. was incorporated in Nevada in 1977 under the name Medanco, Inc. From 1977 through 1997, Medanco had no revenues and limited operations. In 1997, Medanco changed its name to Pay Dirt, Inc., which had no operations until it completed the acquisition



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


of SunStyle International Holidays, Inc. in July 1998, at which point it changed its name to Affinity International Travel Systems, Inc. Since 1998, we have been primarily engaged in marketing and selling travel products to travel agents and consumers.

     Our wholesale revenue consists principally of the sales activities of SunStyle, which functions primarily as a tour operator. SunStyle contracts with airline, hotel and auto suppliers for net contracts and then sells vacation packages to both travel agents and directly to consumers. In 1998 and 1999, we acquired several retail travel agencies to provide a channel of distribution for wholesale products. Prestige Travel Services II, Inc. was the largest of these agencies. In December 1999, we abandoned our agency distribution strategy and sold Prestige back to its original owners. Prestige accounted for approximately 27.0% of our revenues during fiscal 1999.

     We also generate revenue from our retail travel services, which consists primarily of commissions earned from travel service suppliers, such as airlines, car rental companies, resorts and hotels, for facilitating travel arrangements for these suppliers' retail customers.

RECENT ACQUISITIONS

     In July 1998, we acquired all of the outstanding common stock of SunStyle International Holidays, Inc. in exchange for 4,902,894 shares of our common stock. SunStyle is now a wholly-owned subsidiary through which we conduct our primary business operations. SunStyle is a wholesale tour operator focused on travel to Hawaii, Florida, Mexico, and the Caribbean. SunStyle vacation packages include accommodations, airfare, rental cars, and other services such as theme park vouchers. SunStyle also provides air transportation through contracts with major airlines such as Northwest Airlines, TWA, and Hawaiian Air Lines and Air Jamaica and is an official wholesaler for Walt Disney World Attractions and official tour operator for Universal Studios Escape Vacation Packages.

     On January 1, 1999, we acquired all of the outstanding common stock of Prestige Travel Services II, Inc. for $1,600,000, which we paid for through the issuance of 800,000 shares of Series A Convertible Preferred Stock. The shares of preferred stock were subsequently converted into 1,497,076 shares of common stock in accordance with the terms of the preferred stock. Prestige is a retail travel agency headquartered in Tampa, Florida. Prestige caters mainly to the leisure segment of the travel industry. Prestige also operated branch locations in Ft. Lauderdale and Holiday, Florida. In December 1999, we sold Prestige to its original owners for a sale price of $75,000 in cash and the surrender of 1,497,076 shares of our common stock. Prestige accounted for approximately 21.4% of our total revenues for the nine months ended March 31, 2000.

     On February 8, 1999, we acquired the assets and operations of Design-A-Tour, Inc. in exchange for 36,320 shares of our common stock valued at approximately $2.07 per share, or an aggregate purchase price of approximately $75,000. Design-A-Tour, established in 1988, specializes in tour programs to Costa Rica, Belize, Guatemala, Brazil, Argentina, Chile, and Peru. Design-A-Tour currently operates as a division of SunStyle and operates tour programs to Aruba, Bonaire, Curacao and Margarita Island and has wholesale air contracts with Aerolinas Argentinas, TransBrazil, Varig, Aero Peru, Groupo Taca (Taca Airlines, Aviateca, COPA, Lacasa, NICA), Serviventsa, and ALM.

     In July 1999, we acquired the assets and operations of Integrity Credit Services (d/b/a Intrepid Travel and Goldmark Travel). Intrepid is a retail travel agency that services clients in the Tampa Bay metropolitan area. On January 7, 2000, we sold certain assets and the operations of Goldmark Travel to Skelton's Dolphin Travel, located in St. Petersburg, Florida, for $30,000 in cash.


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INDUSTRY BACKGROUND

     GROWTH OF THE INTERNET

     Because of the inherent limitations of traditional retail channels of distribution, the Internet is dramatically affecting the way consumers and businesses are buying and selling products and services. According to Jupiter Communications, individual Internet users in the U.S. in 1999 will top the 100 million mark and continue to grow steadily to 157 million users in over 67 million households by 2003. A recent Forrester Research study stated that online travel sales are expected to eclipse those of every other e-commerce category. In addition, online use in Europe and Latin America is poised for explosive growth.

     In Europe, the number of Internet users is predicted to grow from 38 million to 150 million by 2003, with online sales to consumers expected to grow from $5.4 billion in 1999 to more than $115 billion in 2003. In Latin America, the number of Internet users in the region is expected to grow from 4.8 million in 1998 to 7.5 million this year and 19 million by 2003, according to International Data Corporation. During this time, Latin American e-commerce sales are expected to soar from a mere $167 million in 1998 to $8 billion within five years.

     GROWTH OF ELECTRONIC COMMERCE IN ONLINE TRAVEL

     To date, the travel industry has been very successful in taking advantage of the e-commerce trends, particularly in the United States. According to Forrester Research, during 1999, online travel sales were the single highest grossing product sold on the Web. Internet analysts at Forrester Research expect the U.S. online travel marketplace to increase from the current $2.8 billion to $29.5 billion within the next four years. Similarly, online travel research firm PhoCusWright expects the online travel market in the U.S. to reach $20 billion by as early as 2001. Industry analysts see similar online travel growth trends in both the European and Latin American markets. Specific projections for the Latin American market have yet to be released. However, by 2002, Data Monitor predicts the sale of online travel products in Europe will reach $1.7 billion, an increase from $7.7 million in 1997.

     CURRENT RESULTS OF ELECTRONIC COMMERCE IN ONLINE TRAVEL

     According to the 1999 Online Travel Report, the top four online travel sites are currently generating about $12 to 16 million each in weekly sales. Despite these impressive sales figures, however, all of these sites are losing money. We believe the lack of profit can be attributed primarily to the reliance of each site on airline ticket sales to generate revenue. Most major airlines have capped the commissions they pay online travel agencies at 5 percent, or $10 maximum per ticket. According to the online agencies, the cost associated with selling the average airline ticket is $21. Additionally, a typical non-productive session on an online travel site, where a consumer makes fare inquiries without purchasing any of them online, costs the agency about $4 in fees it pays to the airline-owned computer reservation services. Thus, online agencies lose money on virtually all airline-ticket purchases or queries. We believe that because airline ticket purchases make up approximately 80% of online travel transactions, online agencies that continue to operate under their current business models will have a difficult time generating a profit in today's marketplace. These limitations of traditional online travel agencies create a significant opportunity for a company like ours that can combine our existing infrastructure with the Internet.



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



OUR INTERNET BUSINESS STRATEGY

     We believe that in order to become profitable we must begin selling travel products such as vacation packages, tours and cruises, which traditionally have had higher margin than airline ticket sales. Our Internet business strategy, which is centered on the development of our FarAway.com web site and is focused on the online sale of specialized vacation and tour packages, is designed to sell such traditionally higher margin products.
Specifically, our strategy is designed to:

- Attract and acquire a substantial base of travel customers in the U.S., Europe and Latin America, by developing a compelling and functional web presence, launching the appropriate marketing and strategic partnership initiatives and offering the necessary customer service mechanisms; and

- Convert customers into leisure travel buyers by offering attractive prices on personalized vacation packages, tours and cruises utilizing our TOURSCAPE operating system.

     To achieve the goals of our business strategy, however, we need to successfully develop our web site, FarAway.com, into a full-service web site that will use our existing hardware and software infrastructure, as well as our strategic partnerships and existing vendor contracts.

OUR INFRASTRUCTURE

     We believe we are acquiring and developing the infrastructure necessary to effectively carry out our Internet business strategy. This infrastructure is comprised of our network architecture, Internet-enabled software engines, back-end operations and strategic and contract-based relationships.

     NETWORK ARCHITECTURE. We are developing and implementing a network architecture designed to support our Internet and enterprise-based activities. This architecture takes advantage of, and builds upon, our existing technologies. Our systems are being designed and developed by a series of vendors, including: Quest Technologies, Inc, Datalex, Convergent Technologies, SABRE and Logibro, and with our internal technology staff. We believe that our systems will be capable of supporting all of our internal operations and Internet-related initiatives, including:

- A hosting environment for our web site, FarAway.com, and any other of our web properties;
-     A processing capability for online users' query and booking transactions;
- A platform for multimedia intensive technologies, such as live agent video-conferencing, voice-over-IP (Internet telephony) and video streaming;
- An ability to provide on and off-site agents with the tools and resources necessary to deliver superior customer service; and
- A means to support expansion that meets growing corporate needs and consumer demands.

     INTERNET-ENABLED SOFTWARESYSTEMS. We have made significant investments in the software infrastructure that will be integrated into the FarAway.com web site. Our software systems include the following:

-        TOURSCAPE: TOURSCAPE is a tour/wholesale reservation software system.
         TOURSCAPE, developed by THE SABRE GROUP, improves productivity, efficiency, record keeping and business tracking,


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



         as well as reducing operator training and booking time. It also supports multiple product lines, unlimited packaging capabilities, numerous pricing and costing methods and various commission levels.

- TOURPATH: TOURPATH is a system interface that delivers single-source connectivity to land and air reservation information. Additionally, it delivers the ability to interface with multiple airline reservation systems. These software applications are currently in full use by our reservations agents in their day-to-day operations.

- BOOKIT!: BOOKIT! is an online booking engine that allows users to book air, car and hotel reservations using inventory managed by a computer reservation system.

- BOOKIT! PRO: BOOKIT! PRO provides outside agents affiliated with us access to our in-house reservation system so that they may process their own bookings from any remote location through the Internet.

     We license each of these software systems on a non-exclusive basis. These software systems are not proprietary to us and some of our competitors also use these systems.

     INTERNAL OPERATIONS. Despite the automation of the real-time booking processes, travel reservations still require some human interaction for completion. At a minimum, this involves physically handling and mailing paper airline tickets to customers, where applicable, and manually reviewing tour package transactions for accuracy and completeness. Under our Internet business strategy, we plan to provide live agent customer support to those customers requiring it. Because of our expertise as a wholesale distributor as well as a telephone-based travel operator, we believe we are well-positioned to expand these operational capabilities to our Internet activities.

     CONTRACTUAL RELATIONSHIPS. The leisure tours and packages we currently market, which are a critical component to the overall success of our Internet initiatives, are the result of contracts we have secured with travel industry vendors. As a travel wholesaler, we believe we have a competitive advantage over suppliers and other online travel agencies that lack such relationships. These contractual relationships, along with the other relationships we have created with others in the Internet and travel industries help lay the foundation for our Internet initiatives. These contracts can be canceled or modified by the supplier upon no or relatively short notice.

OUR MARKETING STRATEGY

     We are employing the following marketing strategies:

     FOCUSING ON THE SALE OF SPECIALIZED LEISURE TRAVEL PACKAGES. As noted by industry analysts from Jupiter Communications and Forrester Research, it is imperative that online travel agencies begin selling products that traditionally have had higher margins than airline ticket sales, such as vacation packages, tours and cruises in order to generate profitable operations. We believe that, in order to be profitable, online agencies, must:

-        have specialized vacation package inventory available to consumers;
- utilize online tools that help facilitate complex leisure travel purchases; and
- provide the customer service, both online and off, that is necessary to make the customer feel comfortable booking these types of transactions online.



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




     We believe we are well positioned to compete in the online travel business for the following reasons:

- Our TOURSCAPE booking technology will provide consumers with a user-friendly mechanism for booking complex and specialized travel packages. We expect to have this technology operational for online travel around August 1, 2000.

- Our existing base of travel specialists can provide the requisite e-travel personal assistance through real-time chat, Internet telephony, 800 telephone service, and, in the near future, Internet-based video communication.

- Finally, because of our status as a travel wholesaler and distributor, with established travel vendor relationships, we expect that FarAway.com will offer a wide variety of specialized packages at rates that travel consumers will find attractive. We expect that our Faraway.com web site will be operational by August 1, 2000.

     COMBAT THE TRADITIONALLY HIGH "LOOK-TO-BOOK" RATIO. According to research from PhoCusWright, approximately 57 percent of online travel visitors have looked, but not booked, online. Of those, approximately 70 percent have bought their tickets through an 800 number or conventional travel agent after researching online. Therefore, as a means of capturing maximum revenue, FarAway.com customers will be encouraged to utilize the services of our travel agent staff through live chat, Internet call button, or an 800 number if, for some reason, they are not inclined to purchase online. To further combat this trend, personalization technology, which will store a customer's travel preferences, will be implemented into the FarAway.com site. By combining our agent-based customer service and personalization technology, we believe FarAway.com will be positioned to improve on the industry's current "look-to-book" ratio.

     FOSTER STRATEGIC PARTNERSHIPS AND PRIVATE LABEL PROGRAMS. We believe that one of the most important aspects of developing a successful online travel web site is the process of creating and managing the requisite strategic partnerships and alliances. Strategic partnerships with web portals, e-commerce companies and content providers have the potential to generate revenue from transactions and advertisements, and also places the brand in front of Internet users.
      We intend to pursue these types of strategic online partnerships as a means to generate traffic, customer acquisition and revenue. We intend to enter into private label agreements to provide fulfillment on all travel purchased on several heavily trafficked e-commerce web sites. To date we have established two strategic partnerships with e-commerce companies.

     In a less conventional effort, we also plan to work with large corporations to establish programs that provide incentives for the corporation's employees to book travel through the FarAway.com Web site or through our network of travel agents. Employees of each corporation will be issued a member ID number that, when entered from the FarAway.com home page, will take them to a customized page within FarAway.com offering special travel discounts and incentives. This customized home page may alternatively be accessed directly from the employer's corporate intranet. Corporate members will also have full access to our travel specialists through special 800 numbers, where the same discounts and incentives will be available. A goal of this effort is to utilize the corporate communication infrastructure to promote and market these programs, which are, in effect, employee benefits programs. To date, we negotiated one of these programs. We are currently implementing this program.

     ESTABLISH A FARAWAY.COM AFFILIATE PROGRAM. Thousands of Web sites are currently utilizing the affiliate (also known as associate or referral) programs of online vendors such as CDNOW, Amazon.com, BarnesandNoble.com, LendingTree.com, FogDog.com and CarPrices.com, to offer their visitors the opportunity to buy everything from books to sporting goods to cars. These programs allow




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





any web site owner to create banner links that transport visitors to the affiliated e-commerce web site in the hope they will make a purchase, thereby entitling the web site owner to a commission.

     By establishing and promoting a FarAway.com affiliate program, we believe we will create an opportunity to sell travel products in appropriate contextual settings on complementary web sites. We are currently identifying e-commerce companies to establish our affiliate program.

     TARGET UNTAPPED INTERNATIONAL MARKETS. We believe online travel agencies have, up to now, virtually ignored the non-U.S. travel market. Recognizing the opportunities presented by rapid growth in use of the Internet abroad, we have formed Affinity International Travel Systems, Ltd., a wholly-owned subsidiary located in London, England, in an effort to expand our target market. We believe the European market is a potentially large source of business for the U.S. vacation accommodation product and that our presence in the market provides a base for potential expansion and a hub for customer service in the European online and offline market. We expect our United Kingdom office will become fully functional once it is linked to the TOURSCAPE software system, which is expected to occur by September 1, 2000.

COMPETITION

     Our competitors in the online travel industry include travel suppliers and travel agencies. Each of these types of competitors and factors upon which we compete are described below. Many of our competitors have greater experience, brand name recognition and/or financial resources than we do. We may be unable to compete successfully and our failure to compete successfully may have a material adverse effect on our business, financial condition and results of operation.

     SUPPLIERS. Suppliers primarily encompass airlines, hotels, car rental agencies and some cruise lines. Among the suppliers, airlines are expanding their Internet presence the most. This includes not only enhancing their web sites and adding the Internet as a significant distribution channel to consumers, but also expanding their marketing efforts and forming new strategic alliances with other key online players.

     Advantages of suppliers over their agency counterparts include, among others:

-        Well-established brands and consumer confidence in those brands;
-        Customer loyalty;
-        Existing operational infrastructure and fulfillment capabilities;
-        Access to additional inventories and pricing incentives;
-        Other incentives such as frequent flyer miles programs; and
- Availability of extensive financial resources to invest in Internet initiatives.

     TRAVEL AGENCIES. Travel agencies with an online presence are comprised of both the online companies and established brick-and-mortar operations. According to studies of online travel, such as the Jupiter Analyst Report, some of the leaders in online travel include, among others:

-        Travelocity
-        Expedia
-        Preview Travel
-        GetThere.com
-        Trip.com
-        Travel Network
-        Uniglobe Travel
-        Lowestfare.com



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     All of the leaders mentioned above offer price and availability search capabilities for air, hotel and car rental and allow the user to book directly online without human intervention. Most of the agencies also offer special deals and discounted offerings. Some provide destination content. One of the areas some agencies are endeavoring to enhance is their offering of tour packages and cruises.

INTELLECTUAL PROPERTY

     We regard the protection of our intellectual property as important to our future success and rely on a combination of copyright, trademark, service mark and trade secret laws, license agreements and contractual restrictions to establish and protect intellectual property rights in our web site architecture and technology, products, content and services. We plan to enter into confidentiality and invention assignment agreements with our employees and contractors in order to limit disclosure of our confidential information and to protect our ownership interest in our web site architecture and technology. We cannot assure you that these contractual arrangements or the other steps taken by us to protect our intellectual property will prove sufficient to prevent misappropriation of our technology or deter independent third-party development of similar technologies.

     We have filed an application to register our trademark for Faraway.com. There are a number of other trademarks and domain names that may be similar to ours. An infringement action could be brought against us at any time by the holders of these marks. There is a substantial risk that the owner of other marks would overcome any defenses that we could raise. If the owner of such marks were to prevail in such an action, we could lose the ability to use the Faraway.com name and domain name and could be subject to substantial damages. Such adverse outcomes could adversely affect our business. If we are required to change our domain name, we could lose customers and brand equity which would have a material adverse effect on our business and financial condition. Although we may attempt to acquire or license the right to use potentially relevant third-party trademarks and domain names, we may not be successful.

     We have licensed in the past, and expect that we may license in the future, certain of our intellectual property rights, such as trademarks or copyrighted material, to third parties. While we attempt to ensure that the quality of the our brand is maintained by such licensees, we cannot assure you that such licensees will not take actions that might materially adversely affect the value of our intellectual property rights or reputation, which could harm our business.

REGULATORY ENVIRONMENT

REGULATION OF THE TRAVEL INDUSTRY

     Many travel suppliers, particularly airlines, are subject to extensive regulation by federal, state and foreign governments. In addition, the travel services industry is subject to certain special taxes by federal, state, local and foreign governments, including hotel bed taxes, car rental taxes, airline excise taxes and airport taxes and fees. New or different regulatory schemes and changes in tax policy could have an adverse impact on the travel service industry in general and could have a material adverse affect on our business, financial condition, and results of operations. Changes in tax policy for online purchases, including travel purchases, could also have a material adverse affect on our business, financial condition and results of operations.



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REGULATION OF THE INTERNET

     At the present time the amount of state and federal governmental regulation applicable to the Internet is relatively small when compared to other areas of communication and commerce. As the size, use and popularity of the Internet increases, it is possible that laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, taxation, content, copyrights, distribution, antitrust and quality of products and services. Additionally, the rapid growth of electronic commerce may trigger the development of tougher consumer protection laws. The adoption of such laws or regulations could reduce the rate of growth of the Internet and could make it more difficult and expensive for us to carry on our planned business activities.

     Due to the increasing use of the Internet and the burden it has placed on the current telecommunications infrastructure, telephone carriers have requested the Federal Communications Commission, the FCC, to regulate Internet service providers and online service providers and impose access fees on those providers. If the FCC imposes access fees, the costs of using the Internet could increase dramatically. These regulations, if promulgated, could result in the reduced use of the Internet as a medium for commerce, which could have a material adverse effect on our business, financial condition and results of operations.

REGULATION CONCERNING PRIVACY

     Specific laws and regulations concerning the use of the Internet have been enacted. In particular, as directed by Congress in the Children's Online Privacy Protection Act, also known as COPPA, the Federal Trade Commission recently adopted regulations, effective April 21, 2000, prohibiting unfair and deceptive acts and practices in connection with the collection and use of personal information obtained from children under 13 years old on the Internet. Because our web site is not directed at children and we do not anticipate its widespread use by children, COPPA and the FTC's regulations should not have a significant effect upon our business.

     The European Union has adopted a directive that imposes restrictions on the collection and use of personal data. Under the directive, EU citizens are guaranteed rights to access their data, rights to know where the data originated, rights to have inaccurate data rectified, rights to recourse in the event of unlawful processing and rights to withhold permission to use their data for direct marketing. The directive could, among other things, adversely affect U.S. companies that collect information over the Internet from individuals in EU member countries, and may impose restrictions that are more stringent than current Internet privacy standards in the United States. We may ultimately engage in data collection from users in EU member countries. If we do, we would be subject to the EU directive.

     While we expect to have a privacy policy designed to ensure the protection of the privacy of our users, there can be no assurance that these programs will conform with any regulations which have been adopted by the FTC or the European Union directive.

     It is also possible that cookies, or information keyed to a specific server, file pathway or directory location that is stored on a user's hard drive, which are used to track demographic information and to target advertising, may become subject to laws limiting or prohibiting their use. Limitations on or elimination of our use of cookies could limit the effectiveness of our ability to market to certain users, which could have a material adverse effect on our business, results of operations and financial condition.

     We intend to take the necessary measures to ensure that our web site complies with industry standards relating to user privacy.



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EMPLOYEES

     As of March 7, 2000, we had 42 full-time employees, including 20 in the reservation and customer service departments, and 22 serving in operations, sales and marketing, information systems, management, accounting and administration. Our employees are not represented by a union, and we believe our employee relations are good.

FACILITIES

     Our headquarters are located in City Center, St. Petersburg, Florida, where we lease an office with approximately 10,815 square feet of space. This lease expires in June 2004. We have also entered into a sublease agreement with an adjacent tenant for an additional 5,683 square feet of office space to accommodate our Internet expansion strategy.

     Our Design-A-Tour division leases office space in Atlanta, Georgia, and our Intrepid Travel division leases office space in a suburban office complex located in Seminole, Florida. We believe that our facilities are adequate to meet our current requirements and that suitable additional or substitute space will be available as needed.

LEGAL PROCEEDINGS

     As of the date of this prospectus, we are not party to any material proceedings.

                                   MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information about our executive officers and directors.

NAME                    AGE      POSITION
Daniel G. Brandano      50       President, Chief Executive Officer and Director
Joan C. Brandano        49       Secretary and Director
John E. Vahl            64       Vice President and Director
Gerard J. LaMontagne    52       Vice President - Finance and Controller

DANIEL G. BRANDANO has served as our President, Chief Executive Officer and Chairman of the Board since August 1998. Prior to joining us, Mr. Brandano served as a consultant to HARS Systems, Inc. d/b/a VIP Reservations, a Canadian hotel reservation-processing firm, from May 1994 to May 1995. Mr. Brandano founded SunStyle International Holidays, Inc., a wholly-owned subsidiary of Affinity, and has served as chief executive officer and director of SunStyle International Holidays from May 1995 through July 1998. Mr. Brandano is married to Joan Brandano, our secretary and a director.

JOAN C. BRANDANO has served as our Secretary and a Director since August 1998. Prior to joining us, Ms. Brandano served as vice president of SunStyle International Holidays from May 1995 to May 1998. Prior thereto, she served as a senior manager at USA Rent-A-Car and as a customer service manager for Crew Gear, a large wholesale supplier of airline crew equipment and supplies. Ms. Brandano is married to Daniel G. Brandano, our president and chief executive officer and a director

JOHN E. VAHL has been a Director of Affinity since August 1998. Prior to joining us, Mr. Vahl served as a director of SunStyle International Holidays, Inc. from August 1996 through July 1998. Mr. Vahl served as president of Payless Rent-A-Car System, an international rental car-franchising firm, from June 1990 to April 1991. Mr. Vahl has extensive international business experience with particular emphasis in the emerging Asian markets. From April 1993 to the present, he has been serving as a liaison between Rover Motor Cars, a major European automobile manufacturer and representatives of Beijing Lu Hua Auto Sales Company, a Rover Distributor.

GERARD J. LAMONTAGNE has served as our Vice President - Finance and Controller since May 2000 and served as our Chief Financial Officer from October 1998 to April 2000. Prior to joining us, he served as vice president and chief financial officer of Goddard Medical Associates, a multi-specialty health care provider, in southeastern Massachusetts from February 1984 to September 1998. Mr. LaMontagne is a certified public accountant.

ELECTION OF OFFICERS AND DIRECTORS

     Our Board of Directors currently consists of three members. Each director is serving as a director until the next annual meeting of stockholders and until his successor is elected and qualified or until his earlier resignation or removal. Each of our executive officers has been chosen for a term which continues until the meeting of the Board of Directors which follows the next annual meeting of stockholders and until his successor is chosen and qualified.

COMMITTEES OF THE BOARD OF DIRECTORS

     We currently do not have any committees of the Board of Directors.

DIRECTOR COMPENSATION

     In December 1999, we granted each of our three directors options to purchase 50,000 shares of our common stock at an exercise price of $1.00 per share as compensation for services provided and to be provided from May 1999 through July 2000. The exercise price of these options on the date of grant was greater than the last sale price of our common stock as quoted on the OTC Bulletin Board. All of the options granted are immediately exercisable and expire three years from the date of grant. Our directors do not receive any monetary compensation for acting as a director of Affinity.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     We do not have a formal compensation committee. Executive compensation matters are determined by the Board of Directors as a group. Mr. Brandano, our President and Chief Executive Officer, does not, however, participate in discussions concerning his compensation.

EXECUTIVE COMPENSATION

        The following summary compensation table sets forth certain information concerning the compensation awarded to, earned by or paid to our Chief Executive Officer and each of our other executive officers whose total annual salary and bonuses exceeded $100,000 for all services rendered in all capacities to us for each of our last three fiscal years. The officers listed in the table below are sometimes referred to as the named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                         Long Term
                                                                       Compensation
                                          Annual Compensation             Awards
                                     ------------------------------    -----------
                               Fiscal                      Other       Securities
          Name and             Year                        Annual      Underlying     All Other
          Principal            Ended  Salary    Bonus   Compensation    Options      Compensation
          Position             6/30    ($)       ($)        ($)           (#)          ($)
-------------------------------------------------------------------------------------------------
Daniel G. Brandano
  President and Chief          1999    $62,000    --         --            --          --
  Executive Officer(1)         1998     52,500    --         --            --          --
                               1997     36,479    --         --            --          --
Gerard J. LaMontagne
  Chief Financial Officer(2)   1999    $48,500    --      $66,563(3)       --          --
-------------------------------------------------------------------------------------------------


(1) The compensation shown for the fiscal years ended June 30, 1998 and June 30, 1997 includes amounts paid to Mr. Brandano for services rendered in his capacity as chief executive officer of SunStyle International Holidays, Inc., prior to the SunStyle acquisition in July 1998.

(2) Mr. LaMontagne served as our Chief Financial Officer from October, 1998 to April, 2000. He currently serves as our Vice President - Finance and Controller.

(3) Represents the fair market value of 55,000 shares of common stock of Affinity that were issued as part of Mr. LaMontagne's compensation during fiscal 1999. Such shares were valued at the closing price of our common stock as quoted on the OTC Bulletin Board on the last day of each month, the date on which such shares are earned by Mr. LaMontagne.

OPTION GRANTS IN LAST FISCAL YEAR

     No named executive officer was granted options during the fiscal year ended June 30, 1999. In July 1999, we granted Mr. Brandano, our chief executive officer, an option to purchase 2,000,000 shares of our common stock at an exercise price of $0.50 per share. These options are immediately exercisable and expire 10 years from the date of grant. In August 1999, we also granted Mr. LaMontagne, then our chief financial officer, an option to purchase 15,000 shares of our common stock at an exercise price of $1.00 per share. Mr. LaMontagne's options expire 3 years from the date of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
OPTION VALUES

     No named executive officer had any options through the fiscal year ended June 30, 1999.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

     Mr. Daniel G. Brandano, our president and chief executive officer, has an employment agreement with us dated July 1, 1999. The term of Mr. Brandano's agreement ends on June 30, 2006 and may be extended for additional one year periods thereafter. Mr. Brandano's base salary is $120,000 for fiscal 2000 and increases each year of his term. Mr. Brandano is also eligible to receive a bonus and fringe benefits, such as a monthly payment for an automobile. In the event we terminate Mr. Brandano without cause or if Mr. Brandano terminates his employment for good reason, we must pay him an amount equal to his base salary payable during the term of his agreement and we must continue to pay the cost of his participation in our health and dental plans. In the event of Mr. Brandano's death, resignation, disability, termination for cause, we must pay him an amount equal to base salary and bonus or incentive pay earned and unpaid as of the date of termination.

     Mr. Gerard J. LaMontagne, formerly our chief financial officer and currently our Vice President - Finance and Controller, had an arrangement with us pursuant to which he received $6,500 in cash and 5,000 shares of our common stock each month for services rendered. The shares we issued to Mr. LaMontagne were valued at the closing price of our common stock as quoted on the OTC Bulletin Board on the last day of each month for which he provided services. Under our current arrangement with Mr. LaMontagne, he will receive an annual salary of $75,000 and will receive an option to purchase 50,000 shares of our common stock.

STOCK OPTION PLAN

     We have adopted the 1999 Combination Stock Option Plan. Under the 1999 Combination Stock Option Plan, both non-qualified and incentive stock options to purchase shares of our common stock may be granted to key employees and other persons who are in a position to contribute to our long-term success and growth. The Board of Directors currently administers the stock option plan and has the authority to, among other things, determine those persons who are eligible to participate; determine the size of the grant; establish the terms and conditions of the options granted; make or alter restrictions and conditions on the options; and adopt rules and regulations and interpret the stock option plan. A total of 4,000,000 shares have been reserved for issuance under the stock option plan. As of April 14, 2000, options to purchase 2,165,000 shares of common stock were outstanding or committed for issuance under the stock option plan.

                              CERTAIN TRANSACTIONS

      In July 1998, we entered into an acquisition agreement with all of the stockholders of SunStyle International Holidays, Inc. pursuant to which we purchased 4,902,894 shares of SunStyle International Holidays, which represented all of the issued and outstanding shares of SunStyle, in exchange for 4,902,894 shares of our common stock. Although we acquired SunStyle, the transaction was accounted for as a purchase of Affinity by SunStyle (a reverse acquisition in which SunStyle is considered the acquirer for accounting purposes) since the previous stockholders of SunStyle obtained a majority of the voting rights of Affinity as a result of this transaction. For accounting purposes, the reverse acquisition is treated as a recapitalization of SunStyle and not as a business combination, therefore, no value was allocated to the common stock issued for the acquisition. Mr. Brandano, our President and a Director, was a stockholder and the founder of SunStyle International Holidays, Inc. Following the acquisition, Mr. Brandano became an officer and director of Affinity.

      Between December 1998 and January 2000, we entered into a series of agreements with Schoemann Venture Capital, LLC, a five percent beneficial holder of our securities, pursuant to which Schoemann Venture Capital, LLC purchased or received as penalty shares in connection with such financings an aggregate of 7,357,143 shares of our common stock and warrants to purchase 6,450,000 shares of our common stock at a current exercise price of $.25 per share, for an aggregate purchase price of $2,872,000. These transactions are as follows:

- In December 1998, Schoemann Venture Capital, LLC, purchased for an aggregate consideration of $400,000, 1,142,857 shares of our common stock and warrants to purchase an additional 200,000 shares of our common stock at an exercise price of $0.35 per share. In January 1999, Schoemann Venture Capital, LLC acquired the 200,000 shares under its warrant agreement for $70,000. The shares acquired in this transaction are not being registered in the registration statement, of which this prospectus is a part;

- In January 1999, Schoemann Venture Capital, LLC, purchased for an aggregate consideration of $222,000, a convertible note in the principal amount of $222,000 and warrants to purchase 250,000 shares of our common stock at an exercise price of $.35 per share. Schoemann Venture Capital, LLC subsequently converted its note into 634,286 shares of our common stock;

- In April 1999, Schoemann Venture Capital, LLC, purchased for an aggregate consideration of $1,000,000, a convertible note in the principal amount of $1,000,000 and warrants to purchase 750,000 shares of our common stock at an exercise price of $1.75 per share. Schoemann Venture Capital, LLC subsequently converted its note into 2,300,000 shares of our common stock;

- In April 1999, we entered into a consulting agreement with Schoemann Venture Capital, LLC, pursuant to which Schoemann Venture Capital, LLC was entitled to receive a monthly consulting fee of $6,666 for business and financial advisory services and a 5% commission on gross proceeds we received from the sale of our securities resulting from introductions Schoemann Venture Capital, LLC made to us. This agreement was amended in June 1999 to provide that Schoemann Venture Capital, LLC is entitled to receive a monthly consulting fee of $13,333 and warrants to purchase 750,000 shares of our common stock at an exercise price of $2.00;

- In June 1999, Schoemann Venture Capital, LLC, purchased for an aggregate consideration of $1,000,000, a convertible note in the principal amount of $1,000,000 and warrants to purchase 2,750,000 shares of our common stock at an exercise price of $2.00 per share. Schoemann Venture Capital, LLC subsequently converted its note into 2,000,000 shares of our common stock;

- In December 1999, we issued 840,000 shares to Schoemann Venture Capital, LLC, in payment of penalties to Schoemann Venture Capital, LLC resulting from our failure to have a registration statement declared effective by the SEC prior to a specified date in our then existing agreements with Schoemann Venture Capital, LLC;

- In December 1999, Schoemann Venture Capital, LLC and GCD Investments, LLC, an unrelated third party, purchased, for an aggregate consideration of $250,000 and $500,000, respectively, 714,286 and 1,458,571 shares of common stock, respectively, at a price of $0.35 per share. In connection with this transaction, we repriced outstanding warrants to purchase 4,250,000 shares of our common stock. The last sale price of our common stock on December 20, 1999 as quoted on the OTC Bulletin Board was $0.50 per share. These agreements were terminated in January 2000, as described below;

- In January 2000, we issued an additional 240,000 shares to Schoemann Venture Capital, LLC in payment of penalties to Schoemann Venture Capital, LLC resulting from our failure to have a registration statement declared effective by the SEC prior to a specified date in our then existing agreements with Schoemann Venture Capital, LLC;

- In January 2000, we terminated the December agreements and entered into an agreement with Schoemann Venture Capital, LLC, pursuant to which we agreed to sell for $250,000 (less certain costs) warrants to purchase 1,150,000 shares of our common stock at an exercise price of $0.25 per share; and

- In January 2000, we also agreed to issue warrants to purchase an aggregate of 800,000 shares of our common stock at an exercise price of $0.25 per share in payment of penalties to Schoemann Venture Capital, LLC resulting from our failure to have a registration statement declared effective by the SEC prior to a specified date in the prior agreements with Schoemann Venture Capital, LLC. We also agreed that the exercise price for all outstanding warrants to purchase 4,500,000 shares of our common stock that were previously sold to Schoemann Venture Capital, LLC would be further reduced to $0.25 per share. Finally, we agreed that all rights and obligations of the parties under the earlier agreements with Schoemann Venture Capital, LLC, aside from certain registration rights and rights to receive a 5% commission on certain sales of our securities, were terminated in all respects.

     In January 2000, as part of the same financing with Schoemann Venture Capital, LLC in January 2000, we entered into an agreement with GCD Investments, LLC, a five percent beneficial owner, which replaced an existing agreement dated December 20, 1999, pursuant to which we agreed to sell warrants to 2,300,000 shares of our common stock at an exercise price of $0.25 per share. GCD Investments paid us $500,000, less certain costs, in consideration of the issuance of the warrants. GCD Investments became a five percent beneficial owner as a result of this transaction.

     On January 1, 1999, we acquired all of the outstanding capital stock of Prestige Travel Services II, Inc., a retail travel agency with an independent agent sales program and an internet cruise brokerage operation, for $1,600,000, which we paid through the issuance of 800,000 shares of Series A Convertible Preferred Stock. The conversion price of the Series A Convertible Preferred Stock was $1.06875 per share based on the 20 day average trading price preceding August 1, 1999 as provided for in the purchase agreement. The holders of the Series A Convertible Preferred Stock subsequently converted their shares of preferred stock into 1,497,076 shares of common stock, thereby resulting in their becoming a greater than five percent owner of our company.

     In December 1999, we entered into an agreement with the former owners of Prestige Travel Services II, who were then five percent beneficial owners of our stock, pursuant to which the former owners repurchased all of the outstanding capital stock of Prestige Travel Services from us. The former owners paid us a purchase price of $75,000 in cash and transferred to us the 1,497,076 shares of our common stock which the owners received upon conversion of the Series A Convertible Preferred Stock issued to them in the acquisition.

     In July 1999, we entered into an employment agreement with Daniel Brandano, our president and chief executive officer. The term of Mr. Brandano's agreement ends on June 30, 2006 and may be extended for additional one year periods thereafter. Mr. Brandano's base salary is $120,000 for fiscal 2000 and increases each year of his term. For a more detailed description of Mr. Brandano's employment agreement, please see the section entitled "Employment Contracts, Termination of Employment Agreements and Change in Control Arrangements".

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of May 31, 2000 by:

-     The named executive officers;
-     Each of our directors;
- Each person, other than those officers or directors who are 5% holders who are listed elsewhere in the table, known by us to be the beneficial owner of more than 5% of our common stock;
-     All executive officers and directors as a group; and
- Each selling stockholder, other than those officers or directors or 5% holders who are listed elsewhere in the table, who is offering shares of our common stock under this prospectus.

     Unless otherwise noted below, the address of each person listed in the table is c/o Affinity International Travel Systems, Inc., 100 Second Avenue South, 1100S, St. Petersburg, Florida 33701-4301, and each person has the sole voting and investment power over the shares as beneficially owned except to the extent authority is shared by spouses under applicable law and except as set forth in the footnotes to the table.


     We have determined beneficial ownership in accordance with the rules of the SEC. Shares of common stock subject to warrants or options that are either currently exercisable or exercisable within 60 days of May 31, 2000 are treated as outstanding and beneficially owned by the warrant or option holder for the purpose of computing the percentage ownership of the option/warrant holder. However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. For purposes of determining beneficial ownership after the offering, we have assumed that each selling stockholder will sell all shares they are offering. For purposes of calculating the percentage of beneficial ownership prior to the offering, the number of outstanding shares is 15,550,210. For purposes of calculating beneficial ownership after the offering, the number of outstanding shares is 25,490,210 (which includes the shares issuable upon the exercise of the warrants and registered for sale hereunder).


     All shares of common stock being offered by selling stockholders are being registered by this prospectus pursuant to contractual registration rights or similar obligations on behalf of Affinity or are being registered voluntarily by Affinity.

                                     BENEFICIAL OWNERSHIP                        BENEFICIAL OWNERSHIP
                                      PRIOR TO OFFERING                             AFTER OFFERING
                                     --------------------                        --------------------
                                                                 NUMBER OF
   NAME AND ADDRESS                NUMBER OF   PERCENTAGE OF      SHARES       NUMBER OF   PERCENTAGE OF
   OF BENEFICIAL OWNER               SHARES      OWNERSHIP     BEING OFFERED    SHARES      OWNERSHIP
---------------------------------- ---------   -------------   -------------   ----------  -------------
DIRECTORS AND OFFICERS
Daniel G. Brandano (1) ...........  4,950,000      28.04%            25,000     2,100,000      7.61%
Joan C. Brandano(2) ..............  4,950,000      28.04%         2,825,000     2,100,000      7.61%
John E. Vahl(3) ..................     50,000       0.32%               -0-        50,000      0.20%
Gerard J. LaMontagne(4) ..........    100,000       0.64%            85,000        15,000      0.06%
ALL EXECUTIVE OFFICERS AND .......  5,100,000      28.79%         2,935,000     2,165,000      7.83%
DIRECTORS AS A GROUP
(4 PERSONS)(5)

                                     BENEFICIAL OWNERSHIP                        BENEFICIAL OWNERSHIP
                                      PRIOR TO OFFERING                             AFTER OFFERING
                                     --------------------                        --------------------
                                                                 NUMBER OF
   NAME AND ADDRESS                NUMBER OF   PERCENTAGE OF      SHARES       NUMBER OF   PERCENTAGE OF
   OF BENEFICIAL OWNER               SHARES      OWNERSHIP     BEING OFFERED    SHARES      OWNERSHIP
----------------------------------  --------   -------------   -------------   ----------  -------------
5% BENEFICIAL OWNERS
Gordon Dumont, Manager(6)           2,300,000      12.89%         2,300,000           -0-      0.00%
4821 Sheridan
Metairie, LA 70002

Bradley S. Johnson(7)               2,550,000      14.57%         2,550,000           -0-      0.00%
c/o David Lukinovich
3333 W. Napoleon Ave.
Suite 101
Metairie, LA 70001

Gina M. Music(8)                    2,856,706      16.75%         2,856,706           -0-      0.00%
c/o David Lukinovich
3333 W. Napoleon Ave.
Suite 101
Metairie, LA 70001

Claire M. Olivier(9)                  320,000       0.21%           320,000           -0-      0.00%
2401 Jay St.
New Orleans, LA 70122

Marcus A. Pelletteri(10)            2,750,000      15.03%         2,750,000           -0-      0.00%
c/o David Lukinovich
3333 W. Napoleon Ave.
Suite 101
Metairie, Louisiana 70001

Florence M. Schoemann(11)           3,103,294      19.96%         3,103,294           -0-      0.00%
3904 Wheat Dr.
Metairie, Louisiana 70002

Rodney R. Schoemann, Sr.(12)        1,092,205       6.91%           884,286       207,919      0.01%
3904 Wheat Dr.
Metairie, Louisiana 70002



SELLING STOCKHOLDERS
Cliff Barnett(13)                      40,000       0.26%            40,000           -0-      0.00%

Linster E. Brinkley, Jr.               74,854       0.48%            74,854           -0-      0.00%

Carrollton Golf Partners(14)          330,000       2.10%           330,000           -0-      0.00%

David Comstock(15)                    100,000       0.64%           100,000           -0-      0.00%


                                     BENEFICIAL OWNERSHIP                        BENEFICIAL OWNERSHIP
                                      PRIOR TO OFFERING                             AFTER OFFERING
                                     --------------------                        --------------------
                                                                 NUMBER OF
   NAME AND ADDRESS                NUMBER OF   PERCENTAGE OF      SHARES       NUMBER OF   PERCENTAGE OF
   OF BENEFICIAL OWNER               SHARES      OWNERSHIP     BEING OFFERED    SHARES      OWNERSHIP
----------------------------------  --------   -------------   -------------   ----------  -------------
Peter Thomas Dazzio, Jr.(16)           50,000       0.32%            50,000           -0-      0.00%

Dan T. Dickerson(17)                   50,000       0.32%            50,000           -0-      0.00%

Kim and Maria Greene(18)               20,000       0.13%            20,000           -0-      0.00%

James Hanner(19)                       40,000       0.26%            40,000           -0-      0.00%

David Heideman(20)                    100,000       0.64%           100,000           -0-      0.00%

George B. Juneman(21)                 150,000       0.96%           150,000           -0-      0.00%

Brian Kessler                         168,954       1.09%           168,954           -0-      0.00%

Charles Kessler                        65,000       0.42%            65,000           -0-      0.00%

Mark S. Mandula                       140,000       0.90%           140,000           -0-      0.00%

David Matheny(22)                      30,000       0.19%            30,000           -0-      0.00%

John Rasmussen(23)                     50,000       0.32%            50,000           -0-      0.00%


Charles Schwab f/b/o Robert           100,000       0.64%           100,000           -0-      0.00%
Clayton Pritchard and Beth
Pritchard(24)

Charles Schwab f/b/o Howard R.        615,000       3.86%           615,000           -0-      0.00%
Pritchard(25)

Gary M. Smith(26)                      70,000       0.45%            70,000           -0-      0.00%

Mark and Cathy Sommer(27)             180,000       1.15%           180,000           -0-      0.00%

Neal Tourdo(28)                        60,000       0.39%            60,000           -0-      0.00%

Dennis Travis(29)                      50,000       0.32%            50,000           -0-      0.00%

G.K. Ulrich(30)                       115,000       0.73%           115,000           -0-      0.00%

R. Trent Ulrich(31)                    30,000       0.19%            30,000           -0-      0.00%

Mark Young                             25,000       0.16%            25,000           -0-      0.00%


---------------------------
* Less than 1% of the outstanding common stock.

(1) Includes 2,050,000 shares issuable upon the exercise of options exercisable within 60 days of May 31, 2000. Also includes 2,875,000 held of record by Mr. Brandano's spouse, Joan Brandano, our secretary and a director. Mr. Brandano disclaims beneficial ownership of the shares held by Ms. Brandano.

(2) Includes 50,000 shares issuable upon the exercise of options exercisable within 60 days of May 31, 2000. Also includes 2,075,000 shares held of record by Ms. Brandano's spouse, Daniel Brandano, our chief executive officer and president. Ms. Brandano disclaims beneficial ownership of the shares held by Mr. Brandano.

(3) Includes 50,000 shares issuable upon the exercise of options exercisable within 60 days of May 31, 2000.

(4) Includes 15,000 shares issuable upon the exercise of options exercisable within 60 days of May 31, 2000.

(5) Includes 2,140,000 shares issuable upon the exercise of options exercisable within 60 days of May 31, 2000.

(6) Includes 2,300,000 shares issuable upon the exercise of immediately exercisable warrants to purchase 2,300,000 shares of our common stock.

(7) Includes 600,000 shares of common stock held in the Affinity 5R Trust; 650,000 shares of common stock held in the Affinity 5K Trust; 650,000 shares of common stock held in the Affinity 6R Trust and 650,000 shares of common stock held in the Affinity 6K Trust. Mr. Johnson serves as the trustee for each of these trusts. Of the amounts beneficially owned by Mr. Johnson, 1,950,000 shares are issuable upon the exercise of immediately exercisable warrants to purchase 1,950,000 shares of our common stock.

(8) Includes 750,000 shares of common stock held in the Affinity 1R Trust; 678,353 shares of common stock held in the Affinity 1K Trust; 678,353 shares of common stock held in the Affinity 2R Trust; and 750,000 shares of common stock held in the Affinity 2K Trust. Ms. Music serves as the trustee for each of these trusts. Of the amounts beneficially owned by Ms. Music, 1,500,000 shares are issuable upon the exercise of immediately exercisable warrants to purchase 1,500,000 shares of our common stock.

(9) Includes 160,000 shares of common stock held in the Rodney Ryan Schoemann, Sr. Grantor Retained Annuity Trust UAD 6/20/97; and 160,000 shares of common stock held in the Carol Lynn Henry Schoemann Grantor Retained Annuity Trust UAD 6/20/97. Ms. Olivier serves as the trustee for such trusts.

(10) Includes 690,000 shares of common stock held in the Affinity 3R Trust; 690,000 shares of common stock held in the Affinity 3K Trust; 690,000 shares of common stock held in the Affinity 4R Trust; and 680,000 shares of common stock held in the Affinity 4K Trust. Mr. Pelletteri serves as the trustee for such trusts. Of the amounts beneficially owned by Mr. Pelletteri, 2,750,000 shares are issuable upon the exercise of immediately exercisable warrants to purchase 2,750,000 shares of our common stock.

(11) Includes 465,824 shares of common stock held in the Rodney Ryan Schoemann Sr. Family Trust No. 1; 465,823 shares of common stock held in the Rodney Ryan Schoemann Sr. Family Trust

         No. 2; 705,823 shares of common stock held in the Carol Lynn Henry Schoemann Family Trust No. 1; 705,824 shares of common stock held in the Carol Lynn Henry Schoemann Family Trust No. 2; 380,000 shares of common stock held in the Rodney Ryan Schoemann, Jr. Intervivos Trust of 1998 UAD 12/10/97; and 380,000 shares of common stock held in the Kristina Marie Schoemann Intervivos Trust of 1998 UAD 12/10/97. Ms. Schoemann serves as trustee for each of these trusts.

(12) Includes 160,000 shares of common stock held in the Ryan Schoemann, Sr. Foundation. Mr. Schoemann serves as director of the foundation. Of the amounts beneficially owned by Mr. Schoemann, 250,000 shares are issuable upon the exercise of immediately exercisable warrants to purchase 250,000 shares of our common stock. Mr. Schoemann's beneficial ownership has been calculated as of May 31, 2000.

(13) Includes 20,000 shares issuable upon the exercise of immediately exercisable warrants to purchase 20,000 shares of our common stock.

(14) Includes 165,000 shares issuable upon the exercise of immediately exercisable warrants to purchase 165,000 shares of our common stock.

(15) Includes 50,000 shares issuable upon the exercise of immediately exercisable warrants to purchase 50,000 shares of our common stock.

(16) Includes 25,000 shares issuable upon the exercise of immediately exercisable warrants to purchase 25,000 shares of our common stock.

(17) Includes 25,000 shares issuable upon the exercise of immediately exercisable warrants to purchase 25,000 shares of our common stock.

(18) Includes 10,000 shares issuable upon the exercise of immediately exercisable warrants to purchase 10,000 shares of our common stock.

(19) Includes 20,000 shares issuable upon the exercise of immediately exercisable warrants to purchase 20,000 shares of our common stock.

(20) Includes 50,000 shares issuable upon the exercise of immediately exercisable warrants to purchase 50,000 shares of our common stock.

(21) Includes 25,000 shares issuable upon the exercise of immediately exercisable warrants to purchase 25,000 shares of our common stock which are held in the Frances B. Juneman Trust, a trust for which Mr. Juneman serves as trustee. Also includes 50,000 shares issuable upon the exercise of immediately exercisable warrants to purchase 50,000 of our common stock which are held in Mr. Juneman's name.

(22) Includes 15,000 shares issuable upon the exercise of immediately exercisable warrants to purchase 15,000 shares of our common stock.

(23) Includes 25,000 shares issuable upon the exercise of immediately exercisable warrants to purchase 25,000 shares of our common stock.

(24) Includes 50,000 shares issuable upon the exercise of immediately exercisable warrants to purchase 50,000 shares of our common stock.

(25) Includes 365,000 shares issuable upon the exercise of immediately exercisable warrants to purchase 365,000 shares of our common stock.

(26) Includes 35,000 shares issuable upon the exercise of immediately exercisable warrants to purchase 35,000 shares of our common stock.

(27) Includes 90,000 shares issuable upon the exercise of immediately exercisable warrants to purchase 90,000 shares of our common stock.

(28) Includes 30,000 shares issuable upon the exercise of immediately exercisable warrants to purchase 30,000 shares of our common stock.

(29) Includes 25,000 shares issuable upon the exercise of immediately exercisable warrants to purchase 25,000 shares of our common stock.

(30) Includes 100,000 shares issuable upon the exercise of immediately exercisable warrants to purchase 100,000 shares of our common stock.

(31) Includes 15,000 shares issuable upon the exercise of immediately exercisable warrants to purchase 15,000 shares of our common stock.

                 DESCRIPTION OF CAPITAL STOCK AND OTHER MATTERS

     Our authorized capital stock consists of 100,000,000 shares of common stock, $.001 par value, and 100,000,000 shares of preferred stock, $.001 par value per share.

COMMON STOCK

     As of May 31, 2000, there were 15,550,210 shares of common stock outstanding, held of record by approximately 125 stockholders.

     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, after provision has been made for any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the net assets available after the payment of all of our debts and other liabilities, and after the satisfaction of the rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The outstanding shares of common stock are validly issued, fully paid and non-assessable. The rights, powers, preferences and privileges of holders of common stock are subordinate to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

PREFERRED STOCK

    The Board of Directors has the authority, without action by the stockholders, to create one or more series of preferred stock and determine the number of shares, designation, price, redemption terms, conversion and voting rights with respect to any such series.

     Our stockholders have granted the Board of Directors authority to issue the preferred stock and to determine the rights and preferences of the preferred stock in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of common stock will be subordinate to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of common stock, and could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, a majority of our outstanding voting stock. We have previously issued shares of Series A Convertible Preferred Stock, but such shares have since been converted into common stock and the shares of Series A Convertible Preferred Stock have been canceled and are not subject to reissuance. Accordingly, to date, there are no shares of preferred stock outstanding and we have no present plans to issue any shares of preferred stock.

WARRANTS


      As of May 31, 2000, there were outstanding warrants to purchase an aggregate of 10,045,817 shares of our common stock, of which 9,940,000 shares underlying such warrants are being registered for sale by the registration statement of which this prospectus is a part.

CONVERTIBLE DEBENTURES

      IN MAY 2000, WE ISSUED 9.5% CONVERTIBLE DEBENTURES IN THE PRINCIPAL AMOUNT OF $350,000. THE DEBENTURES ARE CONVERTIBLE INTO RESTRICTED SHARES OF COMMON STOCK AT $1.00 PER SHARE ONLY AFTER THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART IS DECLARED EFFECTIVE BY THE SEC. THE CONVERSION PRICE IS REDUCED BY 30% IF THE AVERAGE CLOSING BID PRICE OF OUR COMMON STOCK FOR THE FIVE-DAY TRADING PERIOD ENDING ON THE DAY PRIOR TO THE 30TH DAY AFTER THE CLOSING OF THE SALE OF THE DEBENTURES IS LESS THAN $2.00 PER SHARE. THE DEBENTURES MAY ONLY BE CONVERTED FOR A PERIOD OF THREE MONTHS AFTER THEIR DATE OF ISSUANCE.


REGISTRATION RIGHTS


      All of the shares being registered for sale by the selling stockholders, including the 9,940,000 shares issuable upon exercise of the warrants which are being registered for sale by certain stockholders, are being registered, pursuant to contractual obligations and registration rights granted to such selling stockholders.


LIMITATION OF OUR OFFICERS' AND DIRECTORS' LIABILITY

     Our articles of incorporation, as amended, and by-laws include provisions to eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty and require us to indemnify our directors and officers to the fullest extent permitted by law.

ADDITIONAL PROVISIONS IN OUR CHARTER AND BYLAWS

     Our articles of incorporation may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable because the board of directors alone may, without further stockholder approval, authorize the issuance of a series of preferred stock that may have more voting power than the common stock. The issuance of this type of preferred stock would give control of the company to the holders of preferred stock. Furthermore, an issuance of this type of preferred stock could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, a majority of our outstanding voting stock. The existence of this type of preferred stock could facilitate the issuance of stock which could discourage or delay a merger or acquisition.

TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for our common stock is Interwest Transfer, Inc. located in Salt Lake City, Utah.

                         SHARES ELIGIBLE FOR FUTURE SALE


     As of May 31, 2000, we had approximately 15,550,210 shares of common stock outstanding, which does not include the 9,940,000 shares issuable upon exercise of outstanding warrants and registered for sale pursuant to the registration statement of which this prospectus is a part.



     Upon the effectiveness of the registration statement of which this prospectus is a part, assuming the prior exercise of all outstanding warrants for which the underlying shares of common stock are being registered for sale hereunder, approximately 24,660,496 shares will be freely tradable without restriction under the Securities Act of 1933, as amended. Subject to certain volume and other limitations, approximately 79,156 shares are currently eligible for sale under Rule 144, and approximately 750,558 shares will be eligible for public sale without registration at different times during the next twelve months, pursuant to Rule 144.



     In addition to the shares issuable upon exercise of outstanding warrants for which we are registering for sale, we also have outstanding warrants to purchase 105,817 shares of our common stock, which are not being registered under the registration statement of which this prospectus is a part. The weighted average purchase price of the outstanding warrants to purchase 10,045,817 shares of our common stock is $0.33 per share. Further, up to an additional 500,000 shares of our common stock are issuable upon conversion of outstanding convertible debentures in the principal amount of $350,000.


     We also have outstanding options to purchase 2,165,000 shares of our common stock at a weighted average exercise price of $0.54 per share. Further, shortly after the effectiveness of the registration statement, of which this prospectus is a part, we intend to file a Form S-8 registration statement under the Securities Act registering 4,000,000 shares of common stock issuable under our combination stock option plan, including the 2,165,000 options currently outstanding. The sale of even a small number of the outstanding shares of common stock may have a material adverse effect on the quoted price of our common stock. The sale of any such shares may also have a material adverse effect on our ability to raise capital and/or materially adversely affect the quoted price of our common stock.

     In general, under Rule 144, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

-     one percent of the number of shares of common stock then outstanding; or

- the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

     Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

                              PLAN OF DISTRIBUTION


      The selling stockholders are selling an aggregate of 20,353,094 shares, which includes 9,940,000 shares of common stock being registered for sale upon the private exercise of outstanding warrants to purchase 9,940,000 shares of common stock. The price and manner of sale of the shares of common stock offered by the selling stockholders hereunder by this prospectus are in the sole discretion of the selling stockholders. The shares of common stock offered by this prospectus may be offered through any of several methods, such as ordinary brokerage transactions at market prices or in privately negotiated transactions at prices agreed upon by the parties. We do not have, nor, to our knowledge, do the selling stockholders have, any agreement, arrangement or understanding with any broker or dealer entered into prior to the effective date of the registration statement of which this prospectus is a part with respect to the sale of the common stock offered by this prospectus.


                                  LEGAL MATTERS

     Brown Rudnick Freed & Gesmer, Boston, Massachusetts will pass upon certain legal matters in connection with this offering for us.

                                     EXPERTS

     The consolidated financial statements of Affinity International Travel Systems, Inc. and subsidiaries as of June 30, 1999 and 1998 and for the three years then ended, included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the registration statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act registering the common stock to be sold in this offering. As permitted by the rules and regulations of the SEC, this prospectus omits certain information contained in the registration statement and the exhibits and schedules filed as a part of the registration statement. For further information concerning us and the common stock to be sold in this offering, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance reference is made to the copy of the agreement filed as an exhibit to the registration statement, each statement being qualified by this reference. The registration statement, including the exhibits and schedules filed as a part of the registration statement, may be inspected at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at Seven World Trade Center, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained from such offices upon payment of the prescribed fees.

     Upon effectiveness of the registration statement, we will become subject to the reporting requirements of the Exchange Act of 1934, as amended. As a reporting company, we will be filing quarterly, annual and other periodic and current reports and proxy statements with the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms, and you can request copies of the documents upon payment of a duplicating fee by writing to the SEC. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants (including us) that file electronically with the SEC which can be accessed at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

AFFINITY INTERNATIONAL TRAVEL SYSTEMS, INC. AND SUBSIDIARIES


     REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                              F-2

     FINANCIAL STATEMENTS
     Consolidated Balance Sheets as of June 30, 1998 and June 30, 1999               F-3

     Consolidated Statements of Operations for the years ended June 30, 1997,
     June 30, 1998 and June 30, 1999                                                 F-4

     Consolidated Statements of Stockholders' Equity (Deficit) for the
     years ended June 30, 1997, June 30, 1998 and June 30, 1999                      F-5

     Consolidated Statements of Cash Flows for the years ended June 30, 1997,
     June 30, 1998 and June 30, 1999                                                 F-6

     Notes to consolidated financial statements                                 F-7 - F-25

AFFINITY INTERNATIONAL TRAVEL SYSTEMS, INC. AND SUBSIDIARIES

     FINANCIAL STATEMENTS
     Unaudited Consolidated Balance Sheet as of March 31, 2000                  F-26 - F-27

     Unaudited Consolidated Statements of Operations for the periods
     ended March 31, 1999 and March 31, 2000                                         F-28

     Unaudited Consolidated Statement of Capital Deficit for the period
     ended March 31, 2000                                                            F-29

     Unaudited Consolidated Statements of Cash Flows for the periods
     ended March 31, 1999 and March 31, 2000                                         F-30

     Notes to consolidated financial statements                                 F-31 - F-40


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders
Affinity International Travel Systems, Inc. and Subsidiaries


We have audited the accompanying consolidated balance sheets of Affinity International Travel Systems, Inc. and subsidiaries as of June 30, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Affinity International Travel Systems, Inc. and subsidiaries as of June 30, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1999 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1[A] to the consolidated financial statements, from July 1998 to January 1999, the Company made sales of common stock in reliance upon the exemption from registration contained in Rule 504 of Regulation D. Those sales may have been in violation of Rule 504 of Regulation D. Accordingly, stockholders who purchased shares in those transactions may have rescission rights against the Company; that is, such persons may have the right to compel the Company to repurchase the shares for an amount equal in general to the purchase price paid plus interest. This potential violation may also negatively affect the Company's ability to continue to raise capital when needed and on terms that are acceptable to the Company that may be required to continue to fund the Company's operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.





                                                              BDO Seidman, LLP
Orlando, Florida
September 3, 1999, except for Notes 1[A] and 13, as to which the dates are May 24, 2000 and September 15, 1999, respectively

          Affinity International Travel Systems, Inc. and Subsidiaries
                           Consolidated Balance Sheets

JUNE 30,                                                         1999               1998
---------------------------------------------------------------------------------------------
ASSETS

CURRENT:
  Cash and cash equivalents                                $  1,119,796      $      64,061
  Restricted certificates of deposit (Note 9)                   195,280             32,132
  Accounts receivable                                           158,156             35,403
  Prepaid accommodations                                        128,471             31,520
  Prepaid expenses                                               48,273             37,250
---------------------------------------------------------------------------------------------

         TOTAL CURRENT ASSETS                                 1,649,976            200,366

PROPERTY AND EQUIPMENT, net (Note 4)                            268,464            139,395
GOODWILL, net of accumulated amortization of $90,210          1,688,309                  -
DEPOSITS                                                         40,230             29,180
OTHER ASSETS                                                     17,944             26,224
---------------------------------------------------------------------------------------------

         TOTAL ASSETS                                      $  3,664,923      $     395,165
=============================================================================================

LIABILITIES AND CAPITAL DEFICIT

CURRENT LIABILITIES:
  Notes payable                                            $     27,000      $           -
  Accounts payable                                              621,227            543,474
  Accrued expenses (Note 7)                                     972,152             92,405
  Deferred revenue                                              294,953             65,539
  Due to customers                                               13,865             68,066
  Current portion of long-term debt (Note 5)                          -             13,984
  Current portion of capital lease obligations (Note 9)          15,410             12,448
---------------------------------------------------------------------------------------------

         TOTAL CURRENT LIABILITIES                            1,944,607            795,916

CAPITAL LEASE OBLIGATIONS, less current portion (Note 9)         22,924             38,334
CONVERTIBLE DEBENTURE (Note 6)                                   25,000                  -
---------------------------------------------------------------------------------------------

         TOTAL LIABILITIES                                    1,992,531            834,250

---------------------------------------------------------------------------------------------

COMMON STOCK SUBJECT TO RESCISSION (Note 7)                   5,613,000                  -

COMMITMENTS AND CONTINGENCIES (Notes 7, 8 and 9)

CAPITAL DEFICIT (Notes 1, 6, 8, 9 and 10):
  Common stock, $.001 par value, shares authorized
    100,000,000, issued and outstanding 12,263,165
    and 4,902,894                                                 5,494              4,903
  Convertible preferred stock, $.001 par value,
    shares authorized 100,000,000, issued and
    outstanding 800,000 and -0-                                     800                  -
  Additional paid-in capital                                  3,185,682          1,098,514
  Accumulated deficit                                        (7,132,584)        (1,542,502)
---------------------------------------------------------------------------------------------
         TOTAL CAPITAL DEFICIT                               (3,940,608)          (439,085)
---------------------------------------------------------------------------------------------
         TOTAL LIABILITIES AND CAPITAL DEFICIT             $  3,664,923      $     395,165
=============================================================================================

          See accompanying notes to consolidated financial statements.

          Affinity International Travel Systems, Inc. and Subsidiaries
                      Consolidated Statements of Operations


YEAR ENDED JUNE 30,                                      1999            1998          1997
------------------------------------------------------------------------------------------------
NET SALES                                            $ 2,324,943    $ 1,328,577    $  665,143

COST OF SALES                                          1,585,807        769,667       541,751
------------------------------------------------------------------------------------------------

         Gross profit                                    739,136        558,910       123,392
------------------------------------------------------------------------------------------------

OPERATING EXPENSES:
  Selling, general and administrative                  1,160,678      1,160,623       264,682
  Salaries and wages                                   1,159,709        416,917       142,986
  Consulting fees                                        276,670         44,997             -
  Consulting fees to related party (Note 8)              705,682             --            --
  Rent                                                   167,058         80,281        29,313
------------------------------------------------------------------------------------------------

         TOTAL OPERATING EXPENSES                      3,469,797      1,702,818       436,981
------------------------------------------------------------------------------------------------

         Operating loss                               (2,730,661)    (1,143,908)     (313,589)
------------------------------------------------------------------------------------------------

OTHER INCOME (EXPENSE):
  Interest income                                          1,775          6,221         1,440
  Interest expense (Notes 7 and 12)                     (652,570)       (46,942)       (2,225)
  Interest expense to related party (Notes 6 and 12)  (2,222,000)            --            --
  Other income (expense)                                  13,374         16,128        (3,451)
------------------------------------------------------------------------------------------------

         TOTAL OTHER EXPENSE                          (2,859,421)       (24,593)       (4,236)
------------------------------------------------------------------------------------------------

NET LOSS                                             $(5,590,082)   $(1,168,501)   $ (317,825)
================================================================================================

NET LOSS PER COMMON SHARE                            $      (.89)    $     (.27)   $     (.11)
================================================================================================

WEIGHTED AVERAGE SHARES OUTSTANDING                    6,290,174      4,249,506     2,848,718
================================================================================================

             See accompanying notes to consolidated financial statements.

          Affinity International Travel Systems, Inc. and Subsidiaries
            Consolidated Statements of Stockholders' Equity (Deficit)

                                                                                           CONVERTIBLE
                                                                       COMMON STOCK       PREFERRED STOCK
                                                                    --------------------  ---------------    ADDITIONAL
                                                                                   PAR                PAR     PAID-IN
                                                                        SHARES   VALUE    SHARES    VALUE     CAPITAL
------------------------------------------------------------------------------------------------------------------------
BALANCE, July 1, 1996                                                      187       -         -    $   -  $     5,046
  Advances from stockholder converted to common stock                2,799,813   2,800         -        -       12,199
  Advances from related party contributed to capital                         -       -         -        -       68,859
  Sale of common stock                                               1,400,003   1,400         -        -      468,850
  Net loss                                                                   -       -         -        -            -
------------------------------------------------------------------------------------------------------------------------

BALANCE, June 30, 1997                                               4,200,003   4,200         -        -      554,954
  Issuance of common stock for acquisition                               6,667       7         -        -       19,993
  Issuance of common stock for compensation                             75,000      75         -        -       74,925
  Issuance of common stock for conversion of debentures                371,224     371         -        -      198,892
  Sale of common stock                                                 250,000     250         -        -      249,750
  Net loss                                                                   -       -         -        -            -
------------------------------------------------------------------------------------------------------------------------

BALANCE, June 30, 1998                                               4,902,894   4,903         -        -    1,098,514
  Record issuance of common stock related to reverse acquisition       330,840     331         -        -         (331)
  Beneficial conversion feature in convertible debentures and
    common stock warrants to related party                                   -       -         -        -    2,222,000
  Issuance of common stock for conversion of debentures to related
    party                                                            4,934,286   4,934         -        -    2,217,066
  Issuance of preferred stock for acquisition                                -       -   800,000      800    1,599,200
  Issuance of common stock for acquisition                              36,320      36         -        -       74,964
  Issuance of common stock for warrants                                200,000     200         -        -       69,800
  Issuance of common stock for compensation and services               182,433     182         -        -      228,348
  Issuance of common stock warrants for services to related party            -       -         -        -      682,500
  Sale of common stock                                               1,676,392   1,677         -        -      599,852
  Reclassification of common shares subject to rescission                    -  (6,769)        -        -   (5,606,231)
  Net loss                                                                   -       -         -        -            -
------------------------------------------------------------------------------------------------------------------------

BALANCE, June 30, 1999                                              12,263,165   5,494   800,000    $ 800  $ 3,185,682
========================================================================================================================





                                                                                       TOTAL
                                                                                    STOCKHOLDERS
                                                                       ACCUMULATED     EQUITY
                                                                         DEFICIT     (DEFICIT)
------------------------------------------------------------------------------------------------
BALANCE, July 1, 1996                                                 $  (56,176)    $   (51,130)
  Advances from stockholder converted to common stock                           -         14,999
  Advances from related party contributed to capital                            -         68,859
  Sale of common stock                                                          -        470,250
  Net loss                                                               (317,825)      (317,825)
------------------------------------------------------------------------------------------------

BALANCE, June 30, 1997                                                   (374,001)       185,153
  Issuance of common stock for acquisition                                      -         20,000
  Issuance of common stock for compensation                                     -         75,000
  Issuance of common stock for conversion of debentures                         -        199,263
  Sale of common stock                                                          -        250,000
  Net loss                                                             (1,168,501)    (1,168,501)
------------------------------------------------------------------------------------------------

BALANCE, June 30, 1998                                                 (1,542,502)      (439,085)
  Record issuance of common stock related to reverse acquisition                -              -
  Beneficial conversion feature in convertible debentures and
    common stock warrants to related party                                      -      2,222,000
  Issuance of common stock for conversion of debentures to related
    party                                                                       -      2,222,000
  Issuance of preferred stock for acquisition                                   -      1,600,000
  Issuance of common stock for acquisition                                      -         75,000
  Issuance of common stock for warrants                                         -         70,000
  Issuance of common stock for compensation and services                        -        228,530
  Issuance of common stock warrants for services to related party               -        682,500
  Sale of common stock                                                          -        601,529
  Reclassification of common shares subject to rescission                       -     (5,613,000)
  Net loss                                                             (5,590,082)    (5,590,082)
------------------------------------------------------------------------------------------------

BALANCE, June 30, 1999                                                $(7,132,584)   $(3,940,608)
================================================================================================


          See accompanying notes to consolidated financial statements.

          Affinity International Travel Systems, Inc. and Subsidiaries
                      Consolidated Statements of Cash Flows

YEAR ENDED JUNE 30,                                                             1999           1998          1997
--------------------------------------------------------------------------------------------------------------------
RECONCILIATION OF NET LOSS TO NET CASH USED FOR OPERATING ACTIVITIES:
  Net loss                                                                  $(5,590,082)   $(1,168,501)   $(317,825)
  Adjustments to reconcile net loss to net cash used for operating activities:
      Depreciation and amortization                                             151,613         47,926       10,368
      Loss on disposals of property and equipment                                 3,623              -        4,000
      Write off of notes receivable                                              10,000          9,896            -
      Write off of goodwill                                                           -         66,681            -
      Write off of organization costs                                                 -         30,246            -
      Issuance of common stock for interest                                           -         44,263            -
      Issuance of common stock for compensation and services                    206,655         43,750            -
      Issuance of common stock warrants for services to related party           682,500              -            -
      Issuance of convertible debt and common stock warrants at a                                    -
        discount to a related party                                           2,222,000                           -
      Changes in assets and liabilities, net of effects of acquisitions:
        Accounts receivable                                                     (59,838)       (14,993)      (4,049)
        Prepaid accommodations                                                  (96,951)        (4,719)           -
        Prepaid expenses                                                         10,852         (6,000)     (14,526)
        Note receivable                                                               -          3,887      (13,783)
        Accounts payable                                                         35,767        458,719       20,811
        Accrued expenses                                                        765,478         43,527       48,878
        Deferred revenue                                                        197,570          7,239       21,303
        Due to customers                                                        (54,201)        68,066            -
--------------------------------------------------------------------------------------------------------------------

Net cash used for operating activities                                       (1,515,014)      (370,013)    (244,823)
--------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of restricted certificate of deposit                                (163,148)       (12,132)     (20,000)
  Purchase of property and equipment                                            (87,696)       (38,589)     (50,820)
  Cash paid for acquisition of SunStyle                                         (28,558)             -            -
  Cash paid for acquisition of Ritter-Witt                                            -        (55,000)           -
  Cash paid for acquisition of Prestige Travel                                   (6,185)             -            -
  Cash obtained from acquisition of Prestige Travel                              33,428              -            -
  Increase in organizational costs                                                    -              -      (13,872)
  Increase (decease) in deposits                                                (11,050)         9,126      (21,806)
  Net increase in other assets                                                  (23,250)       (21,495)      (1,487)
--------------------------------------------------------------------------------------------------------------------

Net cash used for investing activities                                         (286,459)      (118,090)    (107,985)
--------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Advances from stockholder                                                           -              -       38,097
  Principal payments of notes payable                                           (34,889)             -            -
  Principal payments of long-term debt                                          (13,984)       (23,295)           -
  Principal payments of capital lease obligations                               (12,448)        (5,993)           -
  Proceeds from issuance of convertible debentures                               25,000          5,000      150,000
  Proceeds from issuance of convertible debentures to related party           2,222,000             --           --
  Net proceeds from sale of common stock                                        671,529        250,000      470,250
--------------------------------------------------------------------------------------------------------------------

Net cash provided by financing activities                                     2,857,208        225,712      658,347
--------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH                                               1,055,735       (262,391)     305,539
CASH AND CASH EQUIVALENTS, beginning of year                                     64,061        326,452       20,913
--------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, end of year                                     $  1,119,796   $     64,061   $  326,452
====================================================================================================================

          See accompanying notes to consolidated financial statements.

          Affinity International Travel Systems, Inc. and Subsidiaries
                      Notes to Consolidated Financial Statements




  1. NATURE OF      NATURE OF ORGANIZATION
     ORGANIZATION

                    Affinity International Travel Services, Inc., formerly Medanco, Inc. ("Medanco"), through its wholly-owned subsidiaries, currently provides packaged vacation programs, as well as airline, car rental, hotel and cruise ship reservations for both retail travel agents and direct consumers.

                    The consolidated financial statements include the accounts of Affinity International Travel Systems, Inc. ("Affinity" or collectively the "Company") and its wholly-owned subsidiaries, Affinity International Travel Services, Ltd.; Prestige Travel Services II, Inc.; and SunStyle International Holidays, Inc. ("SunStyle") and its wholly-owned subsidiaries, SunStyle International Holidays, Ltd.; SunStyle International Holidays of California, Inc.; and Air Travel Trust, Inc. All material intercompany accounts and transactions have been eliminated.

                    (A) GOING CONCERN

                        The Company's consolidated financial statements are presented on the going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has been advised that certain transactions described in Note 7 may have been in violation of Rule 504 of Regulation D, of the Securities Act of 1933, as amended. Accordingly, the Company has recorded common stock subject to possible rescission separately from the equity section of the balance sheet in the amount of $5,613,000 which resulted in the Company having a capital deficit of $3,940,608 as of June 30, 1999.

                        There is no assurance that a violation has not occurred, that a rescission offer to holders of the common stock will not have to be made and that these stockholders will not exercise rights they may have to rescind the transactions that resulted in their receipt of Affinity's common stock. If all or a portion of the purchasers of the common stock in those transactions exercise any rescission right they may have, the Company may be subject to substantial liability, in which case, there would be a severe impact on the Company's financial condition and ability to continue as a going concern. The Company does not have sufficient cash reserves to repurchase its common stock subject to possible rescission. In addition, the potential violation may negatively affect the Company's ability to continue to raise capital when needed and on terms that are acceptable to the Company, because investors may be hesitant to invest in the Company because of this potential liability.

                        The existence of the possible rescission liability without sufficient working capital to satisfy this potential obligation may restrict the Company's access to capital, which raises substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the

          Affinity International Travel Systems, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements



                        possible future affects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

                    (B) Acquisition of Sunstyle International Holidays, Inc.

                        On July 31, 1998, Affinity acquired SunStyle, and SunStyle became a wholly-owned subsidiary of Affinity. Pursuant to the acquisition agreement, all the outstanding common stock of SunStyle was acquired by Affinity and the following occurred:

                        1. Affinity effected a 1.75-to-1 reverse stock split,
                           after which it had 330,840 of its 100,000,000 authorized shares of $.001 par value common stock outstanding.

                        2. The holders of SunStyle common stock received one
                           common share of Affinity for each common share held of SunStyle, which represented 4,902,894 shares or approximately 94% of the 5,233,734 shares of common stock of Affinity outstanding after the acquisition.

                        3. The officers and director of Affinity resigned, and
                           the former officers and directors of SunStyle were appointed officers and directors of Affinity.

                        Although SunStyle was acquired by Affinity, the transaction was accounted for as a purchase of Affinity by SunStyle (a reverse acquisition in which SunStyle is considered the acquirer for accounting purposes) since the previous stockholders of SunStyle obtained a majority of the voting rights of Affinity as a result of this transaction. Therefore, the historical financial statements herein are those of SunStyle up to July 31, 1998, the acquisition date. Immediately after the acquisition, the Company's balance sheet included the accounts of Affinity and SunStyle. The historical operations and related financial statements of Affinity prior to the acquisition were insignificant, and therefore, the pro forma information assuming the acquisition had taken place at the beginning of the respective periods is not presented.

                        The purchase price for Affinity consisted solely of the acquisition costs incurred of $28,558. As the common stock of Affinity had no recent activity and Affinity had no operations or net book value, no value was allocated to the common stock issued for the acquisition.

                    (C) Acquisition of Ritter-Witt, Inc.

                        On October 10, 1997 the Company purchased certain assets of Ritter-Witt, Inc. d/b/a Mariner's Travel, a retail travel agency located in

          Affinity International Travel Systems, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements



                        Newport Beach, California, with $55,000 in cash, 6,667 shares of the Company's common stock valued at $20,000 ($3.00 per share based on the value negotiated between the Company and Ritter-Witt, Inc.) and promissory notes of $105,000 for a total purchase price of $180,000. The transaction was accounted for as a purchase, and the purchase price was allocated to the assets acquired based on their estimated fair market values on the date of the transaction. The excess of the purchase price over the fair value of the net assets acquired was $159,402 and was recorded as goodwill.

                        In July 1998, a key employee of this operation resigned, and as a result, a lawsuit was filed by the Company that alleged the employee breached her employment and non-compete agreements. The lawsuit was settled in February 1999 and resulted in the outstanding debt payable to the former owners that arose through the acquisition of approximately $93,000 being forgiven and recorded as a purchase price adjustment, along with a $5,000 judgment against the employee's new employer.
                        The remaining goodwill of approximately $67,000 was charged to operations for the year ended June 30, 1998 as it was determined to be impaired as a result of the breached employment agreement and its related effect on the acquired business. The California operation continued on a limited basis until it was relocated in July 1999 to Marietta, Georgia, where its operations were consolidated with Design-A-Tour, Inc.
                        (See Note 1[E]).

                    (D) Acquisition of Prestige Travel Services II, Inc.

                        On January 1, 1999, the Company acquired all of the outstanding stock of Prestige Travel Services II, Inc., a retail travel agency with an independent agent sales program and an internet cruise brokerage operation known as Cruise Brokers.com., for $1,600,000, paid through the issuance of 800,000 shares of Series A convertible preferred stock. Prestige operates offices in Tampa and Ft. Lauderdale, Florida. The transaction was accounted for as a purchase. The agreement provided for the measurement of the conversion price to be made on August 1, 1999 based on the average trading price of the Company's common stock for the preceding 20 days' average trading price. The conversion price on August 1, 1999 was determined to be $1.06875 per share of common stock, resulting in 1,497,076 shares of common stock. The excess of the purchase price, including acquisition costs of $107,715, plus the excess of the liabilities assumed over the fair market value of the assets acquired of $1,746,828, was recorded as goodwill and is being amortized on a straight-line basis over ten years.

                        Acquisition costs included $85,000 payable to an unrelated third party as a finder's fee, of which $5,000 had been paid as of June 30, 1999. The

          Affinity International Travel Systems, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements



                        remaining $80,000 was accrued as of June 30, 1999 and was converted into 74,854 shares of the Company's common stock after June 30, 1999. The conversion price was determined at August 1, 1999 based on the average trading price of the Company's common stock for the preceding 20 days.

                    (E) Acquisition of Design-A-Tour, Inc.

                        On February 8, 1999, the Company entered into an asset purchase agreement in which it acquired the assets of Design-A-Tour, Inc. in exchange for $75,000 of the Company's convertible preferred stock in a transaction accounted for under the purchase method of accounting. The purchase agreement was amended to provide for the issuance of 36,320 shares of the Company's common stock valued at approximately $2.07 per share (the quoted market value on the acquisition date) in lieu of the convertible preferred stock. The Company's financial statements reflect the issuance of these shares although the certificate had not been released to the seller pending the execution of the amendment to the purchase agreement which occurred in August 1999.

                        The entire purchase price was allocated to the assets acquired based on their estimated fair market value. The assets included furniture and equipment, an internet web site, rights to use a search engine on that web site and the rights to make airline reservations under a related servicing agreement. The acquired tangible and intangible assets are being depreciated and amortized over their estimated useful lives of three to five years.

                        The operating results of the significant acquired businesses have been included in the consolidated statement of operations from the dates of acquisition. The following pro forma information has been prepared assuming certain of the acquisitions above, which were deemed to be significant acquisitions, had taken place at the beginning of the respective periods. The pro forma information includes adjustments for interest expense that would have been incurred to finance the purchases, additional depreciation based on the fair value of property acquired and the amortization of intangibles arising from the transactions. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effected on the assumed dates.

                                                       Unaudited
 YEAR ENDED JUNE 30,                          1999        1998          1997
 -------------------------------------------------------------------------------
 Total revenues                        $ 3,588,584   $ 2,416,290   $1,597,208
 Net loss applicable to common stock    (5,722,932)   (1,229,808)    (483,772)
 Net loss per common share                    (.91)         (.29)        (.29)
 ================================================================================

          Affinity International Travel Systems, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

                       The results of operations of the insignificant acquisitions were not material to the Company's consolidated results of operations.

2. SUMMARY OF      (A) Revenue Recognition
   SIGNIFICANT
   ACCOUNTING          The Company sells travel packages through both wholesale
   POLICIES            and retail operations. The revenues and cost of sales
                       from wholesale operations are recorded at the gross amounts received from customers and the amounts paid to vendors. The Company negotiates the prices it pays to its vendors and sets the prices that it sells to customers and therefore bears the financial risks of the transactions. The revenues and cost of sales from the retail operations are recorded on a net basis. The revenues consist primarily of commissions earned by travel agents on the sales of products and the cost of sales consist primarily of commissions paid to independent travel agents. For these transactions, the travel agents merely act as intermediaries for the customers and vendors thereby earning a commission.

                       Advance payments made by customers are recorded as deferred revenue and advance payments made to vendors are recorded as prepaid accommodations. Revenues and related expenses are recognized when the revenue is earned, which varies by the type of product. Revenues from airline ticket sales are recorded when the tickets are issued. Revenues from cruise and tour sales are recognized at the customer's departure date. Revenues from hotel sales and auto rentals are not recognized until the customer utilizes them. The related commissions due to travel agents are recorded as a cost of sales and are payable at the same time the underlying revenue is recognized.

                   (B) Property, Equipment and Depreciation

                       Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets by the straight-line method for financial statement purposes and by accelerated methods for income tax purposes.

                   (C) Advertising Costs

                       The Company expenses advertising costs as incurred. The total advertising costs charged to expense were approximately $44,000, $31,000 and $36,000 for the years ended June 30, 1999, 1998 and 1997, respectively.

                   (D) Income Taxes

                       The Company accounts for income taxes on the liability method. Under

          Affinity International Travel Systems, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements


                       this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. Measurement of deferred income tax is based on enacted tax rates and laws that will be in effect when the differences are expected to reverse, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized.

                   (E) Net Loss per Share

                       Potential common shares are not considered in the calculation of loss per share because their inclusion would be antidilutive. Potential common shares consist of 4,505,000 common stock warrants and 800,000 shares of convertible preferred stock. The 74,854 shares of common stock to be issued as finder's fees (see Note 1[D]) and 40,000 shares of common stock to be issued as employee compensation (see Note 9) have been included in the calculation of loss per share since their issuance is not dependent upon a future contingency.

                   (F) Use of Estimates

                       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                   (G) Financial Instruments

                       Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 1999.

                       The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and cash equivalents, accounts receivable, notes payable, accounts payable, accrued expenses, long-term debt and capital lease obligations. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand.

          Affinity International Travel Systems, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements


                   (H) Impairment of Long-Lived Assets

                       Assets are evaluated for impairment when events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. When any such impairment exists, the related assets will be written down to fair value. As discussed in Note 1(C), the Company recorded a write-down of goodwill of approximately $67,000 during the year ended June 30, 1998.

                   (I) Stock-Based Compensation

                       Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation," issued by the Financial Accounting Standards Board, encourages a fair value method of accounting for stock-based compensation plans. This statement provides a choice to either adopt the fair value based method of accounting or continue to apply APB Opinion No. 25, which would require only disclosure of the pro forma net income and earnings per share, determined as if the fair value based method has been applied. The Company continued to apply APB Opinion No. 25 when adopting this statement, and accordingly, this statement did not have a material impact on the Company.

                   (J) Recent Accounting Pronouncements

                       In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

                       Historically, the Company has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard on July 1, 2000 to affect its financial statements.

                       In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance on accounting for the various types of costs incurred for computer software developed or obtained for internal use. Also in June 1998, the AICPA issued SOP 98-5, "Reporting

          Affinity International Travel Systems, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements


                       on the Costs of Start-Up Activities." SOP 98-5 requires costs of start-up activities and organizational costs, as defined, to be expensed as incurred. The Company has elected early adoption of these SOPs, and they did not materially impact the Company's financial statements.

3. NOTE
   RECEIVABLE      In July 1996, the Company sold a license for $22,406 to a
                   Canadian corporation to allow that corporation to use one of its trade names. The Company had recorded this note using an imputed interest rate of 10%. Under the terms of the agreement, the Company is to receive monthly installment payments of $741 for 35 months. The unpaid balance on this note of $9,896 was written off due to uncollectibility during the year ended June 30, 1998.

3. PROPERTY AND
   EQUIPMENT

                   Property and equipment are summarized as follows:

                                                                  USEFUL
                   JUNE 30,                                        LIVES            1999           1998
                   ---------------------------------------------------------------------------------------
                   Leasehold improvements                       3-5 yrs.    $      4,100    $     5,435
                   Furniture and equipment                      5-7 yrs.         242,728        129,583
                   Computer software                              3 yrs.         152,270         60,930
                   ---------------------------------------------------------------------------------------
                                                                                 399,098        195,948
                   Less accumulated depreciation                                (130,634)       (56,553)
                   ---------------------------------------------------------------------------------------
                                                                            $    268,464    $   139,395
                                                                            ==============================

5. LONG-TERM
   DEBT Long-term debt at June 30, 1998 consists of a note payable to Sabre Group, Inc. DEBT related to a licensing agreement under which the Company acquired the right to use certain reservation software. The note was payable in monthly installments of $970 including principal and interest at 15% and was paid off in March 1999.

6. CONVERTIBLE     The Company issued $150,000 of 8% subordinated convertible
   DEBTS AND       debentures during 1997 with a conversion price of
   WARRANTS        $.5357 per share. These debentures had a term of 18 months and matured from July to November 1998. The Company issued an additional 5,000 of these debentures in May 1998 with essentially the same terms. On June 30, 1998, the debentures, including approximately $44,000 of accrued interest, were converted into 371,224 shares of common stock.

                   On January 15, 1999, the Company issued a convertible note to a significant shareholder in the amount of $222,000. The note was immediately convertible into 634,286 shares of the Company's common stock at a conversion price of $.35 per share, which was below the quoted market price of the Company's common stock. The value of the beneficial conversion feature was approximately $1,522,000, of which $222,000 was immediately charged to interest expense as the debt discount related to the beneficial conversion feature is limited to the original balance of the note. The note was converted into common stock on February 1, 1999.

          Affinity International Travel Systems, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements


                   The Company granted warrants to purchase 250,000 shares of its common stock at $.35 per share in connection with the convertible note issued on January 15, 1999. The warrants were immediately exercisable and expire two years from the date of grant. The value of these warrants were not recorded as the maximum debt discount related to the convertible note had previously been recorded. These warrants were outstanding as of June 30, 1999.

                   On April 14, 1999, the Company issued a convertible debenture to an individual in the amount of $25,000. The debenture was immediately convertible into 25,000 shares of the Company's common stock at a conversion price of $1.00 per share, which approximated the quoted market price for the Company's common stock on the date of issuance. In connection with this debenture, the Company also issued a warrant to purchase 5,000 shares of the Company's common stock with an exercise price of $1.00 per share. The value of these warrants was approximately $4,000 determined using the Black-Scholes option-pricing model at the date of grant with the following assumptions: 0% dividend yield, an expected life of two years; expected volatility of 140% and a risk-free interest rate of 5.8% and has been charged to interest expense for the year ended June 30, 1999. As of June 30, 1999, the debenture had not been converted and the warrants had not been exercised.

                   On April 23, 1999, the Company issued a convertible note to a significant stockholder in amount of $1,000,000. The note was immediately convertible into 2,300,000 shares of the Company's common stock at a conversion price of $.43 per share, which was below the quoted market price of the Company's common stock. The value of the beneficial conversion feature was approximately $1,084,000, of which $1,000,000 was immediately charged to interest expense as the debt discount related to the beneficial conversion feature is limited to the original balance of the note. The note was converted into common stock on May 6, 1999.

                   The Company granted warrants to purchase 750,000 shares of its common stock at $1.75 per share in connection with the convertible note issued on April 23, 1999. The warrants were immediately exercisable and expire five years from the date of grant. The value of these warrants was not recorded as the maximum debt discount related to the convertible note had previously been recorded. These warrants were outstanding as of June 30, 1999.

                   On June 10, 1999, the Company issued a convertible note to a significant stockholder in the amount of $1,000,000. The note was immediately convertible into 2,000,000 shares of the Company's common stock at $.50 per share, which was below the quoted market price of the Company's common stock. The value of the beneficial conversion feature was approximately $1,250,000, of which $1,000,000 was immediately charged to interest expense

             Affinity International Travel Systems, Inc. and Subsidiaries
                      Notes to Consolidated Financial Statements


                   as the debt discount related to the beneficial conversion feature is limited to the original balance of the note on the date the note was issued. The note was converted into common stock on June 15, 1999.

                   The Company granted warrants to purchase 2,750,000 shares of its common stock at $2.00 per share in connection with the convertible note issued June 10, 1999. The warrants were immediately exercisable and expire five years from the date of grant. The value of these warrants was not recorded as the maximum debt discount related to the convertible note had previously been recorded. These warrants were outstanding as of June 30, 1999.

7. COMMON STOCK    From July 1998 to January 1999, the Company sold an aggregate
   SUBJECT TO      of 6,768,572 shares of common stock in reliance upon the
   RESCISSION      exemption from registration contained in Rule 504 of
                   Regulation D, including shares issued in the acquisition of SunStyle (an acquisition that was treated as a reverse acquisition for accounting purposes). Those sales may have been in violation of Rule 504 of Regulation D. Accordingly, stockholders who purchased shares in those transactions may have rescission rights against the Company; that is, such persons may have the right to compel the Company to repurchase the shares for an amount equal in general to the purchase price paid plus interest. If all or a portion of the purchasers of the common stock in those transactions exercise any rescission right they may have, the Company may be subject to substantial liability, in which case, there would be a severe impact on the Company's financial condition and ability to continue as a going concern. The Company does not have sufficient cash reserves to repurchase the shares of its common stock that are subject to possible rescission. In addition, its ability to raise additional capital may be severely restricted, as investors may be hesitant to invest in the Company because of this potential liability. The
                   Company's inability to raise capital when needed will have an adverse effect on its ability to continue a going concern.

                   Although there is no definitive answer as to whether the Company violated Rule 504, the Company has reclassified amounts previously recorded as stockholders' equity to mezzanine capital on our balance sheet. More specifically, the recorded amount of shares subject to rescission is $5,613,000 as of June 30, 1999, excluding related accrued interest of $633,000 which has been charged to interest expense during the year ended June 30, 1999. These amounts are shown on our balance sheet under the line item "Common Stock Subject to Rescission."

8. RELATED         SALE OF DEBENTURES
   PARTY
   TRANSACTIONS    During 1997, the Company sold $35,000 of debentures to an
                   officer of the Company and $5,000 of debentures to a relative of a director of the Company.

          Affinity International Travel Systems, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements


                   CONSULTING AGREEMENT

                   On April 23, 1999, the Company executed a consulting agreement with a company (the "Consultant") owned by a significant stockholder of the Company. Under the terms of the agreement, the Consultant is to provide business and financial advisory services in exchange for monthly consulting fees of $6,666. The Consultant is also to receive a 5% commission on gross proceeds received by the Company from the sale of the Company's securities resulting from introductions made by the Consultant and from related transactions in which the Consultant's efforts were instrumental in negotiating and closing a transaction on behalf of the Company. This agreement remains in effect until such time as either party terminates it with 10 days' written notice.

                   On June 1, 1999, the consulting agreement was amended providing for a monthly consulting fee of $13,333 and the granting of warrants to purchase 750,000 shares of the Company's common stock with an exercise price of $2.00 per share. The warrants were immediately exercisable and expire five years from the date of the amendment. The warrants were valued at $682,500 using the Black-Scholes option-pricing model at the date of grant with the following assumptions: 0% dividend yield, an expected life of five years; expected volatility of 140% and a risk-free interest rate of 5.7%. The Company charged the value of the warrants to operations in June 1999.

9. COMMITMENTS     LETTERS OF CREDIT
   AND
   CONTINGENCIES   The Company has three letters of credit which total $42,400 in connection with the certifications enabling the Company to issue airline tickets. Each letter of credit is secured by restricted certificates of deposit which total $45,280 as of June 30, 1999 and mature from September 1999 to June 2000. As of June 30, 1999, there were no outstanding balances under these lines of credit.

                   The Company also has a $150,000 letter of credit in connection with the lease for its corporate office space. The letter of credit is secured by a $150,000 restricted certificate of deposit as of June 30, 1999 which matures in May 2000. As of June 30, 1999, there was no outstanding balance under this line of credit.

                   LEASES

                   The Company leases various equipment under lease agreements which are classified as capital leases. Total monthly payments under these capital leases was $1,472, which includes interest at rates ranging from 11% to 14%. The equipment was recorded at a cost of $57,334 and had accumulated depreciation of $24,259 as of June 30, 1999.

                   The Company leases various equipment and office space under leases classified as operating leases. Rental expense under all operating leases amounted to approximately $158,000, $137,000, and $47,000 for the years ended June 30, 1999, 1998 and 1997, respectively.

          Affinity International Travel Systems, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements


                   As of June 30, 1999, future minimum rental payments required under capital and operating leases that have initial or remaining noncancelable lease terms in excess of one year are as follows:

                                                                       CAPITAL        OPERATING
                                                                       LEASES           LEASES
                   --------------------------------------------------------------------------------
                   1999                                                 $17,664         $294,042
                   2000                                                  11,784          301,072
                   2001                                                  10,836          195,385
                   2002                                                   4,428          193,376
                   --------------------------------------------------------------------------------
                   Total net minimum lease payments                      44,712         $983,875
                                                                                        ===========
                   Less amount representing interest                     (6,378)
                                                                    ------------
                   Present value of net minimum lease payments          $38,334
                                                                    ============

                   SERVICE AGREEMENT WITH WEBLINK COMMUNICATIONS, INC.

                   On October 26, 1998, the Company entered into an agreement to pay $250,000 to receive electronic media consulting services from Weblink Communications, Inc. ("Weblink"), an unrelated third party. The Company paid $25,000 in cash and issued 25,000 shares of common stock valued at $21,875 (the quoted market price on the date of the agreement) upon the execution of the agreement. Weblink has to assist the Company in the design, implementation and marketing of an internet web site that would be affiliated with other web sites maintained by Weblink. As of June 30, 1999, services under this agreement had not commenced pending resolution of the payment terms for the balance due Weblink under the service agreement, and the Company had recorded the advance payments to Weblink as a prepaid expense. The service agreement expires three years from the date that the web site is launched on the Internet.

                   As of September 3, 1999, a tentative agreement had been reached which provided for the issuance of an additional 257,143 shares of the Company's common stock to Weblink in full satisfaction of amounts due under the terms of the agreement.

                   MANAGEMENT AGREEMENT WITH TRAVEL SYSTEMS, INC.

                   On April 5, 1999, the Company entered into a management agreement with an option to purchase the assets of Travel Systems International, Inc. ("TSI"). Under the terms of the agreement, the Company advanced TSI $10,000 under a promissory note. The Company subsequently terminated its management agreement and agreed to a termination fee equal to the balance on the outstanding promissory note. As a result, the Company charged the $10,000 promissory note to operations during the year ended June 30, 1999.

          Affinity International Travel Systems, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements


                   RESERVATION SYSTEMS AGREEMENTS

                   The Company has agreements with reservation systems providers that require the Company to pay monthly fees equal to the larger of certain flat monthly fees or fees based on the number of bookings recorded each month. All such contracts are cancelable upon short notice and minimum payments are immaterial.

                   EMPLOYMENT AGREEMENTS

                   As of June 30, 1999, accrued compensation of $40,000 is recorded pursuant to an employment agreement with an officer of the Company. Under the terms of this agreement, the officer is to receive 5,000 shares of common stock per month. The employment agreement is on a month-to-month basis. The amount accrued represents 40,000 shares of common stock based on the estimated market value of $1.00 per share.

                   On July 1, 1999, the Company entered into an employment agreement with its President. The agreement provides for payment of salary through June 2006 and the establishment of a bonus program.

10. STOCKHOLDERS'  COMMON STOCK
    EQUITY
                   In February 1997, the Company converted advances from its sole stockholder into 2,799,813 shares of common stock at a price of $.01 per share, and subsequently, the stockholder contributed an additional $68,859 to capital.

                   During 1997, the Company issued a total of 1,400,003 shares of its common stock in connection with two private placements for net proceeds of $470,250 at prices per share ranging from $.35 to $1.00 (the estimated fair market values on the dates of issuance). The Company paid $62,250 in cash and granted 250,000 shares of common stock included in the above total shares issued for offering costs related to these private placements.

                   In December 1998, the Company sold 1,142,857 shares of its common stock at a price of $.35 per share for net proceeds of $354,869 to a significant stockholder. The Company recorded offering costs of $45,131 related to this stock issuance. In connection with this sale of common stock, the Company granted warrants to purchase 200,000 shares of its common stock at $.35 per share. The warrants were immediately exercisable and expired two years from the date of the agreement. These warrants were exercised on January 25, 1999.

          Affinity International Travel Systems, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements


                   CONVERTIBLE PREFERRED STOCK

                   In September 1998, the Company authorized 100,000,000 shares of $.001 par value convertible preferred stock. In January 1999, the Company issued 800,000 shares of convertible preferred stock in connection with the acquisition of Prestige Travel Services II, Inc. (See Note 1[D]).

                   STOCK OPTION PLAN

                   On July 1, 1999, The Company adopted a stock option plan which authorizes the issuance of up to 4,000,000 shares of its common stock in the form of incentive stock options to employees and nonqualified stock options to nonemployees. Upon the plan's adoption, the Company granted its President incentive stock options to purchase 2,000,000 shares of its common stock with an exercise price of $.50 per share which expire ten years from the date of grant. The Company will account for these options in fiscal year 2000.

                   RESERVED SHARES

                   The Company has reserved 4,505,000 shares of common stock as of June 30, 1999 for issuance in connection with the convertible debt and common stock warrants (see Note 6).

11. INCOME
    TAXES
                   From the Company's inception through June 3, 1997, the Company, with the consent of its stockholders, was treated as an S Corporation, and the results of operations were included in the tax returns of the stockholders. On June 3, 1997, the Company terminated its S Corporation election and became a C Corporation. In addition, the Company has changed its tax year end from December 31 to June 30. Therefore, the Company filed an S Corporation income tax return for the year ended December 31, 1996 and for the short period from January 1, 1997 to June 2, 1997. The absence of a pro forma provision for income taxes for the period prior to June 3, 1997 and a provision for income taxes for the period subsequent to June 2, 1997 is due to net operating losses.

                   The components of the net deferred income tax assets consist of the following:

                                                                                  1999              1998
                   ========================================================================================
                   Deferred tax assets:
                     Net operating loss carryforwards                    $   1,179,000      $    437,000
                     Warrants issued                                           257,000                 -
                     Other                                                      10,000            13,000
                   ----------------------------------------------------------------------------------------
                   Gross deferred income tax assets                          1,446,000           450,000
                   Valuation allowance                                      (1,432,000)         (444,000)
                   ----------------------------------------------------------------------------------------
                   Total deferred income tax assets                             14,000             6,000
                   ----------------------------------------------------------------------------------------

                   Deferred income tax liabilities:
                     Depreciation                                              (14,000)           (6,000)
                   ----------------------------------------------------------------------------------------

                   Net deferred income tax assets                        $           -      $          -
                   ========================================================================================

          Affinity International Travel Systems, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements


                   The change in the valuation allowance for deferred tax assets was an increase of $988,000 and $413,800 during 1999 and 1998, respectively.

                   The amounts shown for income taxes in the statements of operations differ from amounts that would be derived from computing income taxes at federal statutory rates. The following is a reconciliation of those differences:

                  YEAR ENDED JUNE 30,                                     1999        1998        1997
                  ---------------------------------------------------------------------------------------
                  Income taxes at federal statutory rates                (34%)       (34%)       (34%)
                  Discount on convertible debt                            15          --          --
                  Amortization of goodwill                                 1           2          --
                  Net operating loss with no tax benefit                  18          32          34
                  ----------------------------------------------------------------------------------------
                  Income taxes at effective rates                         --%         --%         --%
                  ========================================================================================

                   The Company had unused net operating losses for income tax purposes, expiring in various amounts from 2012 through 2018, of approximately $3,132,000 at June 30, 1999 for carryforward against future years' taxable income.

12. INTEREST
    EXPENSE
                   Interest expense consists of the following:

                  YEAR ENDED JUNE 30,                               1999            1998           1997
                  ----------------------------------------------------------------------------------------
                  Discount on convertible debt to
                    related party                            $ 2,222,000    $         --    $        --
                  Interest on common stock subject to
                    rescission                                   633,000              --             --
                  Interest on debentures                              --          42,038          2,225
                  Other                                           19,570           4,904             --
                  ----------------------------------------------------------------------------------------
                                                             $ 2,874,570    $     46,942    $     2,225
                  ========================================================================================

13. SUBSEQUENT    ACQUISITION OF INTEGRITY CREDIT SERVICES, INC.
    EVENT
                  On July 5, 1999, the Company entered into an asset purchase agreement in which it acquired certain assets of Integrity
                  Credit Services, Inc. ("Integrity") in exchange for 140,000 shares of the Company's common stock. Integrity operates a series of travel agencies located in Seminole and St.
                  Petersburg, Florida under the trade names Intrepid Travel and Goldmark Travel. The Company also entered into an employment agreement with the seller of Integrity which provides for payment of salary through July 2002.

          Affinity International Travel Systems, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements


                   EQUIPMENT UNDER CAPITAL LEASE OBLIGATION

                   On September 15, 1999, the Company entered into a lease agreement for certain computer equipment. The terms of the lease provide for monthly lease payments of $16,451 for a five-year period. The lease will be accounted for as a capital lease.

14. SUPPLEMENTAL   Supplemental cash flow information is as follows:
    CASH FLOW
    INFORMATION

                   YEAR ENDED JUNE 30,                                        1999       1998      1997
                   =======================================================================================
                   Cash paid for interest                              $    19,570  $   5,149   $     -

                   Noncash financing and investing activities:
                     Conversion of debentures into common stock                  -    155,000         -
                     Conversion of debentures into common stock to
                       related party                                     2,222,000          -
                     Common stock issued in connection with service
                       agreement                                            21,875          -         -
                     Capital lease obligation incurred in connection
                       with the acquisition of equipment                         -     56,775         -
                     Purchase of software license with debt                      -          -    20,000
                     Advances from stockholder converted to common
                       stock                                                     -          -    14,999
                     Amounts due to related party contributed to
                       capital                                                   -          -    68,859
                     Common stock issued as offering costs                       -          -    56,875
                   =======================================================================================

                    The following is a summary of noncash transactions related to the acquisition of Ritter-Witt, Inc. disclosed in Note 1 (C):

                   YEAR ENDED JUNE 30,                                                              1998
                   ---------------------------------------------------------------------------------------
                   Common stock issued                                                    $      (20,000)
                   Property, plant and equipment acquired                                         20,598
                   Goodwill acquired                                                             159,402
                   ---------------------------------------------------------------------------------------
                   Total noncash acquisition of assets                                           160,000

                   Long-term debt issued                                                        (105,000)
                   ---------------------------------------------------------------------------------------

                   Net cash paid                                                          $       55,000
                   =======================================================================================

          Affinity International Travel Systems, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements


                   The following is a summary of noncash transactions related to the Prestige acquisition disclosed in Note 1 (D):

                   YEAR ENDED JUNE 30,                                                              1999
                   ---------------------------------------------------------------------------------------
                   Convertible preferred stock issued                                     $   (1,600,000)
                   Accounts receivable acquired                                                   62,915
                   Property, plant and equipment acquired                                         30,999
                   Goodwill acquired                                                           1,750,361
                   Acquisition costs capitalized                                                 (21,530)
                   ---------------------------------------------------------------------------------------
                   Total noncash acquisition of assets                                           222,745
                   ---------------------------------------------------------------------------------------
                   Notes payable assumed                                                         (61,889)
                   Accounts payable assumed                                                      (41,986)
                   Accrued expenses assumed                                                     (114,269)
                   Deferred revenue assumed                                                      (31,844)
                   ---------------------------------------------------------------------------------------
                   Total noncash assumption of liabilities                                      (249,988)
                   ---------------------------------------------------------------------------------------
                   Net cash acquired (net of cash paid of $6,185)                         $       27,243
                   ---------------------------------------------------------------------------------------

15. SEGMENT
    INFORMATION    During 1999, the Company adopted Statement of Financial
                   Accounting Standards No. 131 (SFAS 131), "Disclosures about
                   Segments of an Enterprise and Related Information." SFAS 131 requires that public enterprises report certain information about reporting segments in financial statements. It also requires the disclosure of certain information regarding services provided, geographic areas of operation and major customers.

                   The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Intercompany revenues are market based. The Company evaluates performance based on operating earnings of the respective business units.

                   The Company's continuing operations are classified into three reportable segments. The wholesale segments sell the Company's travel products to retail travel agents and consumers from its corporate offices in Florida. The retail segment consists of travel agencies who sell the travel products directly to the consumer in Florida, Georgia and California.

          Affinity International Travel Systems, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements


                   The following table shows certain financial information by reportable segment as of and for the years ended June 30, 1999, 1998 and 1997:

                                                                                      CORPORATE
                                                        WHOLESALE         RETAIL      AND OTHER        COMBINED
------------------------------------------------------------------------------------------------------------------
                       1999
Revenue from external customers                       $ 1,363,300    $   961,643   $          -     $ 2,324,943
Net income (loss)                                      (1,493,827)        28,371     (5,590,082)     (7,055,538)
Depreciation and amortization                              38,325         22,678         90,610         151,613
Compensation and service expense related to common
  stock issued                                            140,250              -         66,405         206,655
Services expense related to common stock warrants
  to related party                                              -              -        682,500         682,500
Interest income                                             1,775              -              -           1,775
Interest expense                                           15,792            570        636,208         652,570
Interest expense to related party                               -              -      2,222,000       2,222,000
Total assets                                              421,546        298,516      2,944,861       3,664,923
Capital expenditures                                       82,086          3,210          2,400          87,696

                       1998
Revenue from external customers                       $ 1,071,833    $   256,744   $          -     $ 1,328,577
Net loss                                                 (836,362)       (53,951)      (278,188)     (1,168,501)
Depreciation and amortization                              45,238          2,688              -          47,926
Compensation and service expense related to common
  stock issued                                                  -              -         43,750          43,750
Interest income                                             6,221              -              -           6,221
Interest expense                                            4,486            418         42,038          46,942
Total assets                                              317,670         77,495              -         395,165
Capital expenditures (exclusive of acquisitions)           38,589              -              -          38,589

                       1997
Revenue from external customers                       $   665,143    $         -   $          -     $   665,143
Net loss                                                 (269,864)             -        (47,961)       (317,825)
Depreciation and amortization                              10,638              -              -          10,638
Interest income                                             1,440              -              -           1,440
Interest expense                                            2,225              -              -           2,225
Total assets                                              547,086              -              -         547,086
Capital expenditures                                       50,820              -              -          50,820
==================================================================================================================

          Affinity International Travel Systems, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements


                   A substantial portion of the Company's revenues are derived from wholesale activities that include the brokerages of rental cars and sales of vacation packages to four main destinations as described below:

                                                                                            WHOLESALE
                  ---------------------------------------------------------------------------------------
                                                 1999
                  Revenue from external customers                                          $1,363,300
                  Percentage of revenue by destination:
                    Auto brokerage worldwide                                                       34%
                    Florida                                                                        45%
                    Hawaii                                                                         14%
                    Caribbean                                                                       6%
                    Mexico                                                                          1%
                  =======================================================================================
                                                 1998
                  Revenue from external customers                                          $1,071,833
                  Percentage of revenue by destination:
                    Auto brokerage worldwide                                                       83%
                    Florida                                                                        17%
                  =======================================================================================
                                                 1997
                  Revenue from external customers                                          $  665,143
                  Percentage of revenue by destination:
                    Auto brokerage worldwide                                                       33%
                    Florida                                                                        67%
                  =======================================================================================

          Affinity International Travel Systems, Inc. and Subsidiaries
                    Consolidated Balance Sheet (Unaudited)


MARCH 31,                                                          2000
--------------------------------------------------------------------------
                                                            (UNAUDITED)
ASSETS

CURRENT:
  Cash and cash equivalents                                  $  578,131
  Restricted certificates of deposit                            184,038
  Accounts receivable                                           237,225
  Prepaid accommodations                                        124,097
  Prepaid expenses                                                  775
--------------------------------------------------------------------------
         TOTAL CURRENT ASSETS                                 1,124,266

PROPERTY AND EQUIPMENT, net                                   1,356,658
GOODWILL, net of accumulated amortization of $9,181              54,745
DEPOSITS                                                         56,718
OTHER ASSETS                                                     17,080
--------------------------------------------------------------------------
         TOTAL ASSETS                                        $2,609,467
==========================================================================

                    SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

          Affinity International Travel Systems, Inc. and Subsidiaries
                     Consolidated Balance Sheet (Unaudited)

MARCH 31,                                                                                                 2000
----------------------------------------------------------------------------------------------------------------
                                                                                                   (UNAUDITED)
LIABILITIES AND CAPITAL DEFICIT

CURRENT LIABILITIES:
  Accounts payable                                                                                $    896,036
  Accrued expenses (Note 3)                                                                          1,392,185
  Deferred revenue                                                                                     409,461
  Current portion of capital lease obligations                                                          13,670
----------------------------------------------------------------------------------------------------------------
         TOTAL CURRENT LIABILITIES                                                                   2,711,352

CAPITAL LEASE OBLIGATIONS, less current portion                                                         14,295
----------------------------------------------------------------------------------------------------------------
         TOTAL LIABILITIES                                                                           2,725,647
----------------------------------------------------------------------------------------------------------------

COMMON STOCK SUBJECT TO RESCISSION (NOTE 7)                                                          5,613,000
----------------------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (Notes 7 and 8)

CAPITAL DEFICIT (Notes 1, 3, 4, 5 and 6):
  Common stock, $.001 par value, shares authorized 100,000,000, issued and
    outstanding 15,550,210                                                                               8,781
  Additional paid-in capital                                                                        16,037,716
  Accumulated deficit                                                                              (21,775,677)
----------------------------------------------------------------------------------------------------------------
         TOTAL CAPITAL DEFICIT                                                                      (5,729,180)
----------------------------------------------------------------------------------------------------------------
         TOTAL LIABILITIES AND CAPITAL DEFICIT                                                    $  2,609,467
================================================================================================================

                    SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

          Affinity International Travel Systems, Inc. and Subsidiaries
                Consolidated Statements of Operations (Unaudited)


NINE MONTHS ENDED MARCH 31,                                                               2000              1999
-------------------------------------------------------------------------------------------------------------------
                                                                                   (UNAUDITED)       (UNAUDITED)
NET SALES                                                                         $  2,749,729       $  1,366,493

COST OF SALES                                                                        1,802,520           937,836
-------------------------------------------------------------------------------------------------------------------

         Gross profit                                                                  947,209           428,657
-------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES:
  Selling, general and administrative                                                1,793,103           617,295
  Salaries and wages                                                                 2,477,488           624,323
  Consulting fees                                                                       67,948            82,246
  Consulting fees to related party                                                     120,018                 -
  Rent                                                                                 213,623            74,247
-------------------------------------------------------------------------------------------------------------------
         TOTAL OPERATING EXPENSES                                                    4,672,180         1,398,111
-------------------------------------------------------------------------------------------------------------------
         Operating loss                                                             (3,724,971)         (969,454)
-------------------------------------------------------------------------------------------------------------------

OTHER INCOME (EXPENSE):
  Interest income                                                                       16,290             1,027
  Interest expense                                                                    (509,662)         (476,418)
  Gain on sale of subsidiary (Note 6)                                                   75,000                 -
  Financing charges (Note 8)                                                       (10,431,000)         (222,000)
  Other income (expense), net                                                          (68,750)            1,984
-------------------------------------------------------------------------------------------------------------------
         TOTAL OTHER INCOME (EXPENSE)                                              (10,918,122)         (695,407)
-------------------------------------------------------------------------------------------------------------------

NET LOSS                                                                          $(14,643,093)      $(1,664,861)
===================================================================================================================
NET LOSS PER COMMON SHARE                                                         $      (1.06)      $      (.29)
===================================================================================================================
WEIGHTED AVERAGE SHARES OUTSTANDING                                                 13,756,542         5,812,076
===================================================================================================================

                    SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

          Affinity International Travel Systems, Inc. and Subsidiaries
             Consolidated Statement of Capital Deficit (Unaudited)


                                                                                               CONVERTIBLE
                                                                COMMON STOCK                 PREFERRED STOCK
                                                          --------------------------    --------------------------    ADDITIONAL
                                                                                PAR                           PAR        PAID-IN
                                                              SHARES          VALUE         SHARES          VALUE        CAPITAL
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, June 30, 1999                                    12,263,165       $  5,494        800,000        $   800   $  3,185,682
  Issuance of common stock for acquisition                   140,000            140              -              -        117,992
  Issuance of common stock options as compensation                 -              -              -              -        750,000
  Issuance of common stock for conversion of
    preferred stock                                        1,497,076          1,497       (800,000)          (800)          (697)
  Sale of common stock                                     1,723,237          1,723              -              -      2,186,174
  Issuance of common stock for compensation and
    services                                                 313,808            314              -              -        261,991
  Issuance and repricing of common stock warrants                  -              -              -              -      9,851,964
  Issuance of common stock for conversion of
  debentures                                                  25,000             25              -              -         24,975
  Return of common stock through disposal of
    subsidiary                                            (1,497,076)        (1,497)             -              -     (1,553,280)
  Issuance of common stock for financing charges           1,080,000          1,080              -              -      1,207,920
  Issuance of common stock for warrants                        5,000              5              -              -          4,995
  Net loss                                                         -              -              -              -              -
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, March 31, 2000                                   15,550,210       $  8,781              -         $    -    $16,037,716
===================================================================================================================================



                                                                               TOTAL
                                                         ACCUMULATED         CAPITAL
                                                             DEFICIT         DEFICIT
---------------------------------------------------------------------------------------
BALANCE, June 30, 1999                                  $ (7,132,584)  $  (3,940,608)
  Issuance of common stock for acquisition                         -         118,132
  Issuance of common stock options as compensation                 -         750,000
  Issuance of common stock for conversion of
    preferred stock                                                -               -
  Sale of common stock                                             -       2,187,897
  Issuance of common stock for compensation and
    services                                                       -         262,305
  Issuance and repricing of common stock warrants                  -       9,851,964
  Issuance of common stock for conversion of
  debentures                                                       -          25,000
  Return of common stock through disposal of
    subsidiary                                                     -      (1,554,777)
  Issuance of common stock for financing charges                   -       1,209,000
  Issuance of common stock for warrants                            -           5,000
  Net loss                                               (14,643,093)    (14,643,093)
---------------------------------------------------------------------------------------
BALANCE, March 31, 2000                                 $(21,775,677    $ (5,729,180)
=======================================================================================

          Affinity International Travel Systems, Inc. and Subsidiaries
                Consolidated Statements of Cash Flows (Unaudited)

NINE MONTHS ENDED MARCH 31,                                                                  2000             1999
--------------------------------------------------------------------------------------------------------------------
                                                                                      (unaudited)     (unaudited)
RECONCILIATION OF NET LOSS TO NET CASH USED FOR OPERATING ACTIVITIES:
  Net loss                                                                           $(14,643,093)     $(1,664,861)
  Adjustments to reconcile net loss to net cash used for operating activities:
    Depreciation and amortization                                                         260,311           92,566
    Loss on disposals of property and equipment                                            18,639                -
    Gain on sale of Prestige Travel                                                       (75,000)               -
    Loss on sale of Goldmark                                                                5,265                -
    Write off of Investments                                                               48,273
    Issuance of options for compensation                                                  750,000          231,567
    Issuance of convertible debt at a discount                                                  -          222,000
    Repricing of common stock warrants per warrant agreements and issuance of
      common stock for financing charges to a related party                            10,410,915
    Issuance of common stock for compensation and services                                262,305
    Changes in assets and liabilities, net of effects of acquisitions and dispositions:
      Accounts receivable                                                                (125,321)        (215,115)
      Prepaid expenses                                                                       (775)         (49,977)
      Prepaid accommodations                                                                4,374           12,250
      Accounts payable                                                                    288,445           66,357
      Accrued expenses                                                                    454,704          367,260
      Deferred revenue                                                                    161,274           22,765
      Due to customers                                                                    (13,865)         (56,619)
--------------------------------------------------------------------------------------------------------------------

Net cash used for operating activities                                                 (2,193,549)        (971,807)
--------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Redemption of restricted certificate of deposit                                          11,242                -
  Purchase of property and equipment                                                   (1,247,970)         (24,713)
  Decrease in acquisition costs                                                                 -           29,180
  Increase in deposits                                                                    (16,488)               -
  Cash paid in acquisition of SunStyle                                                          -          (28,558)
  Cash paid in acquisition of Prestige                                                          -           (6,185)
  Cash received in acquisition of Prestige                                                                  33,428
  Net proceeds from sale of Goldmark                                                       30,000                -
  Net proceeds from sale of Prestige Travel                                                56,390                -
  Increase (decease) in other assets                                                       (1,867)             (35)
--------------------------------------------------------------------------------------------------------------------

Net cash used for investing activities                                                 (1,168,693)           3,117
--------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from ( payments on) notes payable                                              (12,000)          81,205
  Principal payments of capital lease obligations                                         (10,369)          (1,863)
  Principal payments of capital lease obligations                                               -          (13,984)
  Proceeds from issuance of convertible debentures to a related party                           -          222,000
  Proceeds from issuance of common stock warrants                                         650,049                -
  Net proceeds from sale of common stock                                                2,192,897          668,362
--------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                               2,820,577          955,720
--------------------------------------------------------------------------------------------------------------------
Net decrease in cash                                                                     (541,665)         (12,970)

CASH AND CASH EQUIVALENTS, beginning of period                                          1,119,796           64,061
--------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, end of period                                             $    578,131      $    51,091
--------------------------------------------------------------------------------------------------------------------

                    SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

            Affinity International Travel Systems and Subsidiaries
                  Notes to Consolidated Financial Statements


1. FINANCIAL
   STATEMENTS      The financial statements included herein have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

                   The financial statements for the interim periods included herein, which are unaudited, include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial statements and results of operations of Affinity International Travel Systems, Inc. and Subsidiaries for the periods presented. The results of operations for interim periods should not be considered indicative of results to be expected for the full year.

  2. NATURE OF     Affinity International Travel Services, Inc., formerly
     ORGANIZATION  Medanco, Inc. ("Medanco"), through its wholly-owned subsidiaries, currently provides packaged vacation programs, as well as airline, car rental, hotel and cruise ship reservations for both retail travel agents and direct consumers.

                   The consolidated financial statements include the accounts of Affinity International Travel Systems, Inc. ("Affinity" or collectively the "Company") and its wholly-owned subsidiaries, Affinity International Travel Services, Ltd.; Prestige Travel Services II, Inc.; and SunStyle International Holidays, Inc. ("SunStyle") and its wholly-owned subsidiaries, SunStyle International Holidays, Ltd.; SunStyle International Holidays of California, Inc.; and Air Travel Trust, Inc. All material intercompany accounts and transactions have been eliminated.

3. COMMON STOCK    From July 1998 to January 1999, the Company sold an aggregate
   SUBJECT TO      of 6,768,572 RESCISSION shares of common stock in reliance
   RESCISSION      upon the exemption from registration contained in Rule 504 of
                   Regulation D, including shares issued in the acquisition of SunStyle (an acquisition that was treated as a reverse acquisition for accounting purposes). Those sales may have been in violation of Rule 504 of Regulation D. Accordingly, stockholders who purchased shares in those transactions may have rescission rights

            Affinity International Travel Systems and Subsidiaries
                  Notes to Consolidated Financial Statements


                   against the Company; that is, such persons may have the right to compel the Company to repurchase the shares for an amount equal in general to the purchase price paid plus interest. If all or a portion of the purchasers of the common stock in those transactions exercise any rescission right they may have, the Company may be subject to substantial liability, in which case, there would be a severe impact on the Company's financial condition and ability to continue as a going concern. The Company does not have sufficient cash reserves to repurchase the shares of our common stock that are subject to possible rescission. In addition, the Company's ability to raise additional capital may be severely restricted, as investors may be hesitant to invest in the Company because of this potential liability. The Company's inability to raise capital when needed will have an adverse effect on its ability to continue a going concern.

                   Although there is no definitive answer as to whether the Company violated Rule 504, the Company has reclassified amounts previously recorded as stockholders' equity to mezzanine capital on our balance sheet. More specifically, the recorded amount of shares subject to rescission is $5,613,000 as of March 31, 2000, excluding related accrued interest of $1,138,000 of which $505,000 has been charged to interest expense during the nine month period ended March 31, 2000. These amounts are shown on the Company's balance sheet under the line item "Common Stock Subject to Rescission."

4. GOING           The Company's consolidated financial statements are presented
   CONCERN         on the going concern basis, which contemplates the
   AND             realization of assets and satisfaction of liabilities in the
   LIQUIDITY       normal course of business. The Company has been advised that certain transactions described in Note 3 may have been in violation of Rule 504 of Regulation D of the Securities Act of 1933, as amended. There is no assurance that a violation has not occurred, that a rescission offer to holders of the common stock will not have to be made and that these stockholders will not exercise rights they may have to rescind the transactions that resulted in their receipt of Affinity's common stock.

            Affinity International Travel Systems and Subsidiaries
                  Notes to Consolidated Financial Statements


                   The Company does not have sufficient cash reserves to repurchase its common stock subject to possible rescission. Further, the Company has no line of credit or loans for working capital and it relies upon proceeds from the sale of its equity securities or debentures to fund negative cash flow from operations and capital expenditures related to the implementation of its Internet strategies.

                   The Company had a net loss for the nine months ended March 31, 2000 of approximately $14,643,000, of which $10,356,000 was attributable to non-cash expenses as follows: $750,000 related to the issuance of options to an employee with a below market exercise prices, $9,222,000 related to the repricing of existing warrants and the issuance of new warrants and $384,000 related to the issuance of common stock as a penalty for not having a registration statement declared effective by the SEC by certain dates.

                   For the nine months ended March 31, 2000, the Company's operations used $2,194,000 and the Company's investing activities used $1,169,000 in cash. Cash used for investing activities during the nine months ended March 31, 2000 included the expenditure of approximately $1,248,000 for computer equipment. Net cash provided from financing activities for the nine months ended March 31, 2000 of $2,820,000 related primarily to proceeds from the issuance of common stock and warrants totaling $2,843,000 and the repayment of short-term debt.

                   As of March 31, 2000, the Company had a working capital deficit of approximately $1,587,000, total stockholders' deficit of approximately $5,729,000, a total of 15,550,210 shares outstanding and outstanding warrants and options to purchase 12,175,817 shares of its common stock with an average exercise price of $.37 per share.

                   The Company expects net losses and negative cash flow to continue for the foreseeable future and anticipates that losses and the use of cash will increase significantly from current levels because the Company expects to incur significant expenses and capital expenditures related to the implementation of the Company's Internet Strategies.

                   As of May 31, 2000, the Company had warrants and options outstanding to purchase 10,045,817 and 2,165,000 shares of our common stock with

            Affinity International Travel Systems and Subsidiaries
                  Notes to Consolidated Financial Statements


                   average per share exercise prices of $.33 and $.54, respectively. If all currently outstanding warrants and options were exercised, the Company would receive gross proceeds of approximately $4,582,000. However, there can be no assurance the holders of these warrants and options will exercise their right under these financial instruments at such time as the Company is in need of additional capital or before the warrants and options expire.

                   In the event that a registration statement filed by the Company, is not declared effective by the SEC by June 20, 2000, then it is unlikely that the Company will receive $2,187,500 of proceeds from the exercise of warrants to purchase an aggregate of 8,750,000 shares of common stock, because the shares of common stock underlying those warrants may, in such event, be acquired through a cashless exercise of those warrants.

                   In order to fund the Company's operations and continue the implementation of their Internet business strategies, the Company anticipates the need to raise at least $6.0 million in additional capital during the remainder of calendar year 2000. The Company anticipates that its online booking engines and primary web site, www.faraway.com, will be developed and operational within the next four months. The Company believes that it will need to raise $3 million of additional capital during the next three months to complete the development of the booking engines and primary web site. In addition, the Company will need to raise a portion of the additional capital immediately to fund negative cash flow from operations and fund capital expenditures related to the implementation of our Internet business strategies.

                   The potential violation of Rule 504 described above may negatively affect the Company's ability to continue to raise capital when needed and on terms that are acceptable to the Company as investors may be hesitant to invest in the Company because of this potential rescission liability. The existence of the possible rescission liability without sufficient working capital to satisfy this potential obligation and possible restrictions on the Company's access to capital raises substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future affects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

            Affinity International Travel Systems and Subsidiaries
                  Notes to Consolidated Financial Statements


5. ACQUISITION     On July 5, 1999, the Company acquired certain assets of
                   Integrity Credit Services, Inc. ("Integrity") in exchange for
                   140,000 shares of the Company's common stock. Integrity operates a series of travel agencies located in Seminole and St. Petersburg, Florida under the trade names Intrepid Travel and Goldmark Travel. The Company also entered into an employment agreement with the seller of Integrity which provides for payment of salary through July 2002.

6. SALE OF         SALE OF PRESTIGE TRAVEL SERVICES, II, INC.
   SUBSIDIARY
                   On January 1, 1999, the Company acquired all of the outstanding stock of Prestige Travel Services II, Inc., a retail travel agency, for $1,600,000, paid through the issuance of 800,000 shares of Series A convertible preferred stock. The transaction was accounted for as a purchase. On
                   August 1, 1999, the preferred shares were converted to 1,497,076 shares of common stock based on the average trading price of the Company's common stock for the preceding 20 days' average trading price in accordance with the purchase agreement.

                   On December 29, 1999, the Company sold all the outstanding common stock of Prestige Travel Services II, Inc. to its original owners for $75,000 in cash plus the return of 1,497,076 shares of the Company's common stock valued at $2,573,174, or approximately $1.72 per share. The Company recorded a gain of $75,000 on the transaction.

                   The operating results of Prestige Travel Services II, Inc. have been included in the consolidated statement of operations from the date of acquisition through the date of its disposal. The following pro forma information has been prepared assuming the sale of Prestige Travel Services II, Inc., which was deemed to be a significant disposal of assets, had taken place immediately prior to the nine-month period ending March 31, 2000. The pro forma information includes adjustments to remove the operating results of the subsidiary, related amortization of goodwill arising from the initial acquisition and the gain on disposal. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transaction been effected on the assumed date.

            Affinity International Travel Systems and Subsidiaries
                  Notes to Consolidated Financial Statements


                    NINE MONTHS ENDED MARCH 31,                                              2000
                    --------------------------------------------------------------------------------
                                                                                      (UNAUDITED)
                    Total revenues                                                   $  2,159,953
                    Net loss                                                          (14,583,505)
                    Net loss per common share                                               (1.06)
                    ================================================================================

                   SALE OF BUSINESS UNIT

                   On January 7, 2000, the Company sold certain assets and related operations of a business unit that was acquired on July 5, 1999 as part of the Integrity acquisition (Note 5) for $30,000 in cash and recognized a loss of approximately $5,265 on the transaction. Revenues and related expenses from this business unit were insignificant to the Company's consolidated operations during the nine months ended March 31, 2000.

7. STOCK           On July 1, 1999, the Company adopted a stock option plan
   OPTIONS         which authorizes the issuance of up to 4,000,000 shares of its common stock in the form of incentive stock options to employees and nonqualified stock options to nonemployees.
                   Upon the plan's adoption, the Company granted its President incentive stock options to purchase 2,000,000 shares of its common stock with an exercise price of $.50 per share which expire ten years from the date of grant. The Company recorded compensation expense of $750,000 related to the difference between the exercise price of $.50 per share and the market price of $.88 per share on the date of grant.

                   On August 17, 1999, the Company granted incentive stock options to an employee to purchase 15,000 shares of the Company's common stock with an exercise price of $1.00 per share or market value at the date of grant. These options expire three years from the grant date.

                   On December 20, 1999, the Company granted incentive stock options and nonqualified stock options to two employee/directors and an outside director to purchase a total of 100,000 and 50,000 shares of the Company's common stock, respectively. These options were granted with an exercise price of $1.00 per share when the market value of the Company's common stock was $.50 per share. The fair market value of the nonqualified stock options was insignificant on the date of grant, and all options granted expire three years from the grant date.

                   All of the foregoing options were fully vested and exercisable on the dates of grant.

            Affinity International Travel Systems and Subsidiaries
                  Notes to Consolidated Financial Statements


8. EQUITY          In December 1999, the Company sold 25,000 shares of common stock for $10,000, or $.40 per share, to an unrelated investor.

                   In December 1999, the Company issued 840,000 shares of common stock valued at $759,000, or approximately $.90 per share for the Company's failure to have a registration statement declared effective by the SEC prior to a specified date. This amount was charged to financing charges during the nine month period ended March 31, 2000. On January 15, 2000, the stockholder was entitled to receive an additional 240,000 shares of common stock valued at $450,000, or $1.88 per share, pursuant to these agreements, which was charged to operations during the nine months ended March 31, 2000.

                   On December 20, 1999, the Company entered into agreements (that were later terminated on January 26, 2000) to receive gross proceeds of $250,000 and $500,000 from the majority stockholder and another investor in exchange for 714,286 and 1,458,571 shares of common stock at a price of $.35 per share. The Company received $650,049 in net proceeds from these agreements. The majority stockholder also agreed to the repricing of 4,250,000 common stock warrants to $.50 per share. The fair market value of the Company's common stock on December 20, 1999 was $.50 per share. The Company recorded a charge of $2,082,500 to financing charges related to the repricing of these warrants.

                   On January 26, 2000, the Company terminated the December 20, 1999 agreements and entered into new agreements to sell 1,150,000 and 2,300,000 common stock warrants for $250,000 and $500,000, respectively. All warrants have an exercise price of $.25 per share and an expiration date of December 20, 2004.

                   On January 26, 2000, the majority stockholder also agreed to terminate certain penalty provisions in all previously issued financing agreements and a consulting agreement in exchange for 800,000 common stock warrants with an exercise price of $.25 per share that expire in five years and the repricing of 4,500,000 common stock warrants to an exercise price of $.25 per share. The market value of the Company's common stock on January 26, 2000 was $1.75 per share. Therefore, the Company recorded an additional charge of $7,139,500 to financing charges relating to the issuance and repricing of these warrants in January 2000.

            Affinity International Travel Systems and Subsidiaries
                  Notes to Consolidated Financial Statements


                   In January 2000 an officer of the Company received 30,000 shares of common stock as compensation. The Company recorded a compensation expense of $23,594 to reflect the market value of the stock at that time.

                   During January the Company sold 345,401 shares of common stock for proceeds of $454,345, net of offering costs of $53,155, or an average price of $1.47 per share. In connection with this offering, 34,535 common stock warrants were issued at exercise prices from $2.50 to $3.00, which expire five years from the date of issuance.

                   During February 2000, 990,000 shares of common stock were sold for proceeds of $990,000, or $1.00 per share. In connection with this offering, 1,190,000 common stock warrants were issued at an exercise price of $.75, which expire three years from the date of issuance.

                   During March 2000, the Company sold 362,836 shares of stock for proceeds of $733,552, net of offering costs of $93,773, or an average price of $2.02 per share. In connection with this offering, 36,282 common stock warrants were issued at exercise prices from $4.00 to $5.50 which expire 5 years from the date of issuance.

9. COMMITMENTS     Service Agreement with Weblink Communications, Inc.

                   On October 26, 1998, the Company entered into an agreement to pay $250,000 to receive electronic media consulting services from Weblink Communications, Inc. ("Weblink"), an unrelated third party. The Company paid $25,000 in cash and issued 25,000 shares of common stock valued at $21,875 (the quoted market price on the date of the agreement) upon the execution of the agreement. Weblink was to assist the Company in the design, implementation and marketing of an internet web site that would be affiliated with other web sites maintained by Weblink. As of June 30, 1999, services under this agreement had not commenced pending resolution of the payment terms for the balance due Weblink under the service agreement, and the Company had recorded the advance payments to Weblink as a prepaid expense.

            Affinity International Travel Systems and Subsidiaries
                  Notes to Consolidated Financial Statements


                   As of September 3, 1999, a tentative agreement had been reached which provided for the issuance of an additional 257,143 shares of the Company's common stock to Weblink in full satisfaction of amounts due under the terms of the agreement. However, in January 2000, the consulting agreement was terminated, and therefore, the Company did not issue any additional shares and wrote off its advance payments under the contract.

                   FARAWAY.COM WEB SITE DEVELOPMENT

                   In December 1999, the Company entered into two software development and integration agreements for the design of their Faraway.com web site and related software. The agreements provide for total payments of approximately $873,000 to be paid as work progresses on the web site. A $25,000 advance deposit was paid prior to December 31, 1999.

                   EMPLOYMENT AGREEMENT

                   On July 1, 1999, the Company entered into an employment agreement with its President. The agreement provides for payment of salary through June 2006 and the establishment of a bonus program.

10. SUBSEQUENT     On May 22 and May 26, 2000, the Company issued 9.5%
    EVENTS         convertible debentures in the principal amount of $350,000 and warrants to purchase 35,000 shares of common stock at $2.00 per share, for aggregate consideration of $350,000. The debentures are convertible into common stock at $1.00 per share only after Company's registration statement on file with the SEC is declared effective and the conversion feature expires three months for the debentures issue date. The conversion price and exercise price are reduced by 30% if the average closing bid price of Company's common stock for the five-day trading period ending on the day prior to the 30th day after the closing is less than $2.00.

11. SUPPLEMENTAL   Supplemental cash flow information is as follows:
    CASH FLOW
    INFORMATION


                   NINE MONTHS ENDED MARCH 31,                                    2000        1999
                   ----------------------------------------------------------------------------------
                   Cash paid for interest                                    $ 4,662     $11,418

                   Noncash financing and investing activities:
                     Conversion of debentures into common stock               25,000           -
                   ==================================================================================

            Affinity International Travel Systems and Subsidiaries
                  Notes to Consolidated Financial Statements


                   The following is a summary of noncash transactions related to the sale of Prestige disclosed in Note 4:

                   YEAR ENDED JUNE 30,                                                        1999
                   ----------------------------------------------------------------------------------
                   Fair market value of common stock returned                           $2,573,174
                   ----------------------------------------------------------------------------------

                   Accounts receivable                                                      45,252
                   Property, plant and equipment                                            23,874
                   Goodwill                                                              1,577,114
                   Notes payable                                                           (15,000)
                   Accounts payable                                                        (13,636)
                   Accrued expenses                                                        (34,671)
                   Deferred revenue                                                        (46,766)
                   ----------------------------------------------------------------------------------

                   Net noncash assets surrendered                                        1,536,167
                   ----------------------------------------------------------------------------------

                   Gain on sale recognized                                                  75,000
                   ----------------------------------------------------------------------------------

                   Net cash received (net of cash surrendered of $18,610)               $   56,390
                   ==================================================================================

12. SEGMENT        During 1999, the Company adopted Statement of Financial
    INFORMATION    Accounting Standards No. 131 (SFAS 131), "Disclosures about
                   Segments of an Enterprise and Related Information." SFAS 131 requires that public enterprises report certain information about reporting segments in financial statements. It also requires the disclosure of certain information regarding services provided, geographic areas of operation and major customers.

                   The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Intercompany revenues are market based. The Company evaluates performance based on operating earnings of the respective business units.

                   The Company's continuing operations are classified into three reportable segments. The wholesale segments sell the Company's travel products to retail travel agents and consumers from its corporate offices in Florida. The retail segment consists of travel agencies who sell the travel products directly to the consumer in Florida, Georgia and California.

            Affinity International Travel Systems and Subsidiaries
                  Notes to Consolidated Financial Statements


                   The following table shows certain financial information by reportable segment as of and for the nine months ended March 31, 2000 and 1999:

                                                                 CORPORATE
NINE MONTHS ENDED MARCH 31, 2000     WHOLESALE        RETAIL      AND OTHER       COMBINED
--------------------------------------------------------------------------------------------
Revenue from external customers    $ 1,875,051     $ 874,678   $         --   $  2,749,729
Net income (loss)                   (2,031,333)     (223,992)   (12,387,768)   (14,643,093)
============================================================================================


                                                                 CORPORATE
NINE MONTHS ENDED MARCH 31, 1999     WHOLESALE        RETAIL      AND OTHER       COMBINED
--------------------------------------------------------------------------------------------
Revenue from external customers    $   867,480      $499,013   $         --   $  1,366,493
Net income (loss)                     (857,197)          118       (807,782)    (1,664,861)
============================================================================================

                   A substantial portion of the Company's revenues are derived from wholesale activities that include the brokerages of rental cars and sales of vacation packages to four main destinations as described below:

                                                                       WHOLESALE
----------------------------------------------------------------------------------
FOR THE NINE MONTHS ENDED MARCH 31, 2000
----------------------------------------------------------------------------------
Revenue from external customers                                       $2,749,729
Percentage of revenue by destination:
  Auto brokerage worldwide                                                   39%
  Florida                                                                    25%
  Hawaii                                                                     27%
  Caribbean                                                                   8%
  Mexico                                                                      1%
==================================================================================
FOR THE NINE MONTHS ENDED MARCH 31, 1999
----------------------------------------------------------------------------------
Revenue from external customers                                       $1,366,493
Percentage of revenue by destination:
  Auto brokerage worldwide                                                   38%
  Florida                                                                    48%
  Hawaii                                                                      6%
  Caribbean                                                                   5%
  Mexico                                                                      3%
==================================================================================

===============================================================================

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE INFORMATION THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THE SECURITIES.

===============================================================================


===============================================================================

                              AFFINITY INTERNATIONAL
                              TRAVEL SYSTEMS, INC.

                                20,353,094 SHARES
                                  COMMON STOCK

                               ------------------

                                   PROSPECTUS

                               ------------------


                                 JUNE ___, 2000

===============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                                                                            TOTAL EXPENSES
         SEC Registration Fee..........................................        $ 36,972
         Blue Sky Fees and Expenses....................................              NA
         Transfer Agent and Registrar Fees ............................              NA
         Accounting Fees and Expenses..................................          15,000*
         Legal Fees and Expenses.......................................         250,000*
         Printing and Engraving .......................................          30,000*
         Miscellaneous.................................................          30,000*

               TOTAL...................................................        $496,972*
                                                                               =========

      * Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The corporation law of the State of Nevada and our articles of incorporation, as amended, and by-laws provide for indemnification of our directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to our articles and bylaws filed as Exhibits 3.1 and
3.2 to this registration statement, respectively.

     In addition, we intend to apply for directors and officers liability insurance policy.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The following information is furnished with regard to all securities that we issued within the past three years which were not registered under the Securities Act.

     From 1997 through July 1998, we had no issuances of unregistered securities.

     In July 1998, we entered into an acquisition agreement with all of the stockholders of SunStyle International Holidays, Inc. pursuant to which we purchased 4,902,894 shares of SunStyle International Holidays, which represented all of the issued and outstanding shares of SunStyle, in exchange for 4,902,894 shares of our common stock. Although we acquired SunStyle, the transaction was accounted for as a purchase of Affinity by SunStyle, because the previous stockholders of SunStyle obtained a majority of our voting rights as a result of the acquisition. For accounting purposes, the reverse acquisition is treated as a recapitalization of SunStyle and not as a business combination, therefore, no value was allocated to the common stock issued in connection with the acquisition. The issuance of the shares was effected without registration under the Securities Act of 1933, as amended, in reliance upon the exemption from registration contained in Rule 504 of Regulation D promulgated under the Securities Act.

     In July 1998 and August 1998 we sold an aggregate of 35,000 shares of our common stock to two investors for an aggregate purchase price of $35,000.

     In October 1998, we issued 25,000 shares of our common stock to a consulting services firm in consideration of services to be rendered by such firm. Such services were valued at $25,000. The issuance of the shares was effected without registration under the Securities Act of 1933, as amended, in reliance upon the exemption from registration contained in Rule 504 of Regulation D promulgated under the Securities Act.

     In November 1998, we sold an aggregate of 10,000 shares of our common stock to one investor for an aggregate purchase price of $10,000.

     Between October 1998 and January 1999, we sold an aggregate of 1,621,392 shares of our common stock in a private placement for an aggregate consideration of $657,000. In connection with this private placement, in December 1998, Schoemann Venture Capital, LLC purchased, for an aggregate consideration of $400,000, 1,142,857 shares of our common stock and received warrants to purchase an additional 200,000 shares of our common stock at an exercise price of $0.35 per share. In January 1999, Schoemann Venture Capital, LLC acquired the 200,000 shares under its warrant agreement for an aggregate consideration of $70,000. The issuance of the shares was effected without registration under the Securities Act of 1933, as amended, in reliance upon the exemption from registration contained in Rule 504 of Regulation D promulgated under the Securities Act.

     In January 1999, we issued 94,286 shares of our common stock in consideration of services rendered, such services were valued at approximately $33,000. The issuance of the shares was effected without registration under the Securities Act of 1933, as amended, in reliance upon the exemption from registration contained in Rule 504 of Regulation D promulgated under the Securities Act.

      With respect to the foregoing transactions made in reliance upon the exemption contained in Rule 504 of Regulation D, it has since come to our attention that such transactions may not have been made in compliance with Rule
504. Although there is no definitive answer as to whether we violated Rule 504, we have reclassified amounts previously recorded as stockholders' equity to a liability line item on our balance sheet. More specifically, the recorded amount of shares subject to rescission is $5,613,000 as of March 31, 2000, excluding related accrued interest of $1,138,000 of which $505,000 has been charged to interest expense during the nine month period ended March 31, 2000. These amounts are shown on our balance sheet under the line item "Common Stock Subject to Rescission."

     In January 1999, we acquired all of the outstanding capital stock of Prestige Travel Services II, Inc., a retail travel agency with an independent agent sales program and an internet cruise brokerage operation, for $1,600,000, which we paid through the issuance of 800,000 shares of Series A Convertible Preferred Stock, or $2.00 per share of preferred stock. The conversion price of the Series A Convertible Preferred Stock was $1.06875 per share. In August 1999, the holders of the Series A Convertible Preferred Stock converted their shares of preferred stock into 1,497,076 shares of common stock. In connection with this acquisition, we issued 74,854 shares of common stock in payment of a finder's fee to a third party.

     In January 1999, Schoemann Venture Capital, LLC, purchased a convertible note in the principal amount of $222,000 and warrants to purchase 250,000 shares of our common stock at an exercise price of $.35 per share, for an aggregate consideration of $222,000. In February 1999, Schoemann Venture Capital, LLC subsequently converted its note into 634,286 shares of our common stock.

     In January 1999, we issued an aggregate of 51,000 shares of our common stock to employees and consultants in full and complete satisfaction and in payment of services rendered. The fair market value of the common stock on the date of issuance was $140,250.

     In January 1999, we issued an aggregate of 12,147 shares of our common stock to four vendors in full and complete satisfaction of accounts payable to such vendors. The fair market value of the common stock on the date of issuance was $33,404.

     In February 1999, we sold an aggregate of 10,000 shares of our common stock to one investor for an aggregate purchase price of $10,000.

     In February 1999, we entered into an asset purchase agreement with Design-A-Tour pursuant to which we acquired certain assets of Design-A-Tour valued at approximately $75,000. We issued an aggregate of 36,320 shares of our common stock as payment for the acquired assets.

     In April 1999, we sold, for an aggregate consideration of $25,000, a convertible debenture in the principal amount of $25,000 and warrants to purchase 5,000 shares of our common stock at a purchase price of $1.00 per share. The holder of the convertible note converted its note into 25,000 shares of our common stock in December 1999. In March 2000, the investor exercised the warrant to purchase 5,000 shares of our common stock.

     In April 1999, Schoemann Venture Capital, LLC, purchased, for an aggregate consideration of $1,000,000, a convertible note in the principal amount of $1,000,000 and warrants to purchase 750,000 shares of our common stock at a purchase price of $1.75 per share. In May 1999, Schoemann Venture Capital, LLC converted its note into 2,300,000 shares of our common stock.

     In April 1999, we entered into a consulting agreement with Schoemann Venture Capital, LLC. This agreement was amended in June 1999 to provide, among other things, that Schoemann Venture Capital, LLC is entitled to receive a monthly consulting fee of $13,333 and warrants to purchase 750,000 shares of our common stock at an exercise price of $2.00.

     In June 1999, Schoemann Venture Capital, LLC purchased, for an aggregate consideration of $1,000,000, a convertible note in the principal amount of $1,000,000 and warrants to purchase 2,750,000 shares of our common stock at an exercise price of $2.00 per share. In June 1999, Schoemann Venture Capital, LLC converted its note into 2,000,000 shares of our common stock. The convertible note, the warrants and the shares issued upon conversion of the convertible note were issued in connection with a private placement in reliance upon the exemption from registration contained in Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended.

     In July 1999, we entered into an asset purchase agreement pursuant to which we acquired certain assets of Integrity Credit Services, an entity doing business under the names Intrepid Travel and Goldmark Travel. We issued an aggregate of 140,000 shares of our common stock in payment for the assets we acquired. The assets were valued at approximately $67,000.

     In July 1999, we issued incentive stock options to purchase an aggregate of 2,000,000 shares of our common stock at an exercise price of $.50 per share to our chief executive officer in consideration of services provided and to be provided. These options expire ten years from the date of grant.

     In August 1999, we issued an aggregate of 40,000 shares of our common stock in consideration of services provided by an employee. The fair market value of the common stock on the date of issuance was $66,563.

     In August 1999, we issued incentive stock options to an employee to purchase 15,000 shares of our common stock at an exercise price of $1.00 per share. These options expire three years from the date of grant.

     In October 1999, we issued an aggregate of 168,954 shares of our common stock to a consultant in consideration and in payment for expenses and services rendered. Such expenses and services were valued at approximately $134,000.

     In December 1999, we sold 25,000 shares of our common stock to one investor for a purchase price of $.40 per share, or an aggregate consideration of $10,000.

     In December 1999, we issued 840,000 shares of our common stock to Schoemann Venture Capital, LLC in consideration of the payment of penalties resulting from not having a registration statement declared effective by the SEC prior to a specified date in the prior financing agreements with Schoemann Venture Capital, LLC.

     In December 1999, we granted incentive stock options to purchase 50,000 shares of our common stock at an exercise price of $1.00 per share to one of our employee/directors. These options expire three years from the date of grant. We also granted nonqualified stock options to purchase 50,000 shares of our common stock to a non-employee director and to an employee/director at an exercise price of $1.00 per share. These options also expire three years from the date of grant.

     In December 1999, Schoemann Venture Capital, LLC and GCD Investments, LLC, an unrelated third party, purchased, for an aggregate consideration of $250,000 and $500,000, respectively, 714,286 and 1,458,571 shares of common stock, respectively, at a price of $0.35 per share. In connection with this transaction, we repriced outstanding warrants to purchase 4,250,000 shares of our common stock. The last sale price of our common stock on December 20, 1999 as quoted on the OTC Bulletin Board was $0.50 per share. These agreements were terminated in January 2000, as described below.

     In January 2000, we issued 240,000 shares of our common stock to Schoemann Venture Capital, LLC in consideration of the payment of penalties resulting from not having a registration statement declared effective by the SEC prior to a specified date in the prior financing agreements with Schoemann Venture Capital, LLC.

     In January 2000, we terminated the December agreements with Schoemann Venture Capital, LLC and GCD Investments, LLC and entered into an agreement with Schoemann Venture Capital, LLC, pursuant to which we sold warrants to purchase 1,150,000 shares of our common stock at an exercise price of $0.25 per share, for an aggregate consideration of $250,000. In addition, we also agreed to issue warrants to purchase an aggregate of 800,000 shares of our common stock at an exercise price of $0.25 per share in payment of penalties to Schoemann Venture Capital, LLC resulting from not having a registration statement declared effective by the SEC prior to a specified date in the prior agreements with

Schoemann Venture Capital, LLC. We also agreed that the exercise price for all outstanding warrants to purchase 4,500,000 shares of our common stock that were previously sold to Schoemann Venture Capital, LLC would be further reduced to $0.25 per share. Finally, we agreed that all rights and obligations of the parties under the earlier agreements with Schoemann Venture Capital, LLC, aside from certain registration rights and rights to receive a 5% commission on certain sales of our securities, were terminated in all respects.

     In January 2000, we entered into an agreement with GCD Investments, LLC, which replaced an existing agreement dated December 20, 1999, pursuant to which we sold warrants to purchase 2,300,000 shares of our common stock at an exercise price of $0.25 per share, for an aggregate consideration of $500,000.

     In January 2000, we issued warrants to purchase 200,000 shares of our common stock at an exercise price of $0.75 per share to three consultants for services provided and to be provided by such consultants.

     In January 2000, we issued an aggregate of 30,000 shares of our common stock in consideration of services provided by an employee.

     In January and February 2000, we issued an aggregate of 1,335,401 shares of our common stock for net proceeds of $1,444,345 in a private placement. In addition, in connection with the private placement, we issued warrants to purchase an aggregate of 1,024,535 shares of our common stock at a weighted average exercise price of $0.82 per share.

     In March 2000, we issued an aggregate of 362,836 shares of common stock for net proceeds of $733,552 in private placement. In addition, in connection with the private placement, we issued warrants to purchase an aggregate of 36,282 shares of our common stock as a weighted average exercise price of $4.56 per share.

     In May 2000, we issued 9.5% convertible debentures in the principal amount of $350,000 and warrants to purchase 35,000 shares of common stock at $2.00 per share, for aggregate consideration of $350,000.

     Except as otherwise specified, to the extent that the foregoing transactions constituted "sales" within the meaning of the Securities Act, the securities issued in such transactions were not registered under the Securities Act in reliance upon the exemption from registration set forth in Section 4(2) thereof, relating to sales by an issuer not involving any public offering. Each of the foregoing transactions, to the extent constituting "sales" within the meaning of the Securities Act, were exempt under the applicable exemption based on the following facts: to our knowledge, there was no general solicitation, there were a limited number of purchasers, the purchasers were provided with or had access to information about our company, and either the purchasers or their respective representatives were sophisticated about business and financial matters; and, as applicable, the purchasers were "accredited investors" within the meaning of Rule 501 under the Securities Act and the Company took reasonable steps to assure that the purchasers were not underwriters within the meaning of
Section 2(11) under the Securities Act.

         None of the foregoing transactions, either individually or in the aggregate, involved a public offering.

ITEM 16(a). EXHIBITS

----------------------------------------------------------------------------------------------------------------------------
EXHIBIT NO.               DESCRIPTION
----------------------------------------------------------------------------------------------------------------------------
2.1                       Agreement and Plan of Acquisition Agreement dated July 14, 1999 between Affinity International
                          Systems, Inc. ("Affinity") and SunStyle International Holidays, Inc.*
----------------------------------------------------------------------------------------------------------------------------
2.2                       Affinity/Prestige Acquisition Agreement dated January 1, 1999*
----------------------------------------------------------------------------------------------------------------------------
2.3                       Asset Purchase Agreement between Affinity Design-A-Tour, Inc. dated February 3, 1999*
----------------------------------------------------------------------------------------------------------------------------
2.4                       Asset Purchase Agreement between Affinity and Integrity Credit Services, Inc. (d/b/a Intrepid
                          Travel and/or Goldmark Travel) dated July 15, 1999*
----------------------------------------------------------------------------------------------------------------------------
2.5                       Agreement dated December 29, 1999 between Affinity, Prestige Travel Services II, Anita LaScala,
                          Ron LaScala, Kimberly LaScala and Prestige Travel Systems*
----------------------------------------------------------------------------------------------------------------------------
3.1                       Articles of Incorporation, as amended*
----------------------------------------------------------------------------------------------------------------------------
3.2                       Bylaws of Affinity International Travel Systems, Inc.*
----------------------------------------------------------------------------------------------------------------------------
4.1                       Specimen Certificate of Common Stock*
----------------------------------------------------------------------------------------------------------------------------
4.2                       Subscription Agreement between Affinity and Schoemann Venture Capital, LLC dated December 2,
                          1998*
----------------------------------------------------------------------------------------------------------------------------
4.3                       Warrant Subscription Agreement between Affinity and Schoemann Venture Capital, LLC dated
                          December 2, 1998*
----------------------------------------------------------------------------------------------------------------------------
4.4                       Amendment to Subscription Agreement between Affinity and Schoemann Venture Capital, LLC dated
                          January 21, 1999*
----------------------------------------------------------------------------------------------------------------------------
4.5                       Warrant Subscription Agreement between Affinity and Schoemann Venture Capital, LLC dated January
                          15, 1999*
----------------------------------------------------------------------------------------------------------------------------
4.6                       Restatement of Subscription Agreement between Affinity and Schoemann Venture Capital, LLC dated
                          January 31, 1999*
----------------------------------------------------------------------------------------------------------------------------
4.7                       Subscription Agreement between Affinity and Schoemann Venture Capital, LLC dated April 23, 1999*
----------------------------------------------------------------------------------------------------------------------------
4.8                       Warrant Subscription Agreement between Affinity and Schoemann Venture Capital, LLC dated April
                          23, 1999*
----------------------------------------------------------------------------------------------------------------------------
4.9                       Consulting Agreement between Affinity and Schoemann Venture Capital, LLC dated April 23, 1999*
----------------------------------------------------------------------------------------------------------------------------
4.10                      Subscription Agreement between Affinity and Schoemann Venture Capital, LLC dated June 10, 1999*
----------------------------------------------------------------------------------------------------------------------------
4.11                      Warrant Subscription Agreement between Affinity and Schoemann Venture Capital, LLC dated June
                          10, 1999*
----------------------------------------------------------------------------------------------------------------------------
4.12                      Subscription Agreement between Affinity and Schoemann Venture Capital, LLC dated December 20,
                          1999*
----------------------------------------------------------------------------------------------------------------------------
4.13                      Letter Agreement between Affinity and Schoemann Venture Capital, LLC effective date as of
                          September 1, 1999*
----------------------------------------------------------------------------------------------------------------------------
4.14                      First Amended and Restated Consulting Agreement between Schoemann Venture Capital, LLC dated
                          June 1, 1999*
----------------------------------------------------------------------------------------------------------------------------
4.15                      Termination of Agreements by and between Affinity and Schoemann Venture Capital, LLC dated
                          January 26, 2000*
----------------------------------------------------------------------------------------------------------------------------
4.16                      Warrant Subscription Agreement dated January 26, 2000 which amends and restates the Warrant
                          Subscription Agreement dated January 15, 1999, as amended on January 31, 1999*
----------------------------------------------------------------------------------------------------------------------------
4.17                      Warrant Subscription Agreement dated January 26, 2000 which amends and restates the Warrant
                          Subscription Agreement dated April 23, 1999*
----------------------------------------------------------------------------------------------------------------------------

 4.18                     Warrant Subscription Agreement dated January 26, 2000 which amends and restates the Warrant
                          Subscription Agreement dated June 1, 1999*
----------------------------------------------------------------------------------------------------------------------------
 4.19                     Warrant Subscription Agreement dated January 26, 2000 which amends and restates the Warrant
                          Subscription Agreement dated June 10, 1999*
----------------------------------------------------------------------------------------------------------------------------
 4.20                     Warrant Subscription Agreement between Affinity and Schoemann Venture Capital, LLC dated January
                          26, 2000 regarding an Amendment and Restatement of the Subscription Agreement dated December 20,
                          1999*
----------------------------------------------------------------------------------------------------------------------------
 4.21                     Subscription Agreement between Affinity and GCD Investments, LLC dated December 20, 1999*
----------------------------------------------------------------------------------------------------------------------------
 4.22                     Termination of Agreements between Affinity and GCD Investments, LLC dated January 26, 1999*
----------------------------------------------------------------------------------------------------------------------------
 4.23                     Warrant Subscription Agreement between Affinity and GCD Investments, LLC dated January 26, 2000 regarding an Amendment and Restatement of the Subscription  Agreement dated December 20, 1999*
----------------------------------------------------------------------------------------------------------------------------
 4.24                     Amended and Restated Stock Purchase Warrant dated January 26, 2000 and regarding the shares issued to Schoemann Venture Capital, LLC on January 15, 1999*
----------------------------------------------------------------------------------------------------------------------------
 4.25                     Amended and Restated Stock Purchase Warrant dated January 26, 2000 and regarding the shares issued to Schoemann Venture Capital, LLC on April 23, 1999*
----------------------------------------------------------------------------------------------------------------------------
 4.26                     Amended and Restated Stock Purchase dated January 26, 2000 and regarding the shares issued to
                          Schoemann Venture Capital, LLC on June 1, 1999*
----------------------------------------------------------------------------------------------------------------------------
 4.27                     Amended and Restated Stock Purchase Warrant dated January 26, 2000 and regarding the shares issued to Schoemann Venture Capital, LLC on June 10, 1999*
----------------------------------------------------------------------------------------------------------------------------
 4.28                     Stock Purchase Warrant issued to Schoemann Venture Capital, LLC dated December 20, 1999*
----------------------------------------------------------------------------------------------------------------------------
 4.29                     Stock Purchase Warrant issued to GCD Investments, LLC dated December 20, 1999*
----------------------------------------------------------------------------------------------------------------------------
 4.30                     Form of Subscription Agreement used in connection with Affinity's Private Placement in January
                          2000*
----------------------------------------------------------------------------------------------------------------------------
 4.31                     Form of Warrant used in connection with Affinity's Private Placement in January 2000*
----------------------------------------------------------------------------------------------------------------------------
 4.32                     Incentive Stock Option Agreement between Affinity and Daniel G. Brandano dated July 1, 1999*
----------------------------------------------------------------------------------------------------------------------------
 5.1                      Opinion of Brown, Rudnick, Freed & Gesmer**
----------------------------------------------------------------------------------------------------------------------------
10.1                      Lease Agreement Between Affinity and City Center Associates, Ltd. dated May 27, 1999*
----------------------------------------------------------------------------------------------------------------------------
10.2                      Employment Agreement dated July 1, 1999 between Affinity and Daniel Brandano*
----------------------------------------------------------------------------------------------------------------------------
10.3                      Employment Agreement dated July 1, 1999 between SunStyle International Holidays, Inc. and Mark
                          S. Mandula, as amended*
----------------------------------------------------------------------------------------------------------------------------
10.4                      1999 Combination Stock Option Plan*
----------------------------------------------------------------------------------------------------------------------------
10.5                      Management Agreement and Option to Purchase effective as of April 5, 1999*
----------------------------------------------------------------------------------------------------------------------------
10.6                      Termination and Settlement Agreement between Affinity, Prestige Travel Services II and Kenneth
                          Wiggins effective as of April 5, 1999*
----------------------------------------------------------------------------------------------------------------------------
10.7                      Software License Agreement between SunStyle International Holidays City and The SABRE Group,
                          Inc. dated April 26, 1997*
----------------------------------------------------------------------------------------------------------------------------
10.8                      Amendment No. 1 effective June 1, 1999 of Software License Agreement dated April 26, 1997*
----------------------------------------------------------------------------------------------------------------------------
10.9                      Consulting Agreement between Affinity and James E. Hicks dated December 20, 1999*
----------------------------------------------------------------------------------------------------------------------------
10.10                     Sabre Tourguide Agreement between the Sabre Group, Inc. and SunStyle International Holidays,
                          Inc.*
----------------------------------------------------------------------------------------------------------------------------
21.1                      Subsidiaries of Affinity International Travel Systems, Inc.*
----------------------------------------------------------------------------------------------------------------------------

23.1                      Consent of BDO Seidman LLP, independent auditors**
----------------------------------------------------------------------------------------------------------------------------
24.1                      Power of Attorney (contained on signature page of registration statement)*
----------------------------------------------------------------------------------------------------------------------------
27.1                      Financial Data Schedule*
----------------------------------------------------------------------------------------------------------------------------


*  Previously filed.
** Filed herewith.

ITEM 17. UNDERTAKINGS

        (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent ost-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

                PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's By-Laws, the Underwriting Agreement relating to this offering, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c) The undersigned Registrant hereby further undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on June 14, 2000.

                             AFFINITY INTERNATIONAL TRAVEL SYSTEMS, INC.


                             By:/s/ Daniel G. Brandano, Jr.
                                    -------------------------------------------
                               Daniel G. Brandano, Jr., Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                 TITLE                                                DATE

/s/ Daniel G. Brandano, Jr.               President, Chief Executive Officer and Director      June 14, 2000
-------------------------------
Daniel G. Brandano, Jr.

/s/ Gerard Lamontagne                     Vice President - Finance and Controller,             June 14, 2000
-------------------------------           (Principal Financial and Accounting Officer)
Gerard LaMontagne

/s/ Joan Brandano                         Secretary and Director                               June 14, 2000
-------------------------------
Joan Brandano


/s/ John Vahl                             Director                                             June  14, 2000
-------------------------------
John Vahl

                                                             EXHIBIT INDEX

----------------------------------------------------------------------------------------------------------------------------
EXHIBIT NO.               DESCRIPTION
----------------------------------------------------------------------------------------------------------------------------
2.1                       Agreement and Plan of Acquisition Agreement dated July 14, 1999 between Affinity International
                          Systems, Inc. ("Affinity") and SunStyle International Holidays, Inc.*
----------------------------------------------------------------------------------------------------------------------------
2.2                       Affinity/Prestige Acquisition Agreement dated January 1, 1999*
----------------------------------------------------------------------------------------------------------------------------
2.3                       Asset Purchase Agreement between Affinity Design-A-Tour, Inc. dated February 3, 1999*
----------------------------------------------------------------------------------------------------------------------------
2.4                       Asset Purchase Agreement between Affinity and Integrity Credit Services, Inc. (d/b/a Intrepid
                          Travel and/or Goldmark Travel) dated July 15, 1999*
----------------------------------------------------------------------------------------------------------------------------
2.5                       Agreement dated December 29, 1999 between Affinity, Prestige Travel Services II, Anita LaScala,
                          Ron LaScala, Kimberly LaScala and Prestige Travel Systems*
----------------------------------------------------------------------------------------------------------------------------
3.1                       Articles of Incorporation, as amended*
----------------------------------------------------------------------------------------------------------------------------
3.2                       Bylaws of Affinity International Travel Systems, Inc.*
----------------------------------------------------------------------------------------------------------------------------
4.1                       Specimen Certificate of Common Stock*
----------------------------------------------------------------------------------------------------------------------------
4.2                       Subscription Agreement between Affinity and Schoemann Venture Capital, LLC dated December 2,
                          1998*
----------------------------------------------------------------------------------------------------------------------------
4.3                       Warrant Subscription Agreement between Affinity and Schoemann Venture Capital, LLC dated
                          December 2, 1998*
----------------------------------------------------------------------------------------------------------------------------
4.4                       Amendment to Subscription Agreement between Affinity and Schoemann Venture Capital, LLC dated
                          January 21, 1999*
----------------------------------------------------------------------------------------------------------------------------
4.5                       Warrant Subscription Agreement between Affinity and Schoemann Venture Capital, LLC dated January
                          15, 1999*
----------------------------------------------------------------------------------------------------------------------------
4.6                       Restatement of Subscription Agreement between Affinity and Schoemann Venture Capital, LLC dated
                          January 31, 1999*
----------------------------------------------------------------------------------------------------------------------------
4.7                       Subscription Agreement between Affinity and Schoemann Venture Capital, LLC dated April 23, 1999*
----------------------------------------------------------------------------------------------------------------------------
4.8                       Warrant Subscription Agreement between Affinity and Schoemann Venture Capital, LLC dated April
                          23, 1999*
----------------------------------------------------------------------------------------------------------------------------
4.9                       Consulting Agreement between Affinity and Schoemann Venture Capital, LLC dated April 23, 1999*
----------------------------------------------------------------------------------------------------------------------------
4.10                      Subscription Agreement between Affinity and Schoemann Venture Capital, LLC dated June 10, 1999*
----------------------------------------------------------------------------------------------------------------------------
4.11                      Warrant Subscription Agreement between Affinity and Schoemann Venture Capital, LLC dated June
                          10, 1999*
----------------------------------------------------------------------------------------------------------------------------
4.12                      Subscription Agreement between Affinity and Schoemann Venture Capital, LLC dated December 20,
                          1999*
----------------------------------------------------------------------------------------------------------------------------
4.13                      Letter Agreement between Affinity and Schoemann Venture Capital, LLC effective date as of
                          September 1, 1999*
----------------------------------------------------------------------------------------------------------------------------
4.14                      First Amended and Restated Consulting Agreement between Schoemann Venture Capital, LLC dated
                          June 1, 1999*
----------------------------------------------------------------------------------------------------------------------------
4.15                      Termination of Agreements by and between Affinity and Schoemann Venture Capital, LLC dated
                          January 26, 2000*
----------------------------------------------------------------------------------------------------------------------------
4.16                      Warrant Subscription Agreement dated January 26, 2000 which amends and restates the Warrant
                          Subscription Agreement dated January 15, 1999, as amended on January 31, 1999*
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
EXHIBIT NO.               DESCRIPTION
----------------------------------------------------------------------------------------------------------------------------
 4.17                     Warrant Subscription Agreement dated January 26, 2000 which amends and restates the Warrant
                          Subscription Agreement dated April 23, 1999*
----------------------------------------------------------------------------------------------------------------------------
 4.18                     Warrant Subscription Agreement dated January 26, 2000 which amends and restates the Warrant
                          Subscription Agreement dated June 1, 1999*
----------------------------------------------------------------------------------------------------------------------------
 4.19                     Warrant Subscription Agreement dated January 26, 2000 which amends and restates the Warrant
                          Subscription Agreement dated June 10, 1999*
----------------------------------------------------------------------------------------------------------------------------
 4.20                     Warrant Subscription Agreement between Affinity and Schoemann Venture Capital, LLC dated January
                          26, 2000 regarding an Amendment and Restatement of the Subscription Agreement dated December 20,
                          1999*
----------------------------------------------------------------------------------------------------------------------------
 4.21                     Subscription Agreement between Affinity and GCD Investments, LLC dated December 20, 1999*
----------------------------------------------------------------------------------------------------------------------------
 4.22                     Termination of Agreements between Affinity and GCD Investments, LLC dated January 26, 1999*
----------------------------------------------------------------------------------------------------------------------------
 4.23                     Warrant Subscription Agreement between Affinity and GCD Investments, LLC dated January 26, 2000 regarding an Amendment and Restatement of the Subscription Agreement dated December 20, 1999*
----------------------------------------------------------------------------------------------------------------------------
 4.24                     Amended and Restated Stock Purchase Warrant dated January 26, 2000 and regarding the shares issued to Schoemann Venture Capital, LLC on January 15, 1999*
----------------------------------------------------------------------------------------------------------------------------
 4.25                     Amended and Restated Stock Purchase Warrant dated January 26, 2000 and regarding the shares issued to Schoemann Venture Capital, LLC on April 23, 1999*
----------------------------------------------------------------------------------------------------------------------------
 4.26                     Amended and Restated Stock Purchase dated January 26, 2000 and regarding the shares issued to
                          Schoemann Venture Capital, LLC on June 1, 1999*
----------------------------------------------------------------------------------------------------------------------------
 4.27                     Amended and Restated Stock Purchase Warrant dated January 26, 2000 and regarding the shares issued to Schoemann Venture Capital, LLC on June 10, 1999*
----------------------------------------------------------------------------------------------------------------------------
 4.28                     Stock Purchase Warrant issued to Schoemann Venture Capital, LLC dated December 20, 1999*
----------------------------------------------------------------------------------------------------------------------------
 4.29                     Stock Purchase Warrant issued to GCD Investments, LLC dated December 20, 1999*
----------------------------------------------------------------------------------------------------------------------------
 4.30                     Form of Subscription Agreement used in connection with Affinity's Private Placement in January
                          2000*
----------------------------------------------------------------------------------------------------------------------------
 4.31                     Form of Warrant used in connection with Affinity's Private Placement in January 2000*
----------------------------------------------------------------------------------------------------------------------------
 4.32                     Incentive Stock Option Agreement between Affinity and Daniel G. Brandano dated July 1, 1999*
----------------------------------------------------------------------------------------------------------------------------
 5.1                      Opinion of Brown, Rudnick, Freed & Gesmer**
----------------------------------------------------------------------------------------------------------------------------
10.1                      Lease Agreement Between Affinity and City Center Associates, Ltd. dated May 27, 1999*
----------------------------------------------------------------------------------------------------------------------------
10.2                      Employment Agreement dated July 1, 1999 between Affinity and Daniel Brandano*
----------------------------------------------------------------------------------------------------------------------------
10.3                      Employment Agreement dated July 1, 1999 between SunStyle International Holidays, Inc. and Mark
                          S. Mandula, as amended*
----------------------------------------------------------------------------------------------------------------------------
10.4                      1999 Combination Stock Option Plan*
----------------------------------------------------------------------------------------------------------------------------
10.5                      Management Agreement and Option to Purchase effective as of April 5, 1999*
----------------------------------------------------------------------------------------------------------------------------
10.6                      Termination and Settlement Agreement between Affinity, Prestige Travel Services II and Kenneth
                          Wiggins effective as of April 5, 1999*
----------------------------------------------------------------------------------------------------------------------------
10.7                      Software License Agreement between SunStyle International Holidays City and The SABRE Group,
                          Inc. dated April 26, 1997*
----------------------------------------------------------------------------------------------------------------------------
10.8                      Amendment No. 1 effective June 1, 1999 of Software License Agreement dated April 26, 1997*
----------------------------------------------------------------------------------------------------------------------------
10.9                      Consulting Agreement between Affinity and James E. Hicks dated December 20, 1999*
----------------------------------------------------------------------------------------------------------------------------
10.10                     Sabre Tourguide Agreement between the Sabre Group, Inc. and SunStyle International Holidays,
                          Inc.*
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
EXHIBIT NO.               DESCRIPTION
----------------------------------------------------------------------------------------------------------------------------
21.1                      Subsidiaries of Affinity International Travel Systems, Inc.*
----------------------------------------------------------------------------------------------------------------------------
23.1                      Consent of BDO Seidman LLP, independent auditors**
----------------------------------------------------------------------------------------------------------------------------
24.1                      Power of Attorney (contained on signature page of registration statement)*
----------------------------------------------------------------------------------------------------------------------------
27.1                      Financial Data Schedule*
----------------------------------------------------------------------------------------------------------------------------


*  Previously filed.
** Filed herewith.